Exhibit 2.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

W2007/ACEP MANAGERS VOTECO, LLC,

W2007/ACEP HOLDINGS, LLC

and

GOLDEN ENTERTAINMENT, INC.

Dated as of June 10, 2017

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	ARTICLE IV

	Conditions

4.1	Conditions to Each Party’s Obligation to Effect the Transaction	62
4.2	Conditions to Obligations of Buyer	62
4.3	Conditions to Obligations of Seller	63

	ARTICLE V

	Termination

5.1	Termination	64
5.2	Effect of Termination and Abandonment	65
	ARTICLE VI

	Miscellaneous and General

6.1	Survival	67
6.2	Modification or Amendment	67
6.3	Waiver of Conditions	68
6.4	Counterparts	68
6.5	GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE	68
6.6	Notices	70
6.7	Entire Agreement	71
6.8	No Third Party Beneficiaries	72
6.9	Obligations of Buyer and of Seller	72
6.10	Definitions	72
6.11	Severability	72
6.12	Interpretation; Construction	73
6.13	Assignment	74
6.14	Transfer Taxes	74
6.15	Disclosure Letters	74
6.16	Non-Recourse	75
6.17	Release	75

Schedules

Schedule A – Working Capital Line Items

Schedule B – Balance Sheet Principles

Exhibits

Exhibit I – Stockholder’s Agreement

Exhibit II – Registration Rights Agreement

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MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT, dated as of June 10, 2017 (hereinafter called this “Agreement”), is entered into by and among Golden Entertainment, Inc., a Minnesota corporation (“Buyer”), W2007/ACEP Managers Voteco, LLC, a Delaware limited liability company (“Voteco”), and W2007/ACEP Holdings, LLC, a Delaware limited liability company (“Holdco,” and together with Voteco, “Seller”). Holdco, Voteco and Buyer are each a “Party” and collectively the “Parties”.

RECITALS

WHEREAS, Seller owns all of the issued and outstanding membership interests of American Casino & Entertainment Properties, LLC, a Delaware limited liability company (the “Company”); and

WHEREAS, Seller desires to sell, and Buyer desires to purchase, all of the issued and outstanding membership interests of the Company (the “Company Membership Interests”) on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises, representations, warranties, covenants and agreements contained herein, and subject to the conditions set forth herein, the Parties agree as follows:

ARTICLE I

Purchase of Company Membership Interests; Closing

1.1 Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller will sell, convey, assign, transfer and deliver to Buyer, free and clear of all liens, charges, pledges, security interests, mortgages, claims, restrictions (other than restrictions arising under applicable securities Laws or Gaming Laws), or other encumbrances (each a “Lien”), and Buyer will purchase, acquire and accept from Seller, all of Seller’s right, title and interest in and to the Company Membership Interests (together with the payment of the Cash Consideration and issuance of the Buyer Shares to Seller, the “Transaction”).

1.2 Payment at Closing; Estimated Closing Statement.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall:

(i) pay to Seller an amount in cash equal to (A) seven hundred eighty one million dollars ($781,000,000.00), (B) plus or minus, as applicable, Seller’s reasonable and good faith estimate of the amount by which the estimated Closing Working Capital exceeds ten million dollars ($10,000,000) (the “Target Working Capital Amount”) (which amount shall be added) or the amount by which the estimated Closing Working Capital is less than the Target Working Capital Amount (which amount shall be deducted) (such estimate, the “Working Capital Adjustment Estimate”), (C) minus Seller’s reasonable and good faith estimate of Closing Indebtedness (such estimate, the “Closing Indebtedness Estimate”), and (D) minus the Escrow Deposit (the sum of the foregoing clauses (A) through (D), the “Cash Consideration”);

(ii) issue and deliver to Holdco 4,046,494 shares (the “Buyer Shares,” and, together with the Cash Consideration as such amount is finally determined pursuant to Section 1.5, the “Purchase Price”) of Buyer’s common stock, par value $0.01 per share (the “Buyer Common Stock”), free and clear of all Liens (other than restrictions arising under applicable securities Laws, Gaming Laws and the Stockholder’s Agreement). The Buyer Shares shall be represented by one or more certificates bearing a legend or legends referencing restrictions on transfer of the Buyer Shares under the Securities Act and under the Stockholder’s Agreement, which legend shall state in substance:

“THESE SECURITIES AND THE SECURITIES ISSUABLE UPON THE EXCHANGE THEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT (1) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT RELATING TO SUCH SECURITIES UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND THE SECURITIES LAWS OF OTHER JURISDICTIONS.

THESE SECURITIES ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS SET FORTH IN THE STOCKHOLDER’S AGREEMENT, DATED AS OF [ 🌑 ], BETWEEN GOLDEN ENTERTAINMENT, INC., A MINNESOTA CORPORATION, AND W2007/ACEP HOLDINGS, LLC, A DELAWARE LIMITED LIABILITY COMPANY, AS AMENDED FROM TIME TO TIME, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE COMPANY.”

(iii) pay and discharge (on behalf of the Company) all Indebtedness set forth in the Payoff Letter to the Person(s) and in the manner specified in the Payoff Letter.

(b) No later than three (3) business days prior to the Closing Date, Seller shall deliver to Buyer a statement (the “Estimated Statement”) setting forth (i) the Working Capital Adjustment Estimate, (ii) the Closing Indebtedness Estimate, and (iii) the resulting Cash Consideration (the “Estimated Cash Consideration”). The Estimated Statement shall be prepared in accordance with the Balance Sheet Principles and signed by a duly authorized officer of Seller. On the Closing Date, a physical inventory of all cash at the Owned Properties (including cash in the cage and cash on the floor) (the “Cage Cash”) to which the Company or its Subsidiaries have ownership shall be conducted by RSM US LLP (the “Cash Count”). Buyer and Seller and their respective Representatives shall have the right to observe the taking of such physical inventory. The Statement, including the calculation of Closing Working Capital therein, pursuant to Section 1.5 will reflect the amount of Cage Cash as shown by the Cash Count and neither Buyer nor Seller will be entitled to use any other value for Cage Cash other than as determined by the Cash Count.

1.3 Closing. The closing of the Transaction (the “Closing”) shall take place (a) at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York, at 9:00 A.M. on the third (3rd) business day following the first day on which all of the conditions set forth in Article IV (other than those conditions that by their nature are to be satisfied by deliveries made at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing) have been satisfied or waived in accordance with this Agreement; provided, however, that if the Marketing Period has not been completed at the time which all of the conditions set forth in Article IV (other than those conditions that by their nature are to be satisfied by deliveries made at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing) have been satisfied or waived in accordance with this Agreement, the Closing shall occur on the earlier to occur of (i) a date during the Marketing Period specified by Buyer on no less than three (3) business days’ notice to the Seller and (ii) the third (3rd) business day after the end of the Marketing Period (subject, in each case, to the satisfaction or waiver of the conditions set forth in Article IV as of the date determined pursuant to this proviso (other than those conditions that by their nature are to be satisfied by deliveries at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing)), or (b) at such other time and place as Seller and Buyer may agree in writing. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

1.4 Deliveries at Closing.

(a) In addition to the Purchase Price, at or prior to the Closing, Buyer shall deliver, or cause to be delivered, to Seller the following:

(i) a stockholder’s agreement, duly executed by Buyer, in the form attached hereto as Exhibit I (the “Stockholder’s Agreement”);

(ii) a registration rights agreement, duly executed by Buyer, in the form attached hereto as Exhibit II (the “Registration Rights Agreement”);

(iii) an assignment and assumption agreement with respect to the transfer of the Company Membership Interests in accordance with the provisions of this Agreement, duly executed by Buyer, in form and substance reasonably satisfactory to the Parties (the “Assignment and Assumption Agreement”); and

(iv) duly executed written waivers from each party to the Shareholders’ Agreement dated as of January 25, 2015 between, inter alia, Lakes Entertainment, Inc. and The Blake L. Sartini and Delise F. Sartini Family Trust, sufficient (to the reasonable satisfaction of Seller) to permit one (1) Board observer appointed by Seller after Closing, subject to and in accordance with the terms of the Stockholder’s Agreement.

(b) At or prior to the Closing, Seller shall deliver, or cause to be delivered, to Buyer the following:

(i) a duly executed counterpart to each of the Stockholder’s Agreement, the Registration Rights Agreement and the Assignment and Assumption Agreement;

(ii) affidavits of non-foreign status of each of Voteco and Holdco that complies with Section 1445 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), executed by a duly authorized officer of Seller; and

(iii) the Payoff Letter.

1.5 Cash Consideration Adjustment.

(a) As promptly as practicable following the Closing Date (but in any event within 90 days thereafter), Buyer shall prepare, or cause to be prepared, and deliver to Seller a statement (the “Statement”) setting forth its calculation of (i) Working Capital immediately prior to the Closing (“Closing Working Capital”), (ii) the aggregate amount of Indebtedness immediately prior to the Closing (“Closing Indebtedness”) and (iii) the resulting Cash Consideration (as such Cash Consideration is finally determined in accordance with this Section 1.5, the “Final Cash Consideration”). The Statement shall be prepared in accordance with the Balance Sheet Principles. For the avoidance of doubt, the Statement will contain the same values for items (A) and (D) in the definition of Cash Consideration as the values in the Estimated Statement.

(b) The Statement shall become final and binding upon the Parties on the 45th day following delivery thereof, unless on or prior to such 45th day Seller gives written notice of its disagreement with the Statement (a “Notice of Disagreement”) to Buyer prior to such date stating that Seller disputes one or more items contained in the Statement (a “Disputed Item”) and specifying in reasonable detail each Disputed Item. If Seller delivers a Notice of Disagreement, then Buyer and Seller shall seek in good faith to resolve the Disputed Items during the 30-day period beginning on the date Buyer receives the Notice of Disagreement (the “Resolution Period”). If Buyer and Seller reach agreement with respect to any Disputed Items, Buyer shall revise the Statement to reflect such agreement. If Buyer and Seller are unable to resolve all Disputed Items during the Resolution Period, Buyer and Seller shall promptly thereafter submit, in the form of a written brief, to an internationally recognized independent accounting firm (the “Accounting Firm”) for resolution of only such matters that were included by Seller in the Notice of Disagreement and that remain in dispute. The Accounting Firm shall be RSM US LLP or, if such firm is unable or unwilling to act, such other internationally recognized independent accounting firm as shall be mutually agreed upon by Seller and Buyer. If RSM US LLP is unable or unwilling to serve in such capacity and Seller and Buyer are not able to mutually agree upon an alternative accounting firm that is willing and able to serve in such capacity, then Buyer shall within ten (10) days deliver to Seller a listing of three (3) other accounting firms of nationally recognized standing in the U.S. and Seller shall within ten (10) days after receipt of such list, select one of such three (3) accounting firms to act as the Accounting Firm. The Accounting Firm shall act as an expert, not as an arbitrator.

(c) In resolving matters submitted to it pursuant to Section 1.5(b), the Accounting Firm shall be instructed to make its final determination on all matters within 30 days of its appointment.

(d) The scope of the disputes to be resolved by the Accounting Firm shall be limited to (i) the Disputed Items that were submitted to the Accounting Firm in accordance with Section 1.5(b) and (ii) the interest calculation in accordance with Section 1.5(g). The Accounting Firm’s determinations must be within the range of the amounts asserted by Seller and Buyer.

(e) The final determination by the Accounting Firm of the matters submitted to it pursuant to Section 1.5(b) shall: (i) be in writing, (ii) include the Accounting Firm’s calculation of any amount payable pursuant to Section 1.5(g), (iii) include the Accounting Firm’s determination of each matter submitted to it pursuant to Section 1.5(b) and (iv) be conclusive and binding upon Seller and Buyer for all purposes hereunder in the absence of manifest error. Buyer shall revise the Statement to reflect the final determination by the Accounting Firm of the Disputed Items.

(f) Judgment may be entered upon the determination of the Accounting Firm in any court selected in accordance with Section 6.5. The fees and expenses of the Accounting Firm pursuant to this Section 1.5 shall be borne by Seller and Buyer in inverse proportion as they may prevail on matters resolved by the Accounting Firm, which proportionate allocations shall also be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered on the merits of the matters submitted.

(g) If the Final Cash Consideration (as finally determined in accordance with this Section 1.5):

(i) is less than the Estimated Cash Consideration, the Escrow Agent (and, if applicable, Seller) in accordance with Section 1.6 shall, within five business days after the Statement becomes final and binding on the Parties, make payment to Buyer in U.S. dollars by wire transfer in immediately available funds of the amount of such difference;

(ii) is greater than the Final Cash Consideration, Buyer shall, within five business days after the Statement becomes final and binding on the Parties, make payment to Seller in U.S. dollars by wire transfer in immediately available funds of the amount of such difference; and

(iii) is equal to the Estimated Cash Consideration, no additional payment shall be required pursuant to this Section 1.5.

Any payment under this Section 1.5(g) shall be (X) made together with interest thereon at a rate equal to the rate of interest from time to time announced publicly by Citibank, N.A., as its prime rate, calculated on the basis of the actual number of days elapsed divided by 365, from the Closing Date to the date of payment (and applying to each such day the relevant rate of interest for that day) and (Y) treated as an adjustment to the Purchase Price for all Tax purposes, unless otherwise required by applicable Law.

(h) In connection with the determination of the Final Cash Consideration pursuant to this Section 1.5, following receipt of the Statement, (X) Buyer shall provide to Seller and its independent accountants, until final determination of the Final Cash Consideration, reasonable access during normal working hours to the facilities, books and records, personnel and accounts of the Company and the working papers of Buyer, the Company and Buyer’s independent accountants relating to the Statement, and (Y) Seller shall provide to Buyer and its independent accountants, until final determination of Closing Working Capital, reasonable access during normal working hours to the facilities, Seller’s books and records, personnel and accounts of Seller and the working papers of Seller and Seller’s independent accountants to the extent relating to the Statement; and

(i) The term “Working Capital” means the current assets less the current liabilities (excluding all Indebtedness) of the Company, comprising only those line items (and ignoring the purely illustrative numerical values) identified in the columns “Current Assets” and “Current Liabilities” in Schedule A, in each case calculated in accordance with the principles set forth in Schedule B (the “Balance Sheet Principles”).

(j) The term “Indebtedness” means, without duplication, with respect to the Company and each of its Subsidiaries, (i) all obligations for borrowed money; (ii) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (iii) all obligations of such Person evidenced by bonds (convertible or not), debentures, notes or similar instruments, but excluding undrawn surety bonds related to ongoing projects of such Person; (iv) all obligations of such Person for the payment of deferred purchase price, “earnout” or similar consideration in respect of property or services; (v) all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements (valued at the termination value thereof); (vi) all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances, to the extent drawn; (vii) all obligations of such Person under any lease of (or other arrangement conveying the right to use) real or personal property which obligation has been, or is required to be classified and accounted for as a capital lease on a balance sheet prepared in accordance with GAAP; (viii) all obligations or liabilities of such Person for accrued but unpaid interest, unpaid prepayment penalties, expenses, breakage fees, costs, make whole payments or premiums (to the extent due and payable) with respect to any liability or obligation of a type described in clauses (i) through (vii); and (ix) guarantees or other similar agreements (contingent or otherwise) by such Person to give assurance to a creditor against loss, directly or indirectly, of payment or collection of any of the indebtedness or obligations of another Person of the type set forth in the foregoing clauses (i) through (viii); provided that Indebtedness shall not include (X) any intercompany Indebtedness solely between or among the Company and its Subsidiaries, (Y) trade payables between the Company and/or its Subsidiaries and its or their respective customers or providers or (Z) any current liabilities (including operating or capital leases) to the extent such items are included as liabilities in the calculation of Working Capital.

1.6 Escrow Fund. On or prior to business day prior to the Closing Date, Seller, Buyer and the Escrow Agent shall enter into an escrow agreement in a form to be mutually agreed (the “Escrow Agreement”). Buyer shall, at the Closing, deliver an amount equal to five million dollars ($5,000,000) (the “Escrow Deposit”) in immediately available funds, to an account specified by a nationally recognized escrow agent mutually agreed upon by Buyer and Seller (acting in good faith) no later than 30 days prior to the Closing Date (the “Escrow Agent”), pursuant to instructions given to Buyer by the Escrow Agent at the Closing, which Escrow Deposit shall be held, safeguarded and released pursuant to the terms of this Agreement and the Escrow Agreement. The Escrow Deposit, together with any interest or dividends accrued thereon, are sometimes referred to herein collectively as the “WC Escrow.” Any payment pursuant to Section 1.5(g)(i) shall first be satisfied from the WC Escrow and then, if the WC Escrow is insufficient, any excess will be paid directly by Seller. If, after the payment of any amounts due pursuant to Section 1.5(g)(i) (or if no amounts are payable pursuant to Section 1.5(g)(i)), any amount remaining in the WC Escrow shall be distributed from the WC Escrow to Seller. The Parties shall jointly direct the Escrow Agent, pursuant to a joint direction letter, to make the distributions under Section 1.5(g)(i) and this Section 1.6 promptly after the final determination of the Final Cash Consideration pursuant to Section 1.5. The costs and expenses of the Escrow Agent shall be shared equally by Buyer and Seller.

1.7 Purchase Price Allocation.

(a) No later than one-hundred twenty (120) calendar days after Closing, Buyer shall prepare a schedule (the “Purchase Price Allocation Schedule”) allocating an amount equal to the payments made (including the Cash Consideration and Buyer Shares, in each case, subject to the applicable adjustments), and expenses incurred and liabilities deemed assumed, in connection with this Agreement that is treated as the purchase price for U.S. federal income tax purposes (the “Tax Purchase Price”) among the assets deemed to be purchased by Buyer pursuant to Section 3.15(b). The entire Tax Purchase Price and any adjustment thereto will be allocated for all U.S. federal income tax purposes (including for purposes of Sections 751 and 755 of the Code) among the assets of the Company. Such allocation shall be consistent with the provisions of Section 1060 of the Code, the Treasury Regulations promulgated thereunder and any similar provisions of state or local Laws, as applicable. Buyer shall adjust the Purchase Price Allocation Schedule from time to time to account for any adjustments to the Purchase Price provided in this Agreement. The Parties shall take no position contrary to the Purchase Price Allocation Schedule in any Tax Return or other Tax filing or proceeding; provided, however, that nothing contained herein shall prevent Buyer, its Affiliates or Seller from settling any proposed deficiency or adjustment by any Tax Authority based upon or arising out of the Purchase Price Allocation Schedule, and none of Buyer, its Affiliates nor Seller shall be required to litigate before any court any proposed deficiency or adjustment by any Tax Authority challenging the Purchase Price Allocation Schedule.

(b) Buyer shall deliver (or cause to be delivered) a draft of the Purchase Price Allocation Schedule (and any adjustments thereto) to Seller for Seller’s review and comment, and shall consider all such comments in good faith. If within thirty (30) calendar days after Seller’s receipt of the draft Purchase Price Allocation Schedule, Seller has not objected in writing to such draft Purchase Price Allocation Schedule, then such draft Purchase Price Allocation Schedule shall become the final Purchase Price Allocation Schedule (as it may be subject to adjustment from time to time pursuant to Section 1.7(a)). In the event that Seller objects in writing within such 30-day period, Buyer shall consider such objections in good faith and shall negotiate with Seller in good faith to resolve any outstanding disagreements. If Seller and Buyer are unable to reach agreement within thirty (30) calendar days after the date of Seller’s notice of objection, then (i) such dispute shall be resolved, and (ii) the final Purchase Price Allocation Schedule (as it may be subject to adjustment from time to time pursuant to Section 1.7(a)) shall be determined by the Accounting Firm. The final Purchase Price Allocation Schedule (as it may be subject to adjustment from time to time pursuant to Section 1.7(a)), as agreed upon by Buyer and Seller or otherwise determined pursuant to this Section 1.7(b), shall be final and binding upon the Parties. Each of Buyer and Seller shall bear all of their own respective fees, costs and expenses incurred in connection with the determination of the final Purchase Price Allocation Schedule (as it may be subject to adjustment from time to time pursuant to Section 1.7(a)), except that Buyer and Seller (collectively) shall each pay one-half (50%) of the fees, costs and expenses of the Accounting Firm, if any.

ARTICLE II

Representations and Warranties

2.1 Representations and Warranties Regarding Seller. Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to Buyer by Seller contemporaneously with the execution of this Agreement (the “Seller Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Seller Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent on the face of such disclosure), Seller represents and warrants to Buyer as of the date hereof and as of the Closing Date as follows:

(a) Organization and Good Standing. Each of Voteco and Holdco is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Voteco and Holdco has all requisite limited liability company power and authority to carry on its business as presently conducted, except where the failure to have such power or authority, would not, individually or in the aggregate, reasonably be likely to prevent, materially delay or materially impair the ability of Seller to consummate the Transaction and the other transactions contemplated hereby.

(b) Authorization. Each of Voteco and Holdco has all requisite limited liability company or similar power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the Transaction and the other transactions contemplated hereby and thereby. The execution and delivery by each of Voteco and Holdco of this Agreement and each other Transaction Agreement to which it will be a party, the performance of their obligations hereunder and thereunder and the consummation by each of Voteco and Holdco of the Transaction and the other transactions contemplated hereby and thereby have been duly authorized by all necessary limited liability company action of each of Voteco and Holdco. This Agreement has been, and each other Transaction Agreement to which Voteco or Holdco will be a party will be, duly executed and delivered by each of Voteco and Holdco and, assuming the due authorization, execution and delivery of this Agreement and each other Transaction Agreement by Buyer and any other party thereto (if applicable), constitutes (or, in the case of the other Transaction Agreements, will constitute) the legal, valid and binding obligation of each of Voteco and Holdco, enforceable against each of Voteco and Holdco in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights generally or, as to enforceability, by general equitable principles.

(c) No Conflicts. The execution and delivery of this Agreement by each of Voteco and Holdco and the execution and delivery of any other Transaction Agreement to which Voteco or Holdco will be a party, the performance of their obligations hereunder and thereunder and the consummation of the Transaction and the other transactions contemplated hereby and thereby, do not and will not constitute or result in (i) a breach or violation of, or a default under, the certificates of formation or limited liability company agreements of each of Voteco and Holdco, (ii) assuming compliance with or receipt of (as applicable) the matters referred to in clauses (A) through (C) of Section 2.2(c)(i), a breach or violation of any Law or material Permit to which Voteco or Holdco is subject (with or without notice, lapse of time or both), (iii) a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under, or the change of any rights of Voteco or Holdco under any contract, commitment, understanding or arrangement binding upon Voteco or Holdco (with or without notice, lapse of time or both) or (iv) the creation of any Lien on any of the assets of Voteco or Holdco (including the Company Membership Interests), except, in the case of clauses (ii), (iii) and (iv), for any such breach, violation, termination, default, creation or acceleration that would not, individually or in the aggregate, reasonably be likely to prevent, materially delay or materially impair the ability of Seller to consummate the Transaction or the other transactions contemplated by this Agreement or the other Transaction Agreements.

(d) Ownership of Company Membership Interests.

(i) Seller is the record and beneficial owner of, and has good and valid title to, all of the issued and outstanding Company Membership Interests as set forth on Section 2.1(d)(i) of the Seller Disclosure Letter, free and clear of any Liens (other than those restrictions imposed by applicable securities Laws or Gaming Laws).

(ii) Other than the Company Membership Interests set forth on Section 2.1(d)(i) of the Seller Disclosure Letter, there are no Equity Interests or preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments of any character under which Seller or the Company is or may become obligated to sell, or giving any Person a right to acquire, or in any way dispose of, any of the Company Membership Interests or other Equity Interests in the Company or any securities or obligations exercisable or exchangeable for, or convertible into, any of the Company Membership Interests or other Equity Interests in the Company, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Other than pursuant to applicable Gaming Laws, the Company Membership Interests are not subject to any voting trust agreement or other contract, commitment, understanding or arrangement restricting or otherwise relating to voting, dividend rights or disposition of the Company Membership Interests. There are no phantom stock or similar rights providing economic benefits based, directly or indirectly, on the value or price of the Company Membership Interests or any other Equity Interests of the Company. For the purposes of this Agreement, the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

(e) Brokers and Finders. No broker, investment banker, financial advisor or other Person, other than Goldman, Sachs & Co. (the fees and expenses of which will be paid in full prior to or in connection with the Closing), is entitled to any brokerage, finder’s or other fee or commission in connection with the Transaction or any other transaction contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

(f) Ownership of Buyer Common Stock. Seller does not have beneficial ownership of any shares of Buyer Common Stock.

(g) Understandings or Arrangements, Seller Status, etc.

(i) Holdco is acquiring the Buyer Shares as principal for its own account and has no direct or indirect arrangement or understandings with any other Persons to distribute or regarding the distribution of the Buyer Shares. Holdco is acquiring the Buyer Shares in the ordinary course of its business. Holdco understands that the Buyer Shares are “restricted securities” and have not been registered under the Securities Act or any applicable state securities Law and is acquiring the Buyer Shares as principal for its own account and not with a view to or for distributing or reselling the Buyer Shares or any part thereof in violation of the Securities Act or any applicable state securities Law, has no present intention of distributing any of the Buyer Shares in violation of the Securities Act or any applicable state securities Law and has no direct or indirect arrangement or understandings with any other Persons to distribute or regarding the distribution of the Buyer Shares in violation of the Securities Act or any applicable state securities Law.

(ii) Holdco is either: (A) an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) under the Securities Act or (B) a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act.

(iii) Holdco, either alone or together with its Representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Buyer Shares, and has so evaluated the merits and risks of such investment. Holdco is able to bear the economic risk of an investment in the Buyer Shares and, at the present time, is able to afford a complete loss of such investment.

(iv) Holdco is not acquiring the Buyer Shares as a result of any advertisement, article, notice or other communication regarding the Buyer Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

2.2 Representations and Warranties Regarding the Company. Except as disclosed (i) (other than with respect to Section 2.2(e)(ii)), in the reports, schedules, forms,

statements, prospectuses, registration statements and other documents required to be filed or furnished, as the case may be, by the Company since December 31, 2015 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”) publicly filed or furnished by Company with the Securities and Exchange Commission (the “SEC”); provided, that, (A) any information contained in any part of any Company SEC Document shall only be deemed to be an exception to, or, as applicable, disclosure for the purposes of Seller’s representations and warranties set forth in this Agreement if the relevance of such item as an exception to, or, as applicable, disclosure for purposes of, such other section of this Agreement is reasonably apparent on its face and (B) in no event shall any risk factor disclosure under the heading “Risk Factors” or disclosure set forth in any “forward looking statements” disclaimer or other general statements to the extent they are predictive or forward looking in nature that are included in any part of any Company SEC Document be deemed to be an exception to, or, as applicable, disclosure for purposes of, any representations and warranties of Seller contained in this Agreement or (ii) in the corresponding sections or subsections of the Seller Disclosure Letter (it being agreed that disclosure of any item in any section or subsection of the Seller Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent on the face of such disclosure), Seller represents and warrants to Buyer as of the date hereof and as of the Closing Date as follows:

(a) Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization. Each of the Company and its Subsidiaries has all requisite limited liability company or similar power and authority to carry on its business as presently conducted, except where the failure to have such power or authority, would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. Seller has made available to Buyer complete and correct copies of the Company’s certificate of formation and limited liability company agreement and each of the Company’s Subsidiary’s equivalent organizational documents, each as amended to the date of this Agreement, and each as so made available is in effect on the date of this Agreement.

As used in this Agreement, the term (i) “Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries; (ii) “Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such Person, through one or more intermediaries or otherwise. For purposes of this definition, the term “control” (including the correlative terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; (iii) “Governmental Entity” means in any jurisdiction, any (w) federal, state, local, foreign or international government, (x) court, arbitral or other tribunal, (y) governmental or quasi-governmental authority of any nature (including any political subdivision, instrumentality, branch, department, official or entity) or (z) agency, commission, authority or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, including any

Gaming Authority; and (iv) “Company Material Adverse Effect” means any event, change, fact, circumstance, occurrence, effect or development that, individually or in the aggregate, has had or is reasonably expected to have a material adverse effect on the financial condition, business or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following shall, either alone or in combination, constitute or be taken into account in determining whether there has been, is or would be a Company Material Adverse Effect:

(A) any changes in global, national or regional economic, legislative or political conditions or the policies or practices of any Governmental Entity;

(B) any changes in conditions generally affecting the industries in which the Company and its Subsidiaries operate;

(C) any regulatory, legislative or political conditions, changes, effects, events, occurrences or developments or securities, credit, financial or other capital markets conditions, changes, effects, events, occurrences or developments, in each case in the United States or any foreign jurisdiction, including changes in taxes or interest rates or exchange rates for the currencies of any country;

(D) any failure, in and of itself, by the Company or any of its Subsidiaries to meet any internal or published plans, projections, forecasts, estimates, budgets or predictions in respect of revenues, earnings or other financial or operating metrics for any period (provided, that, the exception in this clause (D) shall not prevent or otherwise affect a determination that any event, change, fact, circumstance, occurrence, effect or development (not otherwise excluded from the definition of Company Material Adverse Effect) underlying such failure has resulted in or contributed to a Company Material Adverse Effect);

(E) the execution and delivery of this Agreement, the performance by any Party (or the Company and its Subsidiaries) of the obligations hereunder or the public announcement or pendency of the Transaction or any of the other transactions contemplated by this Agreement, including (1) the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with its employees, customers, suppliers, lenders, partners or with any other third party, or (2) any action taken or requirements imposed by any Governmental Entity in connection with the Transaction or the other transactions contemplated by this Agreement; provided, that this clause (E) shall be disregarded for purposes of the representations and warranties set forth in Section 2.1(c) and Section 2.2(c) and, to the extent related to such representations and warranties, the condition specified in Section 4.2(a);

(F) changes or proposed changes in U.S. generally accepted accounting principles (“GAAP”) or other accounting regulations or in Laws applicable to the Company or any of its Subsidiaries or the repeal, enforcement or interpretation thereof;

(G) any geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, acts of war, sabotage, terrorism or military actions threatened or underway as of the date of this Agreement;

(H) any change resulting from or arising out of a hurricane, earthquake, flood or other natural disaster;

(I) any action of the Company or its Subsidiaries required to be taken or expressly permitted by this Agreement, or taken at the written request or instruction, or with the written consent, of Buyer;

(J) the failure of the Company or its Subsidiaries to take any action specifically prohibited by this Agreement or for which Buyer’s consent was requested in writing but not granted in writing by Buyer, or as otherwise agreed to in writing by Buyer;

(K) any change resulting or arising from the identity of, or any facts or circumstances relating to, Buyer or its Affiliates;

(L) the creditworthiness of financial condition of any customer or other commercial counterparty of the Company or any of its Subsidiaries;

(M) the availability or cost of equity, debt or other financing to Buyer; and

(N) any public disclosure by Buyer regarding its plans with respect to the conduct of the Company’s business following Closing and any action or communication by Buyer with respect to or to the Company’s or its Subsidiaries’ employees;

except, with respect to the foregoing clauses (A), (B), (C), (F), (G) and (H), to the extent such event, change, fact, circumstance, occurrence, effect or development has a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect that such event, change, fact, circumstance, occurrence, effect or development has on other companies operating in the industry in which the Company and its Subsidiaries operate.

(b) Subsidiaries.

(i) A true and complete list of the Subsidiaries of the Company as of the date hereof is set forth on Section 2.2(b)(i) of the Seller Disclosure Letter, and such list sets forth, with respect to each such Subsidiary, its jurisdiction of organization or formation, outstanding Equity Interests and ownership of such Equity Interests. The Company does not own, directly or indirectly, any Equity Interests in any Person that is not set forth on Section 2.2(b)(i) of the Seller Disclosure Letter.

(ii) All of the shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any person, or any obligations convertible into or exchangeable for, or giving any person a right, option or warrant to acquire, such equity interests or such convertible or exchangeable obligations (“Equity Interests”) of each Subsidiary of the Company are owned (directly or indirectly) by the Company and are owned free and clear of any Liens (other than Permitted Liens and those restrictions imposed by applicable Gaming Laws). There are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments of any character under which Seller, the Company or any Subsidiary of the Company is or may become obligated to issue or sell, or giving any Person a right to subscribe for or acquire, or in any way dispose of, any Equity Interests of any Subsidiary of the Company.

(iii) All of the outstanding Equity Interests of the Subsidiaries of the Company have been duly authorized and are validly issued, fully paid and nonassessable. Other than pursuant to applicable Gaming Laws, the outstanding Equity Interests of each Subsidiary of the Company are not subject to any voting trust agreement or other contract, commitment, understanding or arrangement restricting or otherwise relating to voting, dividend rights or disposition of such Equity Interests. There are no phantom stock or similar rights providing economic benefits based, directly or indirectly, on the value or price of the Equity Interests of any Subsidiary of the Company.

(c) Governmental Filings and Approvals; No Violations; Certain Contracts.

(i) Except for (A) filings, reports, approvals and/or notices under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (B) the Gaming Approvals, and (C) the filings, approvals and/or notices listed in Section 2.2(c)(i) of the Seller Disclosure Letter, no notices, reports or other filings are required to be made by Seller, the Company or any of its Subsidiaries with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Seller, the Company or any of its Subsidiaries from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the Transaction and the other transactions contemplated hereby, except those that would not, individually or in the aggregate, reasonably be likely to be material to the Company and its Subsidiaries, taken as a whole, or that would not, individually or in the aggregate, prevent or materially delay Seller from consummating the Transaction and the other transactions contemplated by this Agreement.

(ii) The execution, delivery and performance of this Agreement by Seller and the execution, delivery and performance of any other Transaction Agreement to which Seller, the Company or any Subsidiary of the Company is a party does not, and the consummation by Seller, the Company or any Subsidiary of the Company of the Transaction and the other transactions contemplated hereby and thereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of formation or limited liability company agreement of Seller or the Company or the comparable governing documents of any of its Subsidiaries; (B) assuming compliance with or receipt of (as applicable) the matters referred to in Section 2.2(c)(i), with or without notice, lapse of time or both, a breach or violation of, any Law or Permit to which the Company or any of its Subsidiaries is subject, (C) with or without notice, lapse of time or both, a breach or violation of, a termination, cancellation or modification (or provide a right of termination, cancellation or modification) or default under, the payment of additional fees, the creation, change or acceleration of any rights or obligations under, or require consent or approval from, the other party thereto, in each case, pursuant to any contract, commitment, understanding or arrangement binding upon the Company or any of its Subsidiaries, or (D) the creation of a Lien on any of the assets of the Company or any of its Subsidiaries, except, in the case of clauses (B), (C) and (D) above, for any such breach, violation, termination, default, creation, acceleration or change that, individually or in the aggregate, has not been and is not reasonably likely to be material to the Company and its Subsidiaries, taken as a whole, or that would, individually or in the aggregate, prevent or materially delay Seller from consummating the Transaction and the other transactions contemplated by this Agreement.

(iii) For purposes of this Agreement, the following terms have the following meanings:

“Gaming” or “Gaming Activities” means the conduct of gaming and gambling activities, race books and sports pools, or the use of gaming devices, equipment and supplies in the operation of a casino, simulcasting facility, card club or other enterprise, including slot machines, gaming tables, cards, dice, gaming chips, player tracking systems, cashless wagering systems, mobile gaming systems, online real money gaming, poker tournaments, inter-casino linked systems and related and associated equipment, supplies and systems.

“Gaming Approvals” means all Permits issued by any Gaming Authority or under any Gaming Laws which are necessary to permit the consummation of the Transaction and the other transactions contemplated by this Agreement and (i) with respect to Permits which are required to be obtained by Seller, the Company or any Subsidiary of the Company with respect to the Transaction and the other transactions contemplated hereby, which are listed in Section 2.2(c)(iii) of the Seller Disclosure Letter, and (ii) with respect to Permits which are required to be obtained by Buyer or any of its Subsidiaries with respect to the Transaction and the other transactions contemplated hereby, which are listed in Section 2.2(c)(iii) of the Buyer Disclosure Letter.

“Gaming Authorities” means, collectively, (a) the Nevada Gaming Commission, (b) the Nevada State Gaming Control Board, (c) Governmental Entities of Clark County, Nevada and the City of Las Vegas, and (d) any other Governmental Entity that holds regulatory, licensing or permit authority over or responsibility for the regulation of Gaming within any Gaming Jurisdiction.

“Gaming Jurisdictions” means (i) with respect to Seller, the Company and their Subsidiaries, Nevada and, (ii) with respect to Buyer and its Subsidiaries, Nevada, Illinois (application pending), Maryland and Montana.

“Gaming Laws” means all Laws, statutes and ordinances (including the Nevada Gaming Control Act, as codified in Nevada Revised Statutes Chapter 463 and the regulations of the Gaming Authorities promulgated thereunder) pursuant to which any Gaming Authority possesses regulatory, permit and licensing authority over the conduct of Gaming Activities, or the ownership or control of an interest in an entity which conducts Gaming Activities, in any Gaming Jurisdiction, all orders, decisions, judgments, writs, injunctions, stipulations, awards, decrees, rules and regulations promulgated thereunder, all written and unwritten policies of the Gaming Authorities and all written and unwritten interpretations by the Gaming Authorities of such laws, statutes, ordinances, orders, decisions, judgments, writs, injunctions, stipulations, awards, decrees, rules, regulations and policies.

“Law” means any federal, national, foreign, supranational, state, provincial or local statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

“Order” means any judgment, decree, verdict, order, consent order, consent decree, writ, declaration or injunction.

“Permits” means all licenses, permits, approvals, decisions, Orders, stipulations, awards, authorizations, registrations, findings of suitability, determinations of qualification, franchises, exemptions, waivers, concessions and entitlements of any Governmental Entity.

(d) Company Reports; Financial Statements.

(i) The audited consolidated statement of income and audited consolidated statement of cash flows of the Company and its Subsidiaries for the fiscal year ended December 31, 2015 and the audited consolidated balance sheet of the Company and its Subsidiaries as at such date included in Company SEC Documents (including all related notes and schedules thereto) (collectively the “SEC Company Financials”) (A) fairly present in all material respects (except as may be indicated therein or in the notes thereto), the consolidated financial position of the Company and its Subsidiaries as at the date thereof and the consolidated results of operations and cash flows of the Company and its Subsidiaries for the period then ended, (B) comply in all material respects with the published rules and regulations of the SEC with respect thereto, and (C) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto).

(ii) Attached to Section 2.2(d)(ii) of the Seller Disclosure Letter are complete and correct copies of (1) the audited consolidated statement of income and audited consolidated statement of cash flows of the Company and its Subsidiaries for the fiscal year ended December 31, 2016 and the audited consolidated balance sheet of the Company and its Subsidiaries as at such date (the “Audited Financial Statements” and together with the SEC Company Financials and the Unaudited Financial Statements (as defined below), the “Financial Statements”) and (2) the unaudited consolidated statement of income and unaudited consolidated statement of cash flows of the Company and its

Subsidiaries for the quarterly period ended March 31, 2017 and the unaudited consolidated balance sheet of the Company and its Subsidiaries as at such date (the “Unaudited Financial Statements”). The Audited Financial Statements and the Unaudited Financial Statements (A) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved, except as may be noted therein or in the notes thereto; (B) present fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries as at the date thereof and the consolidated results of operations and cash flows of the Company and its Subsidiaries for the period then ended (except as may be indicated in the notes thereto and subject to normal year-end audit adjustments in the case of the Unaudited Financial Statements); and (C) accurately reflect in all material respects the books of account and other financial records of the Company and its Subsidiaries.

(e) Absence of Certain Changes.

(i) Other than in connection with the execution and delivery of this Agreement and the consummation of the Transaction or any of the other transactions contemplated by this Agreement, since December 31, 2016 through the date of this Agreement, (A) the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business and (B) none of Seller, the Company or any of its Subsidiaries has taken any action that would be prohibited by clauses (ii), (iii), (vi), (vii), (x) or (xi) of Section 3.1(a) if such action was taken after the date hereof and prior to the Closing.

(ii) Since December 31, 2016 through the date of this Agreement, there has not been a Company Material Adverse Effect.

(f) Litigation and Liabilities.

(i) There are no actions, suits, claims, hearings, arbitrations, litigations, suits or other proceedings (whether civil, criminal, administrative or otherwise) pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries that, individually or in the aggregate, have been or are reasonably likely to be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any Order of any Governmental Entity which, individually or in the aggregate, has been or is reasonably likely to be material to the Company and its Subsidiaries, taken as a whole, or that would, individually or in the aggregate, prevent or materially delay Seller from consummating the Transaction and the other transactions contemplated by this Agreement.

(ii) Neither the Company nor any of its Subsidiaries have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company and its Subsidiaries, other than liabilities and obligations (A) disclosed, reflected, accrued or reserved against in the Company’s consolidated balance sheet (including all notes thereto) as of December 31, 2016, (B) incurred in the ordinary course of business since December 31, 2016, (C) incurred in connection with the Transaction or any other transaction or agreement contemplated by this Agreement, or (D) that are not, individually or in the aggregate, reasonably likely to be material to the Company and its Subsidiaries, taken as a whole.

The term “Company’s Knowledge” shall mean the actual knowledge, after reasonable due inquiry, of those persons set forth in Section 2.2(f) of the Seller Disclosure Letter.

As used in this Agreement, the term “ordinary course of business,” when used with respect to the Company or its Subsidiaries, shall include the taking of action with respect to the matters set forth in Section 2.2(f) of the Seller Disclosure Letter.

(g) Employee Benefits.

(i) Section 2.2(g) of the Seller Disclosure Letter sets forth an accurate and complete list of each material Benefit Plan in effect as of the date of this Agreement. For purposes of this Agreement, “Benefit Plan” means any benefit or compensation plan, contract, policy or arrangement covering current or former employees of the Company and its Subsidiaries and current or former directors of the Company under which the Company is subject to continuing financial obligations, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), deferred compensation, severance, equity compensation, bonus, incentive compensation, retention, change in control and fringe benefits plans. True and complete copies of all Benefit Plans listed on Section 2.2(g) of the Seller Disclosure Letter have been made available to Buyer. The Company and each of its Subsidiaries is in compliance in all material respects with all Laws applicable to the Benefit Plans (other than “multiemployer plans” within the meaning of Section 3(37) of ERISA (each, a “MEPPA Plan”), including but not limited to ERISA and the Code.

(ii) Each Benefit Plan that is subject to ERISA (an “ERISA Plan”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified, and to the Company’s Knowledge, nothing has occurred that would adversely affect the qualification or tax exemption of any such Benefit Plan. With respect to any ERISA Plan, neither the Company nor any of its Subsidiaries has engaged in a transaction in connection with which the Company or any Subsidiary reasonably could be subject to a tax or penalty imposed by either Section 4975 or 4976 of the Code or Section 409 or Section 502(i) of ERISA in an amount which would be material to the Company and its Subsidiaries taken as a whole.

(iii) Neither the Company nor any ERISA Affiliate has contributed (or had any obligation of any sort) in the last six (6) years to a plan that is subject to Section 412 or 302 of the Code or Title IV of ERISA. For purposes of this Agreement, “ERISA Affiliate” means all trades or businesses (whether or not incorporated) that would be treated together with the Company or any of its Subsidiaries as a “single employer” within the meaning of Section 414 of the Code.

(iv) Section 2.2(g)(iv) of the Seller Disclosure Letter lists each MEPPA Plan that the Company or any ERISA Affiliate maintains, established, participates in or contributes to, or is or has been obligated to contribute to, or has otherwise incurred any obligation or liability (including any contingent liability) which remains outstanding (“Company MEPPA Plan”).    The Company has made available to Buyer the most recent funding notice received by the Company from each MEPPA Plan. To the Company’s Knowledge, no MEPPA Plan is insolvent. The Company and each ERISA Affiliate has made all required contributions and all required withdrawal liability payments to each Company MEPPA Plan. Section 2.2(g)(iv) of the Seller Disclosure Letter discloses all outstanding withdrawal liability payable to any Company MEPPA Plan.

(v) Excluding claims for benefits under any Benefit Plan, as of the date hereof, there is no pending or, to the Company’s Knowledge, threatened litigation relating to the Benefit Plans that, individually or in the aggregate, is or is reasonably likely to be material to the Company and its Subsidiaries, taken as a whole.

(vi) Neither the execution and delivery of this Agreement, nor the consummation of the Transaction will, either alone or in combination with another event, (A) entitle any employee of the Company or any of its Subsidiaries to severance pay or any material increase in severance pay (other than severance pay required by any Law) or (B) accelerate the time of payment or vesting or result in any material increase in, or funding (through a grantor trust or otherwise) of, compensation or benefits under, or result in any other material obligation pursuant to, any of the Benefit Plans.

(h) Compliance with Laws; Licenses. Except with respect to ERISA, Environmental Laws, Laws relating to Taxes and Anti-corruption Laws (which matters are the subject of Section 2.2(g), Section 2.2(k), Section 2.2(l), and Section 2.2(r), respectively), the Company and each of its Subsidiaries are, and during the two (2) year period prior to the date hereof have been, in compliance with and are not in default under or in violation of any applicable Law or Order of any Governmental Entity, except where such non-compliance, default or violation has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the Company’s Knowledge, threatened, nor, to the Company’s Knowledge, has any Governmental Entity indicated an intention to conduct the same, except for such investigations or reviews that would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. The Company and each of its Subsidiaries has, and during the two (2) year period prior to the date hereof had, obtained and is in compliance with all Permits necessary to conduct its business (including all applicable (x) employee licensing requirements (and each has taken commercially reasonable measures to ensure that any employee who is required to have a gaming or other license under any Gaming Laws or other Laws maintains such license in current and valid form) and (y) licenses, permits, approvals, authorizations, registrations, findings of suitability, waivers and exemptions, including any condition or limitation placed thereon, issued under applicable Gaming Laws that are necessary for the Company and any Subsidiary of the Company that are subject to the regulation by, or jurisdiction of, the Gaming Authorities, to own and operate their respective gaming facilities and related amenities), except those the absence of which, or non-compliance with which, has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(i) Material Contracts.

(i) Section 2.2(i) of the Seller Disclosure Letter lists all Material Contracts in effect as of the date hereof. The term “Material Contracts” means all of the following types of agreements, leases, licenses, contracts, notes, mortgages, indentures, arrangements or other obligations binding upon the Company or any of its Subsidiaries (each, a “Company Contract”) (other than organizational documents of the Company and its Subsidiaries or any Benefit Plans):

(A) Company Contracts evidencing Indebtedness with a principal amount greater than $1,000,000;

(B) joint venture, partnership, limited partnership or limited liability company agreements relating to the formation, creation, operation, existence, management or control of any joint venture, partnership, limited partnership or limited liability company that is not wholly owned, directly or indirectly by the Company;

(C) each Company Contract for supply, inventory, purchase, or advertising or similar agreement that involved consideration of more than $500,000 in the aggregate in the 12-month period prior to the date of this Agreement, other than any such Company Contract that can be cancelled by the Company without penalty or further payment on 90 or fewer days’ notice;

(D) stock purchase agreements, asset purchase agreements and other Company Contracts relating to the acquisition, lease or disposition by the Company or any of its Subsidiaries of assets and properties of the Company or any of its Subsidiaries for consideration in excess of $500,000 or under which the Company or any of its Subsidiaries has any indemnification obligations or any other ongoing obligations that would reasonably be likely to result in payments in excess of $500,000;

(E) each Company Contract between the Company or any of its Subsidiaries and any current or former director or officer of the Company or any Person beneficially owning five percent or more of the outstanding Company Membership Interests (other than indemnity agreements with directors or officers of the Company) pursuant to which the Company has continuing obligations, in each case, other than any such Company Contract that is terminable “at will” (or following a notice period imposed by applicable Law) without any obligation on the part of the Company or any of its Subsidiaries to make any severance, termination, change in control or similar payment or to provide any benefit. As used in this Agreement, the term “beneficial ownership” (and its correlative terms) shall have the meaning provided in Rule 13d-3 under the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”);

(F) Company Contracts that involved consideration of more than $500,000 in the 12-month period prior to the date of this Agreement that cannot be terminated by the Company on 30 days or less notice; and

(G) any non-competition Company Contract or other Company Contract that (i) limits or purports to limit in any material respect (x) the type of business in which the Company or its Affiliates may engage, or (y) the manner or locations in which any of them may so engage in any business, (ii) would require the disposition of any material assets or line of business of the Company or its Subsidiaries or, after the Closing, Buyer or its Subsidiaries, (iii) grants “most favored nation” status or is a “requirements” contract, or (iv) grants to any third Person any material exclusive rights.

(ii) Prior to the date hereof, Buyer has been provided with complete and correct copies of each Material Contract (including each amendment or modification thereto). As of the date hereof, each of the Material Contracts is valid and binding on the Company or any of its Subsidiaries that is a party thereto and, to the Company’s Knowledge, each other party thereto and is in full force and effect (except for those Material Contracts which are cancelled, rescinded or terminated after the date hereof in accordance with their terms) in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally or, as to enforceability, by general equity principles), except for such failures to be valid and binding or to be in full force and effect that, individually or in the aggregate with other such failures, have not been and are not reasonably likely to be material to the Company and its Subsidiaries, taken as a whole. None of the Company, its Subsidiaries or, to the Company’s Knowledge, any other party thereto is in default under any Material Contract, in each case except for such defaults that, individually or in the aggregate with other such defaults, have not been and are not reasonably likely to be material to the Company and its Subsidiaries, taken as a whole.

(j) Real Property.

(i) Section 2.2(j)(i) of the Seller Disclosure Letter sets forth a true and complete list of all parcels of real property owned by the Company and its Subsidiaries (each, an “Owned Property”, and together the “Owned Properties”). Except as has not been and would not reasonably be likely to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (A) the Company (or a Subsidiary of the Company, as applicable) has good and valid title to each of the Owned Properties, free and clear of all Liens, other than Permitted Liens, and (B) neither the Company nor any of its Subsidiaries has granted any assignment, lease, license, easement, concession or other agreement (written or oral) granting to any Person the right to possess, use or occupy the Owned Property, other than (x) to Persons who are guests and patrons of the hotel, casino, food, beverage and other entertainments venues located within the Owned Properties, (y) assignments, leases, licenses, easements, concessions and other agreements that the Company and its Subsidiaries entered into in the ordinary course of business, and (z) Permitted Liens. There are no outstanding options, rights of first offer, rights of reverter, or rights of first refusal or last refusal to purchase the Owned Properties or any portion thereof or interest therein or any right of first or last negotiation with respect to such a purchase.

(ii) Section 2.2(j)(ii) of the Seller Disclosure Letter sets forth a true and complete list of all real property leased by the Company and its Subsidiaries (each, a “Leased Property”, and together the “Leased Properties”). Prior to the date hereof, Buyer has been provided with complete and correct copies of the leases for each of the Leased Properties (each, a “Lease”). Except as has not been and would not reasonably be likely to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (A) each of the Leases is valid, binding and in full force and effect (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally or, as to enforceability, by general equity principles), (B) there is no uncured default under any Lease by the Company or its Subsidiaries or, to the Company’s Knowledge as of the date hereof, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would reasonably be likely to constitute a default thereunder by the Company or any of its Subsidiaries or, to the Company’s Knowledge as of the date hereof, by any other party thereto, (C) as of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice of termination or cancellation of any Lease, and (D) neither the Company nor any of its Subsidiaries has granted any assignment, sublease, license, easement, concession or other agreement (written or oral) granting to any Person the right to possess, use or occupy the Leased Property, other than (x) to Persons who are guests and patrons of the hotel, casino, food, beverage and other entertainments venues located within the Leased Properties, (y) assignments, leases, licenses, easements, concessions and other agreements that the Company and its Subsidiaries entered into in the ordinary course of business and (z) Permitted Liens.

(iii) To the Knowledge of the Company there is no (A) pending or threatened appropriation, condemnation or similar proceeding, or (B) violation of any applicable zoning Law, regulation or rule or other Law or Order, in each case, with respect to the Real Property, except for such violations, or appropriations, condemnations or similar proceedings as would not reasonably be likely, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole.

(iv) For the purpose of this Agreement, “Permitted Liens” shall mean (A) statutory Liens for Taxes, special assessments or other governmental charges not yet due and payable or which may hereafter be paid without penalty or the amount or validity of which is being contested in good faith by appropriate proceedings, in each case for which sufficient reserves have been established in the Financial Statements and books and records of the Company in accordance with GAAP, (B) landlords’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, carriers’ or similar Liens that relate to obligations not due and payable and arise in the ordinary course of business or that are being contested in good faith and by appropriate proceedings and for which sufficient reserves have been established to the extent required by GAAP, (C) Liens incurred or deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, workers’ compensation, unemployment insurance and other types of social security, (D) zoning, building, entitlement and other land use regulations promulgated by Governmental Entities, (E) the interests of the lessors and sublessors of any Leased Properties permitted by the applicable Lease, (F) easements, rights of way and other imperfections of title or encumbrances that do not materially interfere with the present use of, or materially detract from the value of, the property related thereto, (G) except with respect to Real Property, Liens in favor of customs and revenue authorities arising as a matter of law and in the ordinary course of business to secure payment of customs duties in connection with the importation of goods, (H) with respect to the Company and its Subsidiaries only, Liens arising under any Indebtedness of the Company and its Subsidiaries, (I) with respect to the Company and its Subsidiaries only, Liens that do not, individually or in the aggregate, materially impair the continued use operation or value of the Owned Properties or Leased Properties to which they relate or the conduct of the business of the Company and its Subsidiaries as presently conducted, (J) restrictions arising under Gaming Laws, (K) the matters set forth on Section 2.2(j)(iv) of the Seller Disclosure Letter, and (L) all Liens disclosed on the title commitments made available to Buyer; provided, that, with respect to the Real Property, none of the Permitted Liens interferes with the ownership, use or operation of the gaming facilities on the Real Property, other than such interference that would not, individually or in the aggregate, be reasonably likely to be material to the Company and its Subsidiaries, taken as a whole.

(k) Environmental Matters. Except for such matters that, individually or in the aggregate, have not been and are not reasonably likely to be material to the Company and its Subsidiaries, taken as a whole, (A) the Company and its Subsidiaries are, and have been since the date that is three years prior to the date hereof (the “Applicable Date”), in compliance with applicable Environmental Laws; (B) to the Company’s Knowledge, the Company and its Subsidiaries possess all Permits required under applicable Environmental Law for the operation of their business as presently conducted and are in compliance with such Permits; (C) neither the Company nor any Subsidiary has received any written or, to the Company’s Knowledge, threatened claim, notice of violation or citation concerning any violation or alleged violation of any applicable Environmental Law which has not been resolved; and (D) there are no Orders of any Governmental Entity outstanding, or any judicial actions, suits or proceedings pending or, to the Company’s Knowledge as at the date hereof, threatened by any Person, in each case concerning non-compliance by the Company or any Subsidiary with any Environmental Law.

Notwithstanding any other representation or warranty in this Article II, the representations and warranties contained in this Section 2.2(k) constitute the sole representations and warranties of Seller relating to any Environmental Law.

As used herein, the term “Environmental Law” means any applicable Law concerning (A) the protection of the environment (including air, water, soil and natural resources) or human exposure to Hazardous Substances or (B) the manufacturing, processing, distribution, use, storage, handling, treatment, transport, release, threatened release or disposal of Hazardous Substances.

As used herein, the term “Hazardous Substance” means any substance regulated, listed, defined, designated or classified as hazardous, toxic or radioactive under any applicable Environmental Law, including toxic substances, hazardous substances, asbestos-containing materials, PCBs, petroleum or petroleum products.

(l) Taxes.

(i) The Company and each of its Subsidiaries (A) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them, and all such filed Tax Returns are complete and accurate in all material respects; (B) have paid all Taxes that are due by the Company and its Subsidiaries (whether or not shown on any Tax Returns) or that the Company or any of its Subsidiaries are obligated to withhold from amounts paid to any employee, independent contractor, creditor, equityholder or third party; and (C) have not waived any statute of limitations with respect to any material amount of Taxes, agreed to any extension of time with respect to any material amount of Tax assessment or deficiency, or made any request in writing for any such waiver or extension. No claim has ever been made by a Tax Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or such Subsidiary, as applicable, is or may be subject to taxation by that jurisdiction.

(ii) No deficiencies for Taxes with respect to the Company or any of its Subsidiaries have been claimed, proposed or assessed in each case in writing by any Tax Authority. There are not pending or, to the Company’s Knowledge, threatened in writing, any audits, assessments, investigations, disputes, claims (or other similar proceedings initiated by a Governmental Entity) in respect of Taxes or Tax matters of the Company or its Subsidiaries.

(iii) The unpaid Taxes of the Company and its Subsidiaries do not, as of the Closing Date, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Audited Financial Statements (rather than in any notes thereto), and since December 31, 2016, the Company and its Subsidiaries have not incurred any liability for Taxes outside the ordinary course of business.

(iv) Neither the Company nor any of its Subsidiaries is a party to any Tax indemnification, Tax allocation or Tax sharing agreement pursuant to which the Company or any of its Subsidiaries, as applicable, will have any obligation to make any payments after the Closing Date, other than (A) any agreements solely among the Company and/or its Subsidiaries and (B) Tax provision in loan agreements, leases, license agreement and other commercial agreements entered into in the ordinary course of business and the principal purpose of which does not relate to Taxes.

(v) There are no Liens (other than Permitted Liens) for Taxes upon any property or asset of the Company or any of its Subsidiaries.

(vi) Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any other Person as a transferee or successor, by Law, by contract (other than contracts entered into in the ordinary course of business and the principal purpose of which does not relate to Taxes), or otherwise.

(vii) In the past five years, the Company has not received any Internal Revenue Service (“IRS”) private letter ruling or entered into any closing agreements within the meaning of Section 7121 of the Code relating to or with respect to the income and/or assets of the Company or any of its Subsidiaries. There are no pending requests by the Company or any of its Subsidiaries for an IRS private letter ruling.

(viii) Neither the Company nor any of its Subsidiaries has granted any currently effective waiver, extension or comparable consent regarding the application of the statute of limitations with respect to any Taxes or Tax Return, nor has any request for any such waiver, extension or consent been made.

(ix) The Company has always been disregarded as an entity separate from Holdco for U.S. federal income tax purposes, and each of the Company’s Subsidiaries has always been treated as a disregarded entity for U.S. federal income tax purposes. None of the Company or any of its Subsidiaries has made an entity classification election pursuant to Treasury Regulations Section 301.7701-3.

As used in this Agreement, (A) the term “Tax” (including, with correlative meaning, the term “Taxes”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, escheat, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, social security, disability, use, ad valorem, property, license, registration, recording, documentary, conveyancing, gains, withholding, excise, production, value added, transfer, occupancy, estimated taxes and other taxes, duties or assessments of any kind, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, whether disputed or not, (B) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) supplied or required to be supplied to a Tax Authority relating to Taxes, and (C) the term “Tax Authority” means any Governmental Entity having or purporting to exercise jurisdiction with respect to any Tax.

(m) Labor Matters.

(i) Section 2.2(m) of the Seller Disclosure Letter sets forth an accurate and complete list of any material collective bargaining agreement or other material agreement with a labor union or like organization that the Company or any of its Subsidiaries is a party to or otherwise bound by. To the Company’s Knowledge, there are no proceedings of any labor union attempting to organize or represent any employees of the Company or any of its Subsidiaries whose terms of employment are not currently governed by a collective bargaining agreement.

(ii) To the Company’s Knowledge and as of the date hereof, neither the Company nor any of its Subsidiaries is the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor union or labor organization.

(iii) As of the date hereof, no labor strike, dispute, walk-out, collective work stoppage, slow-down or lockout involving the Company or its Subsidiaries is pending or, to the Company’s Knowledge, threatened, nor has there been since December 31, 2014.

(iv) The Company and its Subsidiaries are each in compliance in all material respects with all applicable Laws with respect to employment, employment practices, terms and conditions of employment, plant closing, wages and hours, immigration, worker health and safety, whistleblower protections and, there are no claims or investigations by any Governmental Entity to the contrary.

(n) Intellectual Property.

(i) Section 2.2(n) of the Seller Disclosure Letter sets forth a list of all registered Intellectual Property owned by the Company and its Subsidiaries. The Company and its Subsidiaries own, free and clear of all Liens other than Permitted Liens, or have a valid and enforceable right to use all Intellectual Property necessary for the conduct of their respective businesses, except for such exceptions that, individually or in the aggregate with other such exceptions, have not been and are not reasonably likely to be material to the Company and its Subsidiaries, taken as a whole.

(ii) Since the Applicable Date, (A) to the Company’s Knowledge, neither the Company nor any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of any third party, (B) neither the Company nor any of its Subsidiaries has received any written notice of any action, suit or proceeding pending or, to the Company’s Knowledge, threatened alleging that the Company or its Subsidiaries are infringing upon any Intellectual Property rights of a third party in the conduct of their respective businesses, and (C) to the Company’s Knowledge, no Person is infringing, misappropriating or otherwise violating any of the Company’s or any of its Subsidiaries’ rights in any Company Intellectual Property, except, in each case of (A), (B) and (C), for such exceptions that, individually or in the aggregate with other such exceptions, have not been and are not reasonably likely to be material to the Company and its Subsidiaries, taken as a whole.

(iii) The IT Assets owned by the Company and its Subsidiaries operate and perform as necessary for the Company and its Subsidiaries to conduct their respective businesses, except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. The Company and each of its Subsidiaries are operating, and during the two (2) year period prior to the date hereof have operated, their respective businesses in compliance with Laws relating to data collection and privacy that regulate the use or transmission of customer information collected by the Company or its Subsidiaries in connection with the operation of their respective businesses, except, for such non-compliance that, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(iv) For purposes of this Agreement, the following terms have the following meanings:

“Company Intellectual Property” means all Intellectual Property owned by the Company or any of its Subsidiaries.

“Intellectual Property” means all (A) trademarks, service marks, trade names, Internet domain names, trade dress, and other indicia of source or origin, any applications and registrations for the foregoing and the renewals thereof, and all goodwill associated therewith and symbolized thereby; (B) patents (including utility and design patents) and the applications for the same, including any divisions, revisions, supplementary protection certificates, continuations, continuations-in-part, reissues, re-examinations, substitutions and extensions thereof; (C) trade secrets; and (D) copyrights, including copyrights in all published and unpublished works of authorship and any registrations and applications, and renewals, extensions, restorations and reversions thereof.

“IT Assets” shall mean computers, software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, and all documentation associated therewith.

(o) Personal Property. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company or a Subsidiary of the Company has good and valid title to, or a valid leasehold interest in, or other legal right to, all of the material tangible assets and personal properties reflected in the most recent balance sheet included in the Financial Statements or acquired subsequent thereto (except for assets and properties sold, consumed or otherwise disposed of in the ordinary course of business since December 31, 2016), free and clear of all Liens, except Permitted Liens.

(p) Insurance. All material insurance policies carried by or covering the Company and its Subsidiaries with respect to their business, assets and properties (i) are in full force and effect (provided that each of the terrorism and excess liability insurance will cease at Closing) and all premiums due and payable on such policies have been paid, and (ii) have been made available to Buyer. Neither the Company nor any Subsidiary has received any written notice of pending or threatened termination or cancellation of any such insurance policy (provided that each of the terrorism and excess liability insurance will cease at Closing and the Company has been notified of the same), and the Company and its Subsidiaries are in compliance in all material respects with all terms and conditions contained therein.

(q) Affiliate Transactions. Neither the Company nor any of its Subsidiaries is a party to any contract or agreement with Seller or any Affiliate of Seller (provided, that portfolio companies of an investment fund for which the manager or investment advisor of such investment fund is The Goldman Sachs Group, Inc. or an Affiliate thereof shall not be deemed Affiliates of Seller for the purposes of this provision or the definition of Non-Company Affiliates) other than the Company and its Subsidiaries (such Affiliates, “Non-Company Affiliates” and such contracts or agreements, the “Affiliate Contracts”). None of Seller, any Non-Company Affiliate, or any officer, director, shareholder, member, consultant or employee of the Company or its Subsidiaries has any ownership or other economic or legal interest in any material assets or properties used by the Company or any of its Subsidiaries in the operation of its business as currently conducted.

(r) Certain Payments. Since December 31, 2011, none of Seller, the Company, any Subsidiary of the Company nor any of their respective directors, officers, or, to the Company’s Knowledge, employees or authorized agents acting for or on behalf of the Company or its Subsidiaries, (i) has violated any applicable Anti-corruption Laws or (ii) has offered, paid, promised to pay, or authorized the payment of any money, or offered, gifted, promised to give, or authorized the giving of anything of value, to any Government Official or to any other Person: (A) for the purpose of (1) corruptly or improperly influencing any act or decision of any Government Official in his official capacity; (2) inducing any Government Official to do or omit to do any act in violation of their lawful duties; (3) securing any improper advantage; or (4) inducing any Government Official to use his respective influence with a Governmental Entity to affect any act or decision of such Governmental Entity in order to, in the case of each of clause (1), (2), (3) or (4) assist Seller, the Company or any Subsidiary of the Company in obtaining or retaining business for or with, or directing business to, Seller, the Company or any Company Subsidiary; or (B) in a manner which would constitute or have the purpose or effect of public or commercial bribery, acceptance of, or acquiescence in extortion, kickbacks, or other unlawful or improper means of obtaining business or any improper advantage.

As used in this Agreement, the term (I) “Anti-corruption Laws” means all Laws relating to anti-bribery or anticorruption (governmental or commercial) or similar Laws which apply to Seller, the Company or any of its Subsidiaries, including Laws that prohibit the payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Government Official, government employee or commercial entity to obtain a business advantage; and (II) “Government Official” means (x) any official, officer, employee or Representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity, (y) any political party or party official or candidate for political office or (z) any company, business, enterprise or other entity owned, in whole or in part, or controlled by any Person described in the foregoing clauses (x) or (y) of this definition.

(s) No Denial or Revocation of Gaming Licenses. Since December 31, 2009, none of Seller, the Company nor any of its Subsidiaries: (i) ever applied for a casino or other Gaming license in any state or other jurisdiction and been denied; (ii) experienced any revocation or failure to renew any such license; or (iii) withdrawn or not applied for any such license or renewal after being informed orally or in writing by any Governmental Entity that it would be denied such a license or renewal if it were applied for.

(t) Brokers and Finders. No broker, investment banker, financial advisor or other Person, other than Goldman, Sachs & Co. (the fees and expenses of which will be paid in full prior to or at the Closing), is entitled to any broker’s, finder’s or financial advisor’s fee or commission in connection with the Transaction and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

(u) No Other Buyer Representations or Warranties. Except for the representations and warranties set forth in Section 2.3, in any other Transaction Agreement, Seller hereby acknowledges and agrees that neither Buyer nor any of its Subsidiaries, nor any of their respective stockholders, Affiliates or Representatives, nor any other Person, has made or is making any other express or implied representation or warranty with respect to Buyer or any of its Subsidiaries or their respective business or operations, including with respect to any information provided, disclosed or delivered to Seller. Neither Buyer nor any of its Subsidiaries, nor any of their respective stockholders, Affiliates or Representatives, nor any other Person, will have or be subject to any liability or indemnification obligation to Seller or any other Person resulting from the delivery, dissemination or any other distribution to Seller or any other Person, or the use by Seller or any other Person, of any such information provided or made available to them by Buyer or any of its Subsidiaries, or any of their respective stockholders, Affiliates or Representatives, or any other Person, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans, cost-related plans or other material provided or made available to Seller or any other Person in certain “data rooms,” confidential information memoranda, management presentations or due diligence discussions in anticipation or contemplation of any of the transactions contemplated by this Agreement. Seller acknowledges and agrees that it (i) has had an opportunity to discuss the business of Buyer and its Subsidiaries with the management of Buyer, (ii) has had reasonable access to (x) the books and records of Buyer and its Subsidiaries and (y) the documents provided by Buyer for purposes of the transactions contemplated by this Agreement, and (iii) has been afforded the opportunity to ask questions of and receive answers from officers of Buyer. For the purpose of this Agreement, “Representatives” means, with respect to any Person, such Person’s officers, directors, employees, investment bankers, attorneys, accountants, consultants and other advisors or representatives.

(v) Non-Reliance on Buyer Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of Buyer by Seller, Seller has received and may continue to receive from Buyer certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan and cost-related plan information, regarding Buyer, its Subsidiaries and their respective businesses and operations. Seller hereby acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, with which Seller is familiar, that Seller is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans and cost-related plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans), and that Seller will have no claim against Buyer or any of its Subsidiaries, or any of their respective stockholders, Affiliates or Representatives, or any other Person, with respect thereto. Accordingly, Seller hereby acknowledges that neither Buyer nor any of its Subsidiaries, nor any of their respective stockholders, Affiliates or representatives, nor any other Person, has made or is making any representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements, business plans or cost-related plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements, business plans or cost-related plans).

2.3 Representations and Warranties of Buyer. Except as disclosed (i) (other than with respect to Section 2.3(g)(ii)), in the Buyer SEC Documents publicly filed or furnished by Buyer with the SEC between December 31, 2015 and the date that is one business day prior to the date of this Agreement (the “Specified Buyer SEC Documents”); provided, that (A) any information contained in any part of any Specified Buyer SEC Document shall only be deemed to be an exception to, or, as applicable, disclosure for the purposes of Buyer’s representations and warranties set forth in this Agreement if the relevance of such item as an exception to, or, as applicable, disclosure for purposes of, such other section of this Agreement is reasonably apparent on its face and (B) in no event shall any risk factor disclosure under the heading “Risk Factors” or disclosure set forth in any “forward looking statements” disclaimer or other general statements to the extent they are predictive or forward looking in nature that are included in any part of any Specified Buyer SEC Document be deemed to be an exception to, or, as applicable, disclosure for purposes of, any representations and warranties of Buyer contained in this Agreement or (ii) in the corresponding sections or subsections of the disclosure letter delivered to Seller by Buyer contemporaneously with the execution of this Agreement (the “Buyer Disclosure Letter” and, together with the Seller Disclosure Letter, the “Disclosure Letters”) (it being agreed that disclosure of any item in any section or subsection of the Buyer Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent on the face of such disclosure), Buyer represents and warrants to Seller as of the date hereof and as of the Closing Date as follows:

(a) Organization, Good Standing and Qualification. Each of Buyer and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization. Each of Buyer and its Subsidiaries has all requisite corporate or similar power and authority to carry on its business as presently conducted, except where the failure to have such power or authority would not, individually or in the aggregate, reasonably be likely to have a Buyer Material Adverse Effect. As used in this Agreement, the term “Buyer Material Adverse Effect” means any event, change, fact, circumstance, occurrence, effect or development that, individually or in the aggregate, has had or is reasonably expected to have a material adverse effect on the financial condition, business or results of operations of Buyer and its Subsidiaries, taken as a whole; provided, however, that none of the following shall, either alone or in combination, constitute or be taken into account in determining whether there has been, is or would be a Buyer Material Adverse Effect:

(A) any changes in global, national or regional economic, legislative or political conditions or the policies or practices of any Governmental Entity;

(B) any changes in conditions generally affecting the industries in which Buyer and its Subsidiaries operate;

(C) any regulatory, legislative or political conditions, changes, effects, events, occurrences or developments or securities, credit, financial or other capital markets conditions, changes, effects, events, occurrences or developments, in each case in the United States or any foreign jurisdiction, including changes in taxes or interest rates or exchange rates for the currencies of any country;

(D) any failure, in and of itself, by Buyer or any of its Subsidiaries to meet any internal or published plans, projections, forecasts, estimates, budgets or predictions in respect of revenues, earnings or other financial or operating metrics for any period (provided, that, the exception in this clause (D) shall not prevent or otherwise affect a determination that any event, change, fact, circumstance, occurrence, effect or development (not otherwise excluded from the definition of Buyer Material Adverse Effect) underlying such failure has resulted in or contributed to a Buyer Material Adverse Effect);

(E) the execution and delivery of this Agreement, the performance by any Party of its obligations hereunder or the public announcement or pendency of the Transaction or any of the other transactions contemplated by this Agreement, including (1) the impact thereof on the relationships, contractual or otherwise, of Buyer or any of its Subsidiaries with its employees, customers, suppliers, partners or with any other third party, or (2) any action taken or requirements imposed by any Governmental Entity in connection with the Transaction or the other transactions contemplated by this Agreement; provided, that this clause (E) shall be disregarded for purposes of the representations and warranties set forth in Section 2.3(c) and, to the extent related to such representations and warranties, the condition specified in Section 4.3(a);

(F) changes or proposed changes in GAAP or other accounting regulations or in Laws applicable to Buyer or any of its Subsidiaries or the repeal, enforcement or interpretation thereof;

(G) any geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, acts of war, sabotage, terrorism or military actions threatened or underway as of the date of this Agreement;

(H) any change resulting from or arising out of a hurricane, earthquake, flood or other natural disaster;

(I) any action of Buyer or its Subsidiaries required to be taken or expressly permitted by this Agreement, or taken at the written request or instruction, or with the written request, of Seller; and

(J) the failure of Buyer or its Subsidiaries to take any action specifically prohibited by this Agreement or for which Seller’s consent was requested in writing but not granted in writing by Seller, or as otherwise agreed to in writing by Seller, provided, however, with respect to the foregoing clauses (A), (B), (C), (F), (G) and (H), such event, change, fact, circumstance, occurrence, effect or development does not have a material disproportionate adverse effect on Buyer and its Subsidiaries, taken as a whole, relative to the adverse effect that such event, change, fact, circumstance, occurrence, effect or development has on other companies operating in the industries similar to the industries in which Buyer and its Subsidiaries operate.

(b) Authorization. No vote of the holders of capital stock of Buyer or any of its Affiliates is necessary pursuant to applicable Law, the certificate of incorporation or bylaws of Buyer, the applicable rules of the NASDAQ Stock Market (the “NASDAQ”) or otherwise to approve this Agreement and the Transaction and the other transactions contemplated hereby (including in order for Buyer to issue the Buyer Shares). Buyer has all requisite power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the Transaction and the other transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and each other Transaction Agreement to which it will be a party, the performance of its obligations hereunder and thereunder and the consummation by Buyer of the Transaction and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action of Buyer. This Agreement has been, and each other Transaction Agreement to which Buyer will be a party will be, duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery of this Agreement and each other Transaction Agreement by Seller and any other party thereto (if applicable), constitutes (and, in the case of the other Transaction Agreements, will constitute) the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally or, as to enforceability, by general equitable principles.

(c) Governmental Filings and Approvals; No Violations; Etc.

(i) Except for (A) compliance with, and filings under, the Exchange Act and the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), state securities Laws and the rules and regulations of all applicable securities exchanges, (B) filings, reports, approvals and/or notices under the HSR Act, (C) the Gaming Approvals, and (D) the filings, approvals and/or notices listed in Section 2.3(c)(i) of the Buyer Disclosure Letter, no notices, reports or other filings are required to be made by Buyer or any of its Subsidiaries with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Buyer or any of its Subsidiaries from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the Transaction and the other transactions contemplated hereby, except those that would not, individually or in the aggregate, reasonably be likely to have a Buyer Material Adverse Effect or that would not, individually or in the aggregate, prevent or materially delay Buyer from consummating the Transaction and the other transactions contemplated by this Agreement.

(ii) The execution, delivery and performance of this Agreement by Buyer and the execution, deliver and performance of any other Transaction Agreement to which Buyer or any Subsidiary of Buyer is a party does not and will not, and the consummation by Buyer or any Subsidiary of Buyer of the Transaction and the other transactions contemplated hereby and thereby will not, constitute or result in (A) a breach or violation of, or a default under, the articles of incorporation or bylaws of Buyer or the comparable governing documents of any of its Subsidiaries; (B) assuming compliance with the matters referred to in Section 2.3(c)(i), with or without notice, lapse of time or both, a breach or violation of, any Law or Permit to which Buyer or any of its Subsidiaries is subject, (C) with or without notice, lapse of time or both, a breach or violation of, a termination, cancellation or modification (or provide a right of termination, cancellation or modification) or default under, the payment of additional fees, the creation, change or acceleration of any rights or obligations under, or require consent or approval from, the other party thereto, in each case, pursuant to any contract, commitment, understanding or arrangement binding upon Buyer or any of its Subsidiaries, or (D) the creation of a Lien on any of the assets of Buyer or any of its Subsidiaries, except, in the case of clauses (B), (C) and (D) above, for any such breach, violation, termination, default, creation, acceleration or change that individually or in the aggregate, has not had and is not reasonably likely to have a Buyer Material Adverse Effect and that would not, individually or in the aggregate, prevent or materially delay Buyer from consummating the Transaction and the other transactions contemplated by this Agreement

(d) Capitalization.

(i) The authorized capital stock of Buyer consists solely of 100,000,000 shares of capital stock, par value $0.01 per share, of which 7,500,000 shares have been designated as Series A Convertible Preferred Stock. As of June 9, 2017, no shares of preferred stock were outstanding. As of June 9, 2017, (A) 22,322,120 shares of Buyer Common Stock were issued and outstanding, (B) 4,213,033 shares of Buyer Common Stock were subject to compensatory options to purchase shares of Buyer Common Stock (“Buyer Stock Options”), (C) 70,648 shares of Buyer Common Stock were subject to restricted stock units with respect to Buyer Common Stock (“Buyer RSUs”), and (D) other than the Equity Interests in the foregoing sub-sections (A) through (C), inclusive, no other Equity Interests of Buyer were issued and outstanding. Since June 9, 2017 and through the date hereof, Buyer has not granted any Buyer Stock Options or Buyer RSUs. There are no shareholder agreements, voting trusts or other agreements or understandings to which Buyer is a party or by which it is bound relating to the voting of any shares of capital stock of Buyer.

(ii) Except as set forth in Section 2.3(d)(i) or upon the exercise of Buyer Stock Options and the settlement of Buyer RSUs, in each case, that were outstanding on June 9, 2017, there are no issued, reserved for issuance or outstanding (A) shares of capital stock or other voting securities of or other ownership interests in Buyer, (B) securities of Buyer convertible into or exchangeable for shares of capital stock or other voting securities of or other ownership interests in Buyer, (C) warrants, calls, options or other rights to acquire from Buyer or other obligation of Buyer to issue, any shares of capital stock, voting securities or securities convertible into or exchangeable for capital stock or other voting securities of or other ownership interests in Buyer or (D) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued or granted by Buyer or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of or other voting securities of or other ownership interests in Buyer. All outstanding shares of capital stock of Buyer have been, and all shares that may be issued pursuant to any equity compensation plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights.

(iii) As of the date of this Agreement, there are no outstanding bonds, debentures, notes or other indebtedness of Buyer having the right to vote (whether on an as-converted basis or otherwise) (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Buyer may vote.

(iv) The Buyer Shares to be issued as part of the Transaction, when issued and delivered in accordance with the terms of this Agreement, will have been duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights and Liens (other than restrictions arising under applicable securities Laws, Gaming Laws and the Stockholder’s Agreement).

(v) All of the Equity Interests of each Subsidiary of Buyer are owned (directly or indirectly) by Buyer and are owned free and clear of any Liens (other than Liens arising under any indebtedness of Buyer). There are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments of any character under which any Subsidiary of Buyer is or may become obligated to issue or sell, or giving any Person a right to subscribe for or acquire, or in any way dispose of, any Equity Interests of any Subsidiary of Buyer.

(e) SEC Filings and the Sarbanes-Oxley Act.

(i) Buyer has filed with or furnished to the SEC (including following any extensions of time for filing provided by Rule 12b-25 promulgated under the Exchange Act) all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished, as the case may be, by Buyer since December 31, 2014 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Buyer SEC Documents”).

(ii) As of its filing date (or, if amended or supplemented, as of the date of the most recent amendment or supplement filed prior to the date of this Agreement), each Buyer SEC Document complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), and any rules and regulations promulgated thereunder, as the case may be.

(iii) As of its filing date (or, if amended or supplemented, as of the date of the most recent amendment or supplement filed prior to the date of this Agreement), each Buyer SEC Document filed or furnished pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(iv) As of the date of this Agreement there are no outstanding or unresolved comments in comment letters received from the SEC with respect to any Buyer SEC Documents. Since December 31, 2015, Buyer has not received written notice from the SEC or any other Governmental Entity that any of its accounting policies or practices are or may be the subject of any review, inquiry, investigation or challenge by the SEC or other Governmental Entity. Since December 31, 2015, Buyer’s independent public accounting firm has not informed Buyer that it has any material questions, challenges or disagreements regarding or pertaining to Buyer’s accounting policies or practices.

(v) Buyer has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are reasonably designed to ensure that material information relating to Buyer, including its consolidated Subsidiaries, is made known to Buyer’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared, and such disclosure controls and procedures are reasonably designed to ensure all such information is communicated in a timely fashion to Buyer’s principal executive officer and principal financial officer to allow timely decisions regarding the disclosure of such information in Buyer’s periodic and current reports required under the Exchange Act.

(vi) Buyer and its Subsidiaries have established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Buyer’s financial reporting and the preparation of Buyer financial statements for external purposes in accordance with GAAP. Buyer has disclosed, based on its most recent evaluation of internal controls prior to the date of this Agreement, to Buyer’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect Buyer’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls.

(vii) Neither Buyer nor any of its Subsidiaries has extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Buyer in violation of Section 402 of the Sarbanes-Oxley Act.

(viii) Buyer is in compliance, and has complied since December 31, 2014, in each case in all material respects, with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NASDAQ.

(ix) Each of the principal executive officer and principal financial officer of Buyer (or each former principal executive officer and principal financial officer of Buyer, as applicable) have made all certifications required by Rule 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the NASDAQ, and the statements contained in any such certifications are complete and correct.

(x) Neither Buyer nor any of its Subsidiaries are a party to, or have any commitment to become a party to, any joint venture, off-balance sheet partnership or similar contract (including any contract relating to any transaction or relationship between or among Buyer and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Buyer or any of its Subsidiaries in Buyer’s or such Subsidiary’s published financial statements or other Buyer SEC Documents.

(f) Buyer Reports; Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of Buyer included or incorporated by reference in the Buyer SEC Documents (including all related notes and schedules thereto) (i) fairly present in all material respects, in conformity with GAAP (except, in the case of unaudited consolidated interim financial statements, as permitted by Form 10-Q of the SEC, and subject to normal year-end audit adjustments) applied on a consistent basis (except as may be indicated therein or in the notes thereto), the consolidated financial position of Buyer and its Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments in the case of any unaudited interim financial statements), (ii) comply in all material respects with the published rules and regulations of the SEC with respect thereto, and (iii) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and except, in the case of the unaudited interim statements, as may be permitted under Form 10-Q of the Exchange Act).

(g) Absence of Certain Changes.

(i) Other than in connection with the execution and delivery of this Agreement and the consummation of the Transaction or any of the other transactions contemplated by this Agreement, since December 31, 2016 through the date of this Agreement, (A) Buyer and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business and (B) none of Buyer or any of its Subsidiaries has taken any action that would be prohibited by clauses (ii), (iii), (viii) or (ix) of Section 3.2(a) if such action was taken after the date hereof and prior to the Closing.

(ii) Since December 31, 2016 through the date of this Agreement, there has not been a Buyer Material Adverse Effect.

(h) Litigation and Liabilities.

(i) There are no actions, suits, claims, hearings, arbitrations, audits, investigations, litigations, suits or other proceedings (whether civil, criminal, administrative or otherwise) pending or, to Buyer’s Knowledge, threatened against Buyer or any of its Subsidiaries that, individually or in the aggregate, are reasonably likely to have a Buyer Material Adverse Effect or that would, individually or in the aggregate, prevent or materially delay Buyer from consummating the Transaction and the other transactions contemplated by this Agreement. Neither Buyer nor any of its Subsidiaries is a party to or subject to the provisions of any Order of any Governmental Entity which, individually or in the aggregate, is reasonably likely to have a Buyer Material Adverse Effect or that would, individually or in the aggregate, prevent or materially delay Buyer from consummating the Transaction and the other transactions contemplated by this Agreement.

(ii) Neither Buyer nor any of its Subsidiaries have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of Buyer and its Subsidiaries, other than liabilities and obligations (A) disclosed, reflected, accrued or reserved against in the Buyer’s consolidated balance sheet (including all footnotes thereto) set forth in Buyer’s annual report on Form 10-K for the fiscal year ended December 31, 2016, (B) incurred in the ordinary course of business since December 31, 2016, (C) incurred in connection with the Transaction or any other transaction or agreement contemplated by this Agreement, or (D) that are not, individually or in the aggregate, reasonably likely to have a Buyer Material Adverse Effect.

The term “Buyer’s Knowledge” shall mean the actual knowledge, after reasonable due inquiry, of those persons set forth in Section 2.3(h) of the Buyer Disclosure Letter.

(i) Financing Ability. As of the date of this Agreement, Buyer has delivered to Seller true and complete fully executed copies of (i) the commitment letter, dated as of June 10, 2017, between Buyer and JP Morgan Chase Bank, N.A., Credit Suisse Securities (USA) LLC, Macquarie Capital (USA) Inc. and Morgan Stanley Senior Funding, Inc. (as amended, supplemented or replaced in accordance with this Agreement, the “Debt Commitment Letter”) and (ii) the fee letter, between Buyer and JP Morgan Chase Bank, N.A., Credit Suisse Securities (USA) LLC, Macquarie Capital (USA) Inc. and Morgan Stanley Senior Funding, Inc., dated as of June 10, 2017 (redacted to remove only the fee amounts, the rates and amounts included in the “market flex” and other economic terms that could not adversely affect the conditionality, enforceability, availability, termination or aggregate principal amount of the Financing) (the “Fee Letter”), in each case, including all exhibits, schedules, annexes and amendments to such letters in effect as of the date of this Agreement, pursuant to which and subject to the terms and conditions thereof each of the parties thereto (other than Buyer) have severally committed to lend the amounts set forth therein to Buyer (the provision of such funds as set forth therein, the “Financing”) for the purposes set forth in such Debt Commitment Letter. The Debt Commitment Letter has not been amended, restated or otherwise modified or waived prior to the execution and delivery of this Agreement, and the commitments contained in the Debt Commitment Letter have not been withdrawn, rescinded, amended, restated or otherwise modified in any respect prior to the execution and delivery of this Agreement. As of the date of this Agreement, the Debt Commitment Letter is in full force and effect and constitutes the legal, valid and binding obligation of each of Buyer and, to Buyer’s Knowledge, the other parties thereto, subject in each case to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity. As of the date of this Agreement, there are no conditions precedent or contingencies related to the funding of the full amount of the Financing pursuant to the Debt Commitment Letter, other than as expressly set forth in the Debt Commitment Letter. Subject to the terms and conditions of the Debt Commitment Letter, Buyer will have sufficient cash, available lines of credit or other sources of immediately available funds to satisfy its payment obligations on the Closing Date, including the payment of the Cash Consideration (the “Closing Date Payments”), assuming the accuracy of the representations and warranties of Seller and the Company set forth in this Agreement in all material respects. The net proceeds contemplated from the Financing (both before and after giving effect to the exercise of any or all “market flex” provisions related thereto), together with contemplated cash on hand of Buyer, will, in the aggregate, be sufficient to consummate the transactions contemplated hereby, including the making of all Closing Date Payments on the Closing Date. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would reasonably constitute a breach or default on the part of Buyer under the Debt Commitment Letter or, to Buyer’s Knowledge, any other party to the Debt Commitment Letter (assuming the accuracy in all material respects of Seller’s representations and warranties under this Agreement for such purpose). As of the date of this Agreement, neither Buyer nor any of its Affiliates have entered into any side letters or other agreements, contracts or arrangements related to the financing of the Closing Date Payments, other than as expressly set forth in the Debt Commitment Letter. Buyer has fully paid (or caused to be paid) all commitment fees or other amounts required to be paid on or prior to the date of this Agreement in connection with the Financing. As of the date of this Agreement, assuming the satisfaction of the conditions set forth in Section 4.1 and Section 4.2 (other than those conditions that by their nature are to be satisfied by deliveries made at the Closing, but subject to the satisfaction of such conditions at the Closing), Buyer has no reason to believe that any of the conditions to the Financing will not be satisfied, nor does Buyer have knowledge, as of the date of this Agreement, that the Financing will not be made available to Buyer on the Closing Date in accordance with the terms of the Debt Commitment Letter.

(j) Compliance with Laws; Licenses. Buyer and each of its Subsidiaries are, and during the two (2) year period prior to the date hereof have been, in compliance with and are not in default under or in violation of any Laws, except where such non-compliance, default or violation would not reasonably be likely to have, individually or in the aggregate, a Buyer Material Adverse Effect and would not, individually or in the aggregate, prevent or materially delay Buyer from consummating the Transaction and the other transactions contemplated by this Agreement. No investigation or review by any Governmental Entity with respect to Buyer or any of its Subsidiaries is pending or, to Buyer’s Knowledge, threatened, nor, to Buyer’s Knowledge, has any Governmental Entity indicated an intention to conduct the same, except for such investigations or reviews that would not, individually or in the aggregate, reasonably be likely to have a Buyer Material Adverse Effect and that would not, individually or in the aggregate, prevent or materially delay Buyer from consummating the Transaction and the other transactions contemplated by this Agreement. Buyer and each of its Subsidiaries has, and during the two (2) year period prior to the date hereof had, obtained and is in compliance with all Permits necessary to conduct its business (including all applicable (x) employee licensing requirements and each has taken commercially reasonable measures to ensure that any employee who is required to have a gaming or other license under any Gaming Laws or other Laws maintains such license in current and valid form, and (y) licenses, permits, approvals, authorizations, registrations, findings of suitability, waivers and exemptions, including any condition or limitation placed thereon, issued under the applicable Gaming Laws that are necessary for Buyer and any Subsidiary of Buyer that are subject to the regulation by, or jurisdiction of, the Gaming Authorities, to own and operate their respective gaming facilities and related amenities), except those the absence of which, or non-compliance with, would not, individually or in the aggregate, reasonably be likely to have a Buyer Material Adverse Effect and would not, individually or in the aggregate, prevent or materially delay Buyer from consummating the Transaction and the other transactions contemplated by this Agreement.

(k) Related Party Transactions. There are no contracts, commitments, understandings or arrangements between Buyer or any of its Subsidiaries, on the one hand, and any other Person, on the other hand, that would be required to be disclosed by Item 404(a) of Regulation S-K promulgated under the Exchange Act.

(l) Solvency. Buyer is not entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of Buyer or any of its Subsidiaries. Buyer is Solvent as of the date of this Agreement. Assuming that (i) the Company and its Subsidiaries (taken as a whole) are Solvent as of the date hereof, (ii) the Seller has performed and complied in all material respects with its covenants and agreements set forth herein, (iii) the conditions to the obligation of Buyer to consummate the Transaction have been satisfied or waived and (iv) the most recent financial statements included in the Financial Statements present fairly in all material respects the consolidated financial condition of the Company and its consolidated Subsidiaries as at the end of the periods covered thereby and the consolidated results of operations of the Company and its consolidated Subsidiaries for the periods covered thereby, then each of Buyer and the Company and its Subsidiaries (on a consolidated basis) will, after giving effect to the Transaction or any other transaction contemplated by this Agreement, including the funding of the Financing and any Alternative Financing, payment of the Cash Consideration, and payment of all other amounts required to be paid in connection with the consummation of the Transaction or any other transaction contemplated by this Agreement and the payment of all related fees and expenses, be Solvent at and after the Closing. As used in this Section 2.3(l), the term “Solvent” shall mean, with respect to a particular date, that on such date, (A) the sum of the assets, at a fair valuation, of Buyer and, after the Closing, the Company and its Subsidiaries (on a consolidated basis) and of each of them (on a stand-alone basis) will exceed their debts, (B) Buyer and, after the Closing, the Company and its Subsidiaries (on a consolidated basis) and each of them (on a stand-alone basis) has not incurred and does not intend to incur, and does not believe that it will incur, debts beyond its ability to pay such debts as such debts mature, and (C) Buyer has and, after the Closing, the Company and its Subsidiaries (on a consolidated basis) and each of them (on a stand-alone basis) will have, sufficient capital and liquidity with which to conduct its business. For purposes of this Section 2.3(l), “debt” means any liability on a claim, and “claim” means any (1) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, and (2) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

(m) No Denial or Revocation of Gaming Licenses. Since December 31, 2009, neither Buyer nor any of its Subsidiaries: (i) ever applied for a casino or other Gaming license in any state or other jurisdiction and been denied; (ii) experienced any revocation or failure to renew any such license; or (iii) withdrawn or not applied for any such license or renewal after being informed orally or in writing by any Governmental Entity that it would be denied such a license or renewal if it were applied for.

(n) Brokers. No broker, investment banker, financial advisor or other Person, is entitled to any brokerage, finder’s or other fee or commission in connection with the Transaction or any other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer for which the Company or Seller could have any liability.

(o) Certain Arrangements. Neither Buyer nor any of its Affiliates or any other Person on behalf of Buyer or its Affiliates has entered into any contract, commitment, agreement, instrument, obligation, arrangement, understanding or undertaking, whether written or oral, with any member of the Company’s management or directors that is related to the Company, its Subsidiaries or the transactions contemplated by this Agreement.

(p) No Other Seller or Company Representations or Warranties. Except for the representations and warranties set forth in Sections 2.1 and 2.2, in any other Transaction Agreement, Buyer hereby acknowledges and agrees that neither Seller nor any of its Subsidiaries, nor any of their respective stockholders, Affiliates or Representatives, nor any other Person, has made or is making any other express or implied representation or warranty with respect to Seller, the Company or any of its Subsidiaries or their respective business or operations, including with respect to any information provided, disclosed or delivered to Buyer. Neither Seller, the Company nor any of their Subsidiaries, nor any of their respective stockholders Affiliates or Representatives, nor any other Person, will have or be subject to any liability or indemnification obligation to Buyer or any other Person resulting from the delivery, dissemination or any other distribution to Buyer or any other Person, or the use by Buyer or any other Person, of any such information provided or made available to them by Seller, the Company or any of their Subsidiaries, or any of their respective stockholders Affiliates or Representatives, or any other Person, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans, cost-related plans or other material provided or made available to Buyer or any other Person in certain “data rooms,” confidential information memoranda, management presentations or due diligence discussions in anticipation or contemplation of any of the transactions contemplated by this Agreement. Buyer acknowledges and agrees that it (i) has had an opportunity to discuss the business of the Company and its Subsidiaries with the management of the Company and Seller, (ii) has had reasonable access to (x) the books and records of Seller, the Company and its Subsidiaries and (y) the documents provided by Seller and the Company for purposes of the transactions contemplated by this Agreement, (iii) has been afforded the opportunity to ask questions of and receive answers from officers of Seller and the Company.

(q) Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company and its Subsidiaries by Buyer, Buyer has received and may continue to receive from the Company and Seller certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan and cost-related plan information, regarding the Company, its Subsidiaries and their respective businesses and operations. Buyer hereby acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, with which Buyer is familiar, that Buyer is taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans and cost-related plans, so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans), and that Buyer will have no claim against Seller, the Company or any of their Subsidiaries, or any of their respective stockholders, Affiliates or Representatives, or any other Person, with respect thereto. Accordingly, Buyer hereby acknowledges that none of Seller, the Company nor any of their Subsidiaries, nor any of their respective stockholders, Affiliates or Representatives, nor any other Person, has made or is making any representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements, business plans or cost-related plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements, business plans or cost-related plans).

ARTICLE III

Covenants

3.1 Interim Operations of Seller.

(a) Seller covenants and agrees as to itself, the Company and its Subsidiaries that, after the date hereof and prior to the earlier of the Closing and the termination of this Agreement in accordance with Article V, except (I) as consented to in writing by Buyer (such consent not to be unreasonably withheld, delayed or conditioned), (II) as otherwise required or expressly permitted by this Agreement, (III) as required by a Governmental Entity or applicable Law or (IV) as set forth in Section 3.1(a) of the Seller Disclosure Letter, (X) the business of the Company and its Subsidiaries shall be conducted in all material respects in the ordinary course of business consistent with past practice and, to the extent consistent with the foregoing, the Company and its Subsidiaries shall use their respective reasonable best efforts to preserve their businesses substantially intact and maintain satisfactory relationships with key employees and Governmental Entities, customers and suppliers having significant business dealings with them, and (Y) without limiting the generality of the foregoing, Seller shall not and shall not permit the Company or any of the Company’s Subsidiaries to:

(i) adopt any change in its certificate of incorporation or bylaws or other applicable governing documents;

(ii) adopt or publicly propose a plan of complete or partial liquidation, restructuring, recapitalization or other reorganization, or resolutions providing for or authorizing such a liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company;

(iii) issue, sell, transfer, pledge, dispose of or encumber (A) any Company Membership Interests or any other capital stock of the Company or any of its Subsidiaries (other than (x) the issuance of shares by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company; or (y) Permitted Liens), (B) securities convertible or exchangeable into or exercisable for any such Company Membership Interests or other capital stock or (C) or any rights, warrants, options, calls or commitments to acquire any such Company Membership Interests, other capital stock or convertible or exchangeable securities;

(iv) declare, set aside, make or pay any dividend or other distribution, payable in stock or property (other than cash or cash equivalents), with respect to any of its capital stock (except for dividends paid by any direct or indirect wholly owned Subsidiary of the Company to the Company or to any other direct or indirect wholly owned Subsidiary of the Company);

(v) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire any of its Equity Interests, capital stock or securities convertible or exchangeable into or exercisable for any of its capital stock;

(vi) merge or consolidate the Company or any of its Subsidiaries with any other Person, or acquire any business of any other Person (whether by merger, consolidation, acquisition of stock or all or substantially all assets or similar), except for any such transactions among wholly owned Subsidiaries of the Company;

(vii) sell, assign, license, lease, transfer or dispose of any of its properties, rights or assets, other than (A) sales, assignment, licenses, leases, transfer or dispositions in the ordinary course of business, (B) sales, transfers and dispositions of obsolete, non-operating or worthless assets or properties, (C) sales, leases, transfers or other dispositions made in connection with any transaction among the Company and its wholly owned Subsidiaries or among its wholly owned Subsidiaries, (D) Permitted Liens, (E) sales, leases, licenses or other dispositions of assets with a fair market value not in excess of $250,000 individually or $500,000 in the aggregate or (F) pursuant to a contract, commitment, understanding or arrangements in effect as of the date of this Agreement;

(viii) incur any Indebtedness, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, other than under credit facilities of the Company and its Subsidiaries in existence as of the date hereof and on the terms of such credit facilities as of the date hereof;

(ix) (A) amend in any material respect or terminate, cancel or waive any of the Company’s or its Subsidiaries’ material rights under any Material Contract or Lease (other than expirations in accordance with their respective terms or terminations by the counterparties thereto), or (B) enter into any new contract, agreement or instrument that would constitute a Material Contract if it was in effect as of the date hereof, except, in the case of the foregoing clauses (A) and (B), to the extent (x) such action was taken in the ordinary course of business consistent with past practice and (y) the Company promptly (and in any event within ten (10) business days) provides written notice of such action to Buyer;

(x) except as required pursuant to the terms of any Benefit Plan in effect as of the date hereof, or as otherwise required by applicable Law, (A) materially increase the compensation, bonus, pension, severance or termination pay of any employee of the Company or any of its Subsidiaries, except, for employees with annual base salary or wages below $200,000, for increases in annual salary or wage rate in the ordinary course of business consistent with past practice, (B) become a party to, establish, adopt, materially amend, or terminate any Benefit Plan or any arrangement that would have been a Benefit Plan had it been entered into prior to this Agreement, or (C) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Benefit Plan that is required by applicable Law to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP; or

(xi) settle any claim, investigation, proceeding or litigation with a Governmental Entity or third party, in each case threatened, made or pending against the Company or any of its Subsidiaries, other than the settlement of claims, investigations, proceedings or litigation for only monetary damages (A) for an amount (excluding any amounts that are covered by any insurance policies of the Company or its Subsidiaries, as applicable) not in excess of the amount reflected or reserved therefor in the Financial Statements (including, for the avoidance of doubt any reserves for self-insurance) or (B) for an amount of less than $350,000 in any individual case;

(xii) other than as required (A) by GAAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, or (B) by Law, make any change in accounting methods, principles or practices affecting the consolidated assets, liabilities or results of operations of the Company where such change would reasonably be likely to have a Company Material Adverse Effect;

(xiii) make, change or revoke any material Tax election (including an entity classification election pursuant to Treasury Regulation 301.7701-3); settle or compromise any claim, notice, audit report or assessment in respect of material non-income Taxes; adopt or change any material method of Tax accounting; enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any material Tax; surrender any right to claim a material non-income Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any material non-income Tax claim or assessment;

(xiv) make any loans or advances to any Person, except for the extension of credit to customers and advances to employees, officers or consultants of the Company or its Subsidiaries, in each case incurred in the ordinary course of business consistent with past practices, and intercompany loans or advances between or among the Company and its Subsidiaries;

(xv) agree, resolve, authorize or commit to do any of the foregoing actions prohibited pursuant to clauses (i)-(xiv) of this Section 3.1(a).

(b) Special Distributions. Notwithstanding anything to the contrary in this Agreement, including the foregoing Section 3.1(a), at any time (and on one or more occasions) prior to the Closing, Seller may cause the Company and its Subsidiaries to pay one or more cash distributions to Seller of the cash and cash equivalents held by the Company and its Subsidiaries.

3.2 Interim Operations of Buyer.

(a) Buyer covenants and agrees as to itself and its Subsidiaries that, after the date hereof and prior to the earlier of the Closing and the termination of this Agreement in accordance with Article V, except (I) as consented to in writing by Seller (such consent not to be unreasonably withheld, delayed or conditioned), (II) as otherwise required or expressly permitted by this Agreement, (III) as required by a Governmental Entity or applicable Law or (IV) as set forth in Section 3.2(a) of the Buyer Disclosure Letter, (X) the business of Buyer and its Subsidiaries shall be conducted in the in all material respects in the ordinary course of business consistent with past practice and, to the extent consistent with the foregoing, Buyer and its Subsidiaries shall use their respective reasonable best efforts to preserve their business substantially intact and maintain satisfactory relationships with key employees and Governmental Entities, customers and suppliers having significant business dealings with them, and (Y) without limiting the generality of the foregoing, Buyer shall not, nor shall it permit any of its Subsidiaries to:

(i) amend the articles of incorporation or bylaws of Buyer in a manner that would have an adverse impact on the value of Buyer Common Stock; provided, that, any amendment to its articles of incorporation to increase the authorized number of shares of any class or series of the capital stock of Buyer shall in no way be restricted by the foregoing;

(ii) adopt or publicly propose a plan of complete or partial liquidation, restructuring, recapitalization or other reorganization, or resolutions providing for or authorizing such a liquidation, dissolution, restructuring, recapitalization or other reorganization of Buyer;

(iii) (A) enter into agreements with respect to, or consummate, any mergers or business combinations, or any acquisition of any other Person or business or (B) make investments in any other Person, in each case that would reasonably be likely to prevent, or materially impede or materially delay, the consummation of the Transaction or the other transactions contemplated hereby;

(iv) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock, except for acquisitions, or deemed acquisitions of Buyer Common Stock in connection with the (A) the payment of the exercise price of Buyer Stock Options with Buyer Common Stock (including in connection with “net exercises”) and (B) required Tax withholding in connection with the exercise of Buyer Stock Options and the vesting or settlement of Buyer RSUs;

(v) declare, authorize or pay any dividends on or make any distribution with respect to its outstanding shares (whether in cash, assets, stock or other securities of Buyer or its Subsidiaries), except (A) dividends and distributions paid or made on a pro rata basis by Subsidiaries of Buyer or (B) dividends payable by a direct or indirect wholly owned Subsidiary of Buyer to Buyer or to any other direct or indirect wholly owned Subsidiary of Buyer;

(vi) except for the Buyer Shares, issue, deliver or sell, or authorize the issuance, delivery or sale of shares of Buyer Common Stock (or any options, warrants, convertible securities or other rights of any kind to acquire any Buyer Common Stock), other than the issuance of any shares of Buyer Common Stock upon the exercise of Buyer Stock Options or the settlement of Buyer RSUs that are outstanding on the date of this Agreement in accordance with the applicable terms thereof on the date of this Agreement;

(vii) enter into any contract, arrangement or agreement between Buyer or any of its Subsidiaries and any current or former director or officer of Buyer or any Person beneficially owning 5% or more of the outstanding Buyer Common Stock (other than indemnity and employment agreements with directors and officers entered into in the ordinary course of business);

(viii) enter into any lease, transfer, sale or other disposition of any material assets or properties of Buyer or any of its Subsidiaries;

(ix) settle any claim, investigation, proceeding or litigation with a Governmental Entity or third party, in each case threatened, made or pending against Buyer or any of its Subsidiaries, other than the settlement of claims, investigations, proceedings or litigation made (A) for an amount (excluding any amounts that are covered by insurance policies of Buyer or its Subsidiaries, as applicable) not in excess of the amount reflected or reserved therefor in the financial statements of Buyer included in the Buyer SEC Documents or (B) for an amount of less than ten million dollars ($10,000,000.00) in the aggregate (on an annualized basis); or

(x) agree, authorize, resolve or commit to do any of the foregoing actions prohibited by clauses (i)-(ix) of this Section 3.2(a).

(b) The Parties understand and agree that nothing contained in this Agreement is intended to give Buyer directly or indirectly, the right to control or direct Seller’s or its Subsidiaries’ operations prior to the Closing, and nothing contained in this Agreement is intended to give Seller, directly or indirectly, the right to control or direct Buyer’s or its Subsidiaries’ operations.

3.3 Filings; Other Actions; Notification.

(a) Cooperation. Subject to the terms and conditions of this Agreement, Seller and Buyer shall cooperate with each other and use (and shall cause their respective Subsidiaries, and Seller and Buyer’s and their Subsidiaries’ respective directors, managers, officers, stockholders, members and employees, to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Transaction and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity (including any Gaming Authority) in order to consummate the Transaction and the other transactions contemplated by this Agreement; provided, that without limiting the generality of the foregoing, each of Seller and Buyer shall submit all applicable initial applications and filings required under Gaming Laws to the relevant Gaming Authorities within forty five (45) days after the date of this Agreement. Subject to applicable Laws relating to the exchange of information, Buyer and Seller shall have the right to review in advance and, to the extent practicable and upon the request of the other, each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Buyer or Seller, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity (including any Gaming Authority) in connection with the Transaction, provided, that in no event will the Buyer or Seller be entitled to review confidential information regarding any individual who is an employee, officer or director of the other (or one of their Affiliates). In exercising the foregoing rights, each of Buyer and Seller shall act reasonably and as promptly as practicable. Nothing in this Agreement shall require Seller or its Subsidiaries to take or agree to take any action with respect to their business or operations unless the effectiveness of such agreement or action is conditioned upon Closing. Unless otherwise expressly agreed herein (including Section 3.3(d)) and except in relation to the Financing, none of Seller, Buyer or any of their respective Affiliates shall be required to, make or agree to pay any consideration, fee or other similar payment to any third Person who is not a Governmental Entity, or agree to modify the terms of any contract or other agreement, waive any right or grant any concession (in each case with respect to such third Person who is not a Governmental Entity), in each case, to obtain any consent or release that is required or requested from or by such third Person in connection with the consummation of the transactions contemplated by this Agreement.

(b) Information. Subject to applicable Laws, the Buyer and Seller each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Buyer, Seller or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Transaction.

(c) Status. Subject to applicable Laws and the instructions of any Governmental Entity, Buyer and Seller each shall use reasonable best efforts to keep the other apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly updating the other party regarding any material developments in its discussions with Gaming Authorities and furnishing the other with copies of notices or other communications received by Buyer or Seller, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Transaction and the other transactions contemplated hereby. Except with respect to routine communications with Gaming Authorities, neither Buyer nor Seller shall permit any of its officers or any other Representatives to participate in any substantive telephone discussion or meeting with any Governmental Entity in respect of any filings, investigation or other inquiry with respect to the Transaction unless, to the extent practicable, (i) it consults with the other Party in advance and (ii) to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend and participate in such meeting or substantive telephone discussion.

(d) Regulatory Matters. Subject to the terms and conditions set forth in this Agreement, without limiting the generality of the other undertakings pursuant to this Section 3.3, each of Seller (in the case of Section 3.3(d)(i) set forth below) and Buyer (in all cases set forth below) (and each Party shall cause its Subsidiaries and its and their directors, managers, officers, stockholders, members and employees to in respect of such provisions) agree to take or cause to be taken the following actions:

(i) the prompt provision to each and every federal, state, local or foreign court or Governmental Entity with jurisdiction over enforcement of any applicable antitrust or competition Laws or Gaming Laws (“Government Antitrust/Gaming Entity”) of non-privileged information and documents requested by any Government Antitrust/Gaming Entity or that are necessary, proper or advisable to permit consummation of the Transaction and the other transactions contemplated by this Agreement;

(ii) all actions necessary or advisable to avoid the entry of any permanent, preliminary or temporary injunction or other Order that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Transaction and the other transactions contemplated by this Agreement and resolve, avoid, or eliminate impediments or objections, if any, that may be asserted with respect to the transactions contemplated by this Agreement under any antitrust or competition Law or any Gaming Law, including (x) the defense through litigation on the merits of any claim asserted in any court, agency or other proceeding by any Person, including any Governmental Entity, seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of such transactions, (y) the proffer and agreement by Buyer or its Subsidiaries of its willingness to sell, lease, license or otherwise dispose of, or hold separate pending such disposition, and promptly to effect the sale, lease, license, disposal and holding separate of, such assets, rights, product lines, licenses, categories of assets or businesses or other operations, or interests therein, of the Buyer, Buyer’s Subsidiaries and/or the Company and its Subsidiaries (and the entry into agreements with, and submission to Orders of, the relevant Government Antitrust/Gaming Entity giving effect thereto) and (z) taking or committing to take actions that would limit Buyer, Buyer’s Subsidiaries and/or the Company’s or its Subsidiaries’ freedom of action with respect to, or its or their ability to retain any assets, properties, products, rights, services or businesses of Buyer, Buyer’s

Subsidiaries and/or the Company or its subsidiaries or any interest or interests therein, if such actions should be reasonably necessary or advisable to avoid, prevent, eliminate or remove (A) the commencement of any proceeding in any forum, (B) the issuance of any Order or Law, or (C) any other impediment, that would reasonably be expected to materially delay or otherwise restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement by any Government Antitrust/Gaming Entity (it being understood that, as it relates to the Company and its Subsidiaries, no such action will be binding on the Company or its Subsidiaries unless it is contingent upon the occurrence of the Closing); and

(iii) in the event that any permanent, preliminary or temporary Order or Law is entered, issued or enacted, or becomes reasonably foreseeable to be entered, issued or enacted, in any proceeding, review or inquiry of any kind that would make consummation of the transactions contemplated by this Agreement in accordance with the terms of this Agreement unlawful or that would reasonably be expected to materially delay or otherwise restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement, any and all steps (including, without limitation, the appeal thereof, the posting of a bond or the taking of the steps contemplated by Section 3.3(d)(ii)) necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate, avoid or remove such actual, anticipated or threatened Order so as to permit such consummation on or prior to the Termination Date.

(e) Prior to the Closing, none of Buyer or any of its Subsidiaries shall acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or equity interests, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation would reasonably be expected to: (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any consents of any Governmental Entity necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period; (ii) materially increase the risk of any Governmental Entity seeking or entering an Order prohibiting the consummation of the transactions contemplated by this Agreement; or (iii) materially increase the risk of not being able to remove any such Order on appeal or otherwise.

(f) Notwithstanding the foregoing, commercially and/or competitively sensitive information and materials of a Party will be provided to the other Party on an outside counsel-only basis while, to the extent feasible, making a version in which the commercial and/or competitively sensitive information has been redacted available to the other Party.

3.4 Access and Reports. From the date hereof to the Closing or the earlier termination of this Agreement, upon reasonable prior written notice from Buyer, subject to applicable Law, Seller shall (and shall cause its Subsidiaries to) afford Buyer’s officers and other authorized Representatives reasonable access, during normal business hours throughout the period prior to the Closing, to the Company’s and its Subsidiaries’ employees, properties, books, contracts and records and, during such period, Seller shall (and shall cause its Subsidiaries to) furnish promptly to Buyer all information concerning the Company’s and its Subsidiaries’

business, properties and personnel as may reasonably be requested, provided, that, no investigation pursuant to this Section 3.4 shall affect or be deemed to modify any representation or warranty made by Seller herein, and provided, further, that the foregoing shall not require Seller or its Subsidiaries (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of Seller would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality, (ii) to disclose any information of Seller or any of its Subsidiaries that is subject to legal privilege, or (iii) to permit any environmental sampling or invasive environmental testing, except to the extent required pursuant to Section 3.7(c)(iv) in connection with the Financing following the completion of any updated Phase I environmental testing performed with respect to the Owned Properties or Leased Properties (provided, that such Phase I report recommends that such sampling or invasive testing be carried out and, in such event, only in scope limited to the issue identified in the Phase I sampling recommendation); provided that if any information is withheld pursuant to clauses (i) or (ii), Seller shall inform Buyer as to the general nature of what is being withheld and use reasonable best efforts to make substitute disclosure arrangements to provide any such information to the Buyers in a manner that will not violate any such obligations of confidentiality or jeopardize any such legal privilege. All requests for access or information made pursuant to this Section 3.4 shall be directed to an officer of Seller or the Company or other Person designated by Seller. All such information shall be governed by the terms of the Confidentiality Agreement and Access Agreement.

3.5 Publicity. The initial press release regarding the Transaction shall be a joint press release and thereafter Seller and Buyer each shall use reasonable best efforts to consult reasonably with each other prior to issuing any press releases or otherwise making public announcements with respect to the Transaction and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except (a) as may be required by Law, by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or at the request of any Governmental Entity or (b) with respect to Buyer, in any periodic report filed by Buyer with the SEC after the initial disclosure of the Transaction and/or this Agreement by Buyer on Form 8-K (provided that Buyer, to the extent permitted by Law, will consult with Seller on those parts of such periodic reports that relate to the Transaction to the extent such disclosure is not consistent with public disclosures by the Parties related to the Transaction prior to the date such periodic reports are filed and will, in good faith, take into account Seller’s reasonable comments thereto).

3.6 Expenses. Except as otherwise specifically provided in this Agreement, Seller, on the one hand, and Buyer, on the other hand, shall bear their respective expenses, costs and fees (including attorneys’, auditors’ and financing fees, if any) in connection with the Transaction and the other transactions contemplated hereby, including the preparation, execution and delivery of this Agreement and compliance herewith, whether or not the Transaction is effected; provided, that, if the Closing occurs, Buyer shall be solely responsible for (x) all filing fees under the HSR Act, (y) all costs and expenses (including attorneys’ fees) incurred by Buyer and Seller, the Company and each Subsidiary of the Company) in connection with any approvals, licenses or findings of suitability related to or arising out of any Gaming Laws, and (z) all amounts payable to the title insurer in respect of title commitments, copies of exceptions and title policies, search fees and closing fees, and amounts payable to surveyors.

3.7 Financing.

(a) (i) Buyer shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, as promptly as practicable, all things necessary, proper or advisable to arrange and obtain the Financing on the terms and conditions (including the “market flex” provisions) described in the Debt Commitment Letter, including using reasonable best efforts to, (A) maintain in effect the Debt Commitment Letter, (B) satisfy, or cause to be satisfied, on a timely basis all conditions to funding in the Debt Commitment Letter and each definitive agreement with respect thereto (collectively, with the Debt Commitment Letter and the Fee Letter, the “Debt Documents”) to the extent applicable to Buyer, (C) as promptly as practicable negotiate, execute and deliver definitive agreements with respect to the Financing on the terms and conditions contemplated by the Debt Commitment Letter (including any related “market flex” provisions) and, if executed prior to the Closing Date, deliver to Seller a copy of any material definitive agreement promptly following such execution, (D) timely prepare the necessary marketing materials with respect to the Financing, (E) consummate the Financing at or prior to the time the Closing should occur pursuant to Section 1.3 and (F) enforce their rights under the Debt Documents. Buyer shall promptly notify Seller in writing (but in any event not later than 24 hours after such occurrence) if Buyer becomes aware (1) of any breach, default, termination or repudiation by any party to any Debt Document, (2) that any portion of the Financing contemplated by the Debt Commitment Letter may not be available and (3) of any expiration or termination of any Debt Document (each, a “Financing Failure Event”). As soon as reasonably practicable, but in any event within two (2) days of the delivery by Seller to Buyer of a written request therefor, Buyer shall provide any information reasonably requested by Seller relating to any Financing Failure Event, provided, that in no event will Buyer be under any obligation to disclose any information that is subject to applicable legal privileges (including the attorney-client privilege) or binding obligation of confidentiality to a third party. Buyer shall refrain from taking, directly or indirectly, any action that could reasonably be expected to result in a failure of any of the conditions contained in the Debt Documents.

(ii) Without limiting the provisions of Section 3.7(a)(i), Buyer shall keep the Company informed, promptly upon request, in reasonable detail, of the status of its efforts to arrange the Financing and provide to Seller executed copies of the Debt Documents (provided, that, any fee letters, engagement letters or other agreements that, in accordance with customary practice, are confidential by their terms, and that do not affect the conditionality or amount of the Financing, may be redacted so as not to disclose such terms that are so confidential); provided, that in no event will Buyer be under any obligation to disclose any information that is subject to any applicable legal privileges (including the attorney-client privilege). If any portion of the Financing becomes, or would reasonably be expected to become, unavailable on the terms and conditions contemplated by the Debt Commitment Letter (after taking into account “market flex” terms), Buyer shall immediately notify Seller, and Buyer shall use its reasonable best efforts to arrange to obtain alternative financing, including from alternative sources, in an amount sufficient to make the Closing Date Payments and consummate the transactions contemplated by this Agreement and on terms (including structure, covenants and pricing) not materially less favorable (after giving effect to any “market flex”), taken as a whole, to Buyer (as reasonably determined by Buyer) and with lenders reasonably satisfactory to Buyer (“Alternative Financing”) as promptly as practicable following the occurrence of such event. The provisions of this Section 3.7 shall be applicable to the Alternative Financing, and, for the purposes of this Agreement, all references to the “Financing” shall be deemed to include such Alternative Financing and all references to the “Debt Commitment Letter” and “Debt Documents” shall include the applicable documents for the Alternative Financing. Buyer shall deliver to Seller true, correct and complete copies of all agreements entered into with any such alternative source in connection with the Alternative Financing promptly following the execution thereof. Buyer shall (1) comply in all material respects with each Debt Document and (2) not permit, without the prior written consent of Seller, any amendment or modification to be made to, or any termination, rescission or withdrawal of, or any material waiver of any provision or remedy under, any Debt Document that (individually or in the aggregate with any other amendments, modifications or waivers) could reasonably be expected to (w) adversely affect the ability of Buyer to enforce its material rights against other parties to the Debt Commitment Letter or the Debt Documents as so amended, replaced, supplemented or otherwise modified, relative to the ability of Buyer to enforce its material rights against such other parties to the Debt Commitment Letter as in effect on the date hereof or in the Debt Documents, (x) reduce the aggregate amount of the Financing under any Debt Document, (y) impose any new or additional condition, or otherwise amend, modify or expand any condition, to the receipt of any portion of the Financing or (z) result in any delay to closing of the Financing or the Transaction; provided, that, Buyer may replace or amend the Debt Commitment Letter solely to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Commitment Letter as of the date hereof in accordance with the terms thereof. Buyer shall provide notice to Seller promptly upon receiving the Financing.

(b) Buyer acknowledges and agrees that neither the obtaining of the Financing or any Alternative Financing, nor the completion of any syndication or issuance of securities contemplated by the Financing or any Alternative Financing, is a condition to Closing.

(c) Prior to the Closing, Seller agrees to use its reasonable best efforts to provide, and shall use its reasonable best efforts to cause its Subsidiaries and its and their respective Representatives to use their reasonable best efforts to provide, all customary cooperation in connection with the arrangement of the Financing or any Alternative Financing as may be reasonably requested in writing by Buyer, including using its reasonable best efforts to do the following:

(i) furnish Buyer and its Financing Sources, as promptly as practicable, with the financial statements required under clauses (A) and (B) of paragraph (iii) of Annex III of the Debt Commitment Letter (as in effect on the date of this Agreement) and other pertinent historical financial information relating solely to the Company and its Subsidiaries as may be reasonably requested by Buyer and that is customary to be included in reasonable and customary syndication documents and materials, including information memoranda, lender presentations, rating agency materials and presentations, and similar documents and materials in connection with the

Financing; provided, that, Seller shall not be required to prepare or provide any (A) financial information concerning the Company or its Subsidiaries that Seller does not maintain in the ordinary course of business or (B) other information not reasonably available to Seller and its Subsidiaries under its current reporting systems; provided, further, that the financial statements and other information provided by Seller hereunder will not include any (I) pro forma financial information, including pro forma cost savings, synergies, capitalization or other pro forma adjustments desired to be incorporated into any pro forma financial information, (II) description of all or any component of the Financing, including any such description to be included in any liquidity or capital resources disclosure, (III) projections, risk factors or other forward-looking statements relating to all or any component of the Financing, (IV) subsidiary financial statements or any other information of the type required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X, or (V) Compensation Discussion and Analysis or other information required by Item 402 of Regulation S-K under the Securities Act and the executive compensation and related person disclosure rules related to SEC Release Nos. 33-8732A, 34-54302A and IC-2744A;

(ii) have appropriate members of the Company’s senior management team directly participate during normal business hours, at times to be mutually agreed, in a reasonable number of meetings, presentations, due diligence sessions and sessions with prospective lenders and ratings agencies that are customary for financings of a type similar to the Financing;

(iii) executing and delivering any customary credit agreements and pledge and security documents and otherwise reasonably facilitating the granting of a security interest (and perfection thereof) in collateral, guarantees, other definitive financing documents or other certificates, customary closing certificates and documents as may be reasonably requested by Buyer and assisting in the negotiation of any such agreements and other documents; provided, that, any obligations contained in all such agreements and documents shall be subject to the occurrence of the Closing and effective no earlier than the Closing;

(iv) using reasonable best efforts to facilitate the obtaining of payoff letters, lien terminations, surveys, title insurance, environmental assessments and auditor consents as reasonably requested by Buyer and customary for financings similar to the Financing; and

(v) taking such other actions within its control as are reasonably requested by Buyer to facilitate the satisfaction of conditions precedent to obtaining the Financing, including using reasonable best efforts to deliver to Buyer (A) documentation and other information reasonably requested by Buyer at least 10 business days prior to Closing that are required by bank regulatory authorities under applicable “know-your-customer” rules, including the Patriot Act; (B) customary evidence of property and liability insurance of the Company and its Subsidiaries with customary endorsements in favor of secured Financing Sources (provided, that this sub-section (B) will not apply to terrorism or excess liability insurance, each of which will cease at Closing); and (C) such information with respect to the Company and its Subsidiaries as is reasonably available and customary or required for the completion or delivery of schedules and opinions in connection with the Financing;

it being understood that, notwithstanding anything to the contrary herein, (x) the condition set forth in Section 4.2(b) shall be deemed satisfied as it applies to Seller’s obligations pursuant to this Section 3.7(c), and (y) Buyer shall not have the right to terminate this Agreement pursuant to Section 5.1(e) on account of a breach of Seller’s obligations pursuant to this Section 3.7(c), in each case, unless the Financing (or any Alternative Financing) has not been obtained directly and primarily as a result of Seller’s Willful Breach of its obligations under this Section 3.7(c). Each of the Seller and its Subsidiaries hereby consents to the use of all of their respective logos in connection with the Financing; it being understood and agreed that such logos may only be used in a manner that is not intended, or reasonably likely, to harm, disparage or otherwise adversely affect Seller and its Subsidiaries or their respective reputations or goodwill.

(d) Nothing in this Section 3.7 shall (i) require such cooperation to the extent it would interfere unreasonably with the business or operations of Seller, the Company or their Subsidiaries, (ii) prior to the Closing, require Seller, the Company or any of their Subsidiaries to pay any commitment or other similar fee or incur or become subject to any other liability or obligation, or agree to provide any indemnity, in connection with the Financing or any Alternative Financing, (iii) require Seller, the Company, their Subsidiaries or their Representatives to (A) give any indemnities in connection with the Financing that are effective prior to the Closing, (B) authorize, execute or enter into or perform any agreement or take any action or commit to take any action with respect to the Financing or any Alternative Financing that is not contingent upon the Closing or that would be effective prior to the Closing, (C) enter into any resolution, consent, approval or similar corporate action, including any relating to approving the Financing, any Alternative Financing or any guarantee or pledge of assets in connection therewith, (D) make any representation, warranty or certification as to which Seller has determined such representation, warranty or certification is not true, or (E) take any action that would conflict with or violate Seller’s, the Company’s or any Subsidiaries’ organizational documents or any Laws or result in, prior to the Closing, the contravention of, or that would reasonably be expected to result in, prior to the Closing, a violation or breach of, or default under, any binding contract, commitment, understanding or arrangements to which Seller, the Company or any of their Subsidiaries is a party, (iv) require any director, manager, officer or employee of Seller, the Company or any of their Subsidiaries to deliver any certificate or take any other action pursuant to this Section 3.7 to the extent any such action would reasonably be expected to result in personal liability to such director, manager, officer or employee, or (v) obligate Seller, the Company or any of their Subsidiaries to provide, or cause to be provided, any legal opinion by its counsel, or to provide any information or take any action to the extent it would result in a violation of Law or loss of any privilege. Buyer shall be responsible for the preparation of pro forma financial information, including pro forma cost savings, synergies, capitalization or other pro forma adjustments desired to be incorporated into any pro forma financial information.

(e) All non-public or other confidential information provided by Seller, its Subsidiaries or any of their Representatives pursuant to this Section 3.7 will be kept confidential in accordance with the Confidentiality Agreement, except that Buyer will be permitted to (x) disclose such information to any Financing Sources or prospective Financing Sources and other financial institutions and investors that may become parties to the Financing and to any underwriters, initial purchasers or placement agents in connection with the Financing (and, in each case, to their respective counsel and auditors) so long as such Persons (i) agree to be bound by the Confidentiality Agreement as if parties thereto; or (ii) are subject to other confidentiality undertakings reasonably satisfactory to Seller and of which Seller is a beneficiary (it being acknowledged and agreed that it shall be satisfactory to Seller if such disclosure is made subject to the acknowledgment and acceptance by such recipient that such information is being disseminated on a confidential basis in accordance with standard syndication processes or customary market standards for dissemination of such types of information, which shall in any event require “click through” or other affirmative actions on the part of the recipient to access such information) and (y) include such information in public filings with the SEC related to the Transactions to the extent (A) such information is publicly available or of a type that would customarily be publicly available if the Company were a public reporting company and (B) Seller is provided drafts of any such filing a reasonable time prior to its filing with the SEC, Seller is provided a reasonable opportunity to comment on such filing, and Buyer, in good faith, takes into account Seller’s reasonable comments thereto.

(f) Buyer shall indemnify and hold harmless Seller, the Company, their Subsidiaries and their Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with (i) the arrangement of the Financing and the performance of their respective obligations under this Section 3.7 and (ii) any information utilized in connection therewith (except for historical financial statements of the Company). Buyer shall, promptly upon written request by Seller, reimburse Seller, the Company and their Subsidiaries for reasonable out-of-pocket costs and expenses incurred by Seller, the Company or their Subsidiaries (including those of their Representatives) in connection with cooperation provided pursuant to this Section 3.7. Buyer acknowledges and agrees that, except for obligations of Buyer’s Subsidiaries from and after the Closing, Seller, its Subsidiaries and their respective Representatives shall not have any responsibility for, or incur any liability to any Person under any arrangement with respect to the Financing that Buyer may request in connection with the transactions contemplated by this Agreement.

(g) For purposes of this Agreement, the following terms have the following meanings:

“Marketing Period” shall mean the first period of 15 consecutive business days after the date of this Agreement throughout which Buyer shall have received from Seller the Financing Information; provided, that (a) (i) July 3, 2017 through July 4, 2017 will not be business days for purposes of the Marketing Period, (ii) the Marketing Period must either end on or prior to August 18, 2017, or if such period has not ended on or prior to August 18, 2017, then the Marketing Period may not commence until after September 5, 2017, (iii) November 23, 2017 and November 24, 2017 will not be business days for purposes of the Marketing Period, and (iv) the Marketing Period must either end on or prior to December 18, 2017, or if such period has not ended on or prior to December 18, 2017, then the Marketing Period may not commence until after January 4, 2018, (b) the Marketing Period shall not be deemed to have commenced if, at any time following the date hereof, (x) the Company’s auditor shall have withdrawn its audit opinion with respect to any audited financial statements contained in the Financing Information, in which case, the Marketing Period shall not be deemed to commence unless and until a new audit opinion is issued with respect to such audited financial statements by the Company’s auditor or another nationally-recognized independent public accounting firm, or (y) the Company or its auditor shall have determined to restate any of the Company’s historical financial statements that are part of the Financing Information, in which case the Marketing Period may not commence unless and until such restatement is complete or the Company or its auditor shall have determined that no such restatement is required in accordance with GAAP, and (c) the Marketing Period shall be deemed to have been completed if the Financing has been consummated or the syndication of the Financing has been completed. If at any time the Seller shall in good faith believe that it has provided the complete Financing Information, it may deliver to the Buyer written notice to that effect (stating when the Seller believed it completed any such delivery), in which case the Seller shall be deemed to have delivered the Financing Information on the date specified in such notice and the Marketing Period shall be deemed to have commenced on the date specified in such notice, in each case unless the Buyer in good faith reasonably believes that the Seller has not completed delivery of the Financing Information and, within two (2) business days after their receipt of such notice from the Seller, the Buyer delivers a written notice to the Seller to that effect (stating with specificity which information the Seller has not delivered for purposes of compliance with this definition only) (provided that it is understood that the delivery of such written notice from the Buyer to the Seller will not prejudice the Seller’s right to assert that the Financing Information has in fact been delivered).

“Financing Information” means the financial statements of the Company required under clauses (A) and (B) of paragraph (iii) of Annex III of the Debt Commitment Letter (as in effect on the date of this Agreement).

“Financing Sources” means the entities that have committed to provide or arrange or otherwise entered into agreements in connection with all or any part of the Financing in connection with the transactions contemplated hereby, including the parties to any joinder agreements or credit agreements entered pursuant thereto or relating thereto, together with their respective affiliates, and their respective affiliates’ officers, directors, employees, agents and representatives and their respective successors and assigns.

3.8 Employee Matters.

(a) Buyer agrees that each employee of the Company and its Subsidiaries at the Closing who continues to remain employed with the Company or its Subsidiaries (a “Continuing Employee”) shall, during the period commencing at the Closing and ending on the first anniversary of the Closing, be provided with (i) base salary or base wage that is no less favorable than the base salary or base wage provided by the Company and its Subsidiaries to each such Continuing Employee immediately prior to the Closing, (ii) target annual cash bonus opportunities that are no less favorable than the target annual cash bonus opportunities provided by the Company and its Subsidiaries to each such Continuing Employee immediately prior to the Closing, (iii) pension and welfare benefits that are no less favorable in the aggregate than those provided by Buyer to its similarly situated employees and (iv) severance benefits that are no less favorable than the severance benefits provided by Buyer to its similarly situated employees; provided, however, that the requirements of this sentence shall not apply to Continuing Employees who are covered by a collective bargaining agreement.

(b) Buyer shall (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Buyer or its Affiliates to be waived with respect to the Continuing Employees and their eligible dependents, (ii) give each Continuing Employee credit for the plan year in which the Closing occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the Closing for which payment has been made and (iii) give each Continuing Employee service credit for such Continuing Employee’s employment with the Company and its Subsidiaries for purposes of vesting, benefit accrual and eligibility to participate under each applicable Buyer benefit plan, as if such service had been performed with Buyer, except for benefit accrual under defined benefit pension plans, for purposes of qualifying for subsidized early retirement benefits or to the extent it would result in a duplication of benefits.

(c) Nothing contained in this Agreement is intended to (i) be treated as an amendment of any particular Benefit Plan, (ii) prevent Buyer or any of its Affiliates from amending or terminating any of their benefit plans in accordance their terms, (iii) prevent Buyer or any of its Affiliates, after the Closing, from terminating the employment of any Continuing Employee, or (iv) create any third-party beneficiary rights in any employee of the Company or any of its Subsidiaries, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Continuing Employee by Buyer or any of its Affiliates or under any benefit plan which Buyer or any of its Affiliates may maintain.

3.9 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Closing, Buyer will, and will cause the Company to, indemnify and hold harmless, to the fullest extent permitted under applicable Law (and, to the extent requested, Buyer shall also advance expenses as incurred to the fullest extent permitted under applicable Law, provided, that, the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification), each present and former director and officer of the Company and its Subsidiaries (collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, Losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to such Indemnified Parties’ service as a director or officer of the Company or its Subsidiaries or services performed by such persons at the request of the Company or its Subsidiaries at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, including (i) the Transaction and the other transactions contemplated by this Agreement and (ii) actions to enforce this Section 3.9 or any other indemnification or advancement right of any Indemnified Party.

(b) Buyer shall cause the Company to either (i) continue to maintain in effect for a period of no less than six (6) years after the Closing the Company’s directors’ and officers’ insurance policies (the “D&O Insurance”) in place as of the date of this Agreement or (ii) purchase comparable D&O Insurance for such six (6)-year period from a carrier with comparable or better credit ratings to the Company’s existing directors’ and officers’ insurance policies, in each case, with coverage for the persons who are covered by the Company’s existing D&O Insurance, with terms, conditions, retentions and levels of coverage at least as favorable to the insured individuals as the Company’s existing D&O Insurance with respect to matters existing or occurring at or prior to the Closing; provided, that, in no event shall Buyer or the Company be required to expend for such policies pursuant to this sentence an aggregate premium amount in excess of 300% of the amount per annum the Company paid in its last full fiscal year (the “Premium Cap”); and provided, further, that if the aggregate premiums of such insurance coverage exceed such amount, Buyer will cause the Company to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Closing, for a cost not exceeding the Premium Cap. At Seller’s option, the Company shall purchase, prior to the Closing, a prepaid “tail policy” for a period of no more than six (6) years after the Closing with coverage for the persons who are covered by the Company’s existing D&O Insurance, with terms, conditions, retentions and levels of coverage at least as favorable to the insured individuals as the Company’s existing D&O Insurance with respect to matters existing or occurring at or prior to the Closing, in which event Buyer shall cease to have any obligations under the first sentence of this Section 3.9(b); provided that the aggregate premium for such policies shall not exceed the Premium Cap. In the event the Company purchases such a “tail policy,” the Company shall (and Buyer shall cause the Company to), subsequent to the Closing, maintain such “tail policy” in full force and effect and continue to honor its obligations thereunder.

(c) If Buyer or the Company or any of their respective successors or assigns shall (i) consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Buyer or the Company shall assume all of the obligations set forth in this Section 3.9.

(d) The provisions of this Section 3.9 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties.

(e) The rights of the Indemnified Parties under this Section 3.9 shall be in addition to any rights such Indemnified Parties may have under the certificate of incorporation, certificate of formation or bylaws of the Company or any of its Subsidiaries, or under any applicable contracts set forth on Section 3.9(e) of the Seller Disclosure Letter (the “Indemnification Agreements”) or Laws. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Closing and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party as provided in the certificate of formation or limited liability company agreement of the Company or any equivalent organizational document of any Subsidiary of the Company or any Indemnification Agreement shall survive the Transaction or any other transactions contemplated by this Agreement and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

(f) From and after the Closing until the sixth (6th) anniversary thereof, Buyer shall cause the organizational documents of the Company and its Subsidiaries to contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of individuals who were, prior to the Closing, directors, officers or employees of the Company, a Subsidiary of the Company or any of their predecessor entities, than are presently set forth in the organizational documents of the Company and its applicable Subsidiary, which provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any such individuals.

(g) For the purposes of this Agreement, “Losses” means any damages, losses, claims, demands, actions, suits, proceedings, payments, liabilities, charges, interest, fines, judgments, penalties, Taxes and out-of-pocket costs and expenses (including reasonable outside legal fees).

3.10 Buyer’s Board of Directors; NOL Right Plan.

(a) After the Closing, Buyer shall cause one (1) designee of Seller to be permitted as an observer on the board of directors of Buyer (the “Board”) pursuant to and in accordance with the terms and conditions of the Stockholder’s Agreement.

(b) Prior to the Closing, Buyer and the Board shall grant an exemption with respect to Seller’s acquisition of the Buyer Shares so that Seller (and any Affiliate of Seller to which Seller transfers any Buyer Shares) will be an “exempt person” pursuant to section 28 of the Amended and Restated Rights Agreement, dated as of January 25, 2015, between Lakes Entertainment, Inc. and Wells Fargo Shareholder Services (the “NOL Rights Agreement”). At the written request of Seller, Buyer and the Board shall take all such other action as Seller may reasonably request to ensure that Seller’s acquisition and holding of Buyer Shares is not adversely impaired or affected by any action taken under the NOL Rights Agreement.

(c) Buyer shall promptly take any action requested by Seller, whether before or after the Closing, necessary or desirable to exempt the Buyer Shares (and Seller) from Section 16(b) of the Exchange Act.

3.11 Listing of Buyer Shares. Buyer shall use its reasonable best efforts to cause the Buyer Shares to be approved for listing on the NASDAQ, subject only to official notice of issuance, prior to the Closing.

3.12 Affiliate Contracts. Except as set forth on Section 3.12 of the Seller Disclosure Letter, Seller shall cause all Affiliate Contracts to be terminated and of no further force and effect as of the Closing in a manner such that none of Buyer, the Company or any of their respective Affiliates has any liability or obligation pursuant to such Affiliate Contracts.

3.13 Resignations. Seller shall cause each officer or director of the Company or any officer or director of any of the Company’s Subsidiaries to resign (or otherwise be removed) in such capacity, in each case, other than individuals who will continue to act as full time employees of the Company or any of its Subsidiaries after the Closing, as set forth in a written notice delivered to Seller by Buyer no later than 30 days prior to the Closing Date, such resignations or removals to be effective as of the Closing.

3.14 Repayment of Indebtedness. Seller shall, at or prior to the Closing, deliver or cause to be delivered to Buyer a payoff letter (the “Payoff Letter”) in respect of Indebtedness under the Company’s credit agreement with Deutsche Bank AG New York Branch, as administrative agent, dated as of July 7, 2015 (as amended), setting forth the amount necessary to repay in full such Indebtedness (other than outstanding letters of credit, which may be cash collateralized or backstopped under arrangements satisfactory to the issuer thereof) at the Closing and to cause the release and discharge of all Liens related thereto on any of the assets of the Company or any of its Subsidiaries.

3.15 Taxes.

(a) All payments to be made under this Agreement shall be made free from any deduction or withholding except as may be required by Law. If deduction or withholding is required by Law, (i) such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the payee in respect of the payment on which the deduction and withholding was made and (ii) the payer shall pay over such withheld amounts to the appropriate Tax Authority as soon as practicable as required by Law.

(b) Buyer and Seller (i) agree that for U.S. federal income tax purposes the acquisition of the Company Membership Interests pursuant to this Agreement shall be treated as a sale by Seller and purchase by Buyer of assets and liabilities of the Company, and (ii) shall take no actions inconsistent with such treatment, except as otherwise required by applicable Law.

(c) Seller Returns and Reports. In accordance with past practice (except as otherwise required by applicable Law), Seller shall file or cause to be filed when due (taking into account all extensions properly obtained) (i) all Tax Returns required to be filed by the Company and its Subsidiaries due on or before the Closing Date and (ii) all income Tax Returns that are required to be filed by or with respect to the Company and its Subsidiaries for each taxable period that ends on or before the Closing Date (each such period, a “Pre-Closing Period”) (such Tax Returns described in clauses (i) and (ii), the “Seller Prepared Returns”), and in each case Seller shall remit or cause to be remitted any Taxes due in respect of such Seller Prepared Returns.

(d) Buyer Returns and Reports. Buyer shall file or cause to be filed when due all Tax Returns for Pre-Closing Periods that are required to be filed by or with respect to the Company or any of its Subsidiaries that are not Seller Prepared Returns (the “Buyer Prepared Returns”). Buyer shall prepare such Tax Returns in accordance with the past practice of the Company and its Subsidiaries (except as otherwise required by applicable Law). Buyer shall deliver (or cause to be delivered) each Buyer Prepared Return to Seller for its review and comment not later than fifteen (15) days prior to the due date (taking into account any extension) of such Buyer Prepared Return. Buyer shall consider in good faith all reasonable changes requested by Seller at least five days prior to the due date of such Buyer Prepared Return. Seller shall pay to Buyer all Taxes shown to be due on such Buyer Prepared Return at least two days before payment of Taxes (including estimated Taxes) is due to the applicable Tax Authority, except Seller shall not pay Buyer such Taxes to the extent such Taxes were included in the calculation of Closing Working Capital, as finally determined pursuant to Section 1.5.

(e) Straddle Period Returns and Reports. Buyer shall file or cause to be filed when due all Tax Returns for taxable periods beginning on or before and ending after the Closing Date (each such taxable period, a “Straddle Period” and each such Tax Return, a “Straddle Period Return”). Buyer shall prepare such Tax Returns in accordance with the past practice of the Company and its Subsidiaries (except as otherwise required by applicable Law). Buyer shall deliver (or cause to be delivered) each Straddle Period Return to Seller for its review and comment not later than fifteen (15) days prior to the due date (taking into account any extension) of such Straddle Period Return. Buyer shall consider in good faith all reasonable changes requested by Seller at least five days prior to the due date of such Straddle Period Return. With respect to Taxes of the Company and its Subsidiaries relating to a Straddle Period, Seller shall pay to Buyer all Taxes allocable to the portion of the Straddle Period that is deemed to end on the close of business on the Closing Date at least two days before payment of Taxes (including estimated Taxes) is due to the applicable Tax Authority, except Seller shall not pay to Buyer such Taxes to the extent such Taxes were included in the calculation of Closing Working Capital, as finally determined pursuant to Section 1.5. The portion of any Tax that is allocable to the taxable period that is deemed to end on the Closing Date will be: (x) in the case of any real property Taxes, personal property Taxes or similar ad valorem Taxes (“Property Taxes”), deemed to be the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days during the pre-closing portion of the Straddle Period (including the Closing Date) and the denominator of which is the total number of calendar days in the Straddle Period, and (y) in the case of any Taxes other than Property Taxes (for the avoidance of doubt, including sales, room, entertainment, business, commerce, and gaming Taxes, and other similar Taxes), determined as if such taxable period ended at the close of business on the Closing Date.

(f) Post-Closing Actions. Except as required by applicable Law or with the prior written consent of Seller, after the Closing, neither the Company nor any of its Subsidiaries shall, nor shall any of Buyer or any of its Affiliates cause or permit the Company or any of its Subsidiaries to, (i) amend an income Tax Return relating to any Pre-Closing Period, (ii) extend or waive the applicable statute of limitations for the assessment of any income Tax or deficiency relating to a Pre-Closing Period, (iii) engage in any voluntary disclosures or discussions with any Governmental Entity in respect of the Company and its Subsidiaries for any Pre-Closing Period that would reasonably be expected to result in any increased liability of Seller for Taxes, or (iv) make or change any Tax election or accounting method that has retroactive effect to any Pre-Closing Period.

3.16 Further Assurances. Seller and Buyer agree that from and after the Closing, each of them will, and will cause their respective Affiliates to, execute and deliver such further instruments of conveyance and transfer and take such other action as may reasonably be requested to carry out the purposes and intents hereof.

3.17 Exclusivity. From the date hereof until the earlier of the termination of this Agreement in accordance with its terms or the Closing, Seller shall, and shall cause each of the Company, its Subsidiaries, the Non-Company Affiliates and each of its and their respective Representatives to, cease any and all existing activities, discussions or negotiations with any Person other than Buyer and their designated Affiliates and Representatives with respect to, and to deal exclusively with Buyer and their designated Affiliates and Representatives regarding, any and all acquisitions of equity securities in, or the purchase of all or substantially all of the assets of, the Company or its Subsidiaries, whether by way of merger, consolidation or other business combination with any other Person, purchase or exchange of equity interests, purchase of assets or otherwise (an “Alternative Transaction”) and, without the prior consent of Buyer, Seller shall not, and shall cause each of the Company, its Subsidiaries, the Non-Company Affiliates and each of its and their respective Representatives not to (directly or indirectly): (a) solicit, initiate, encourage or respond to (other than to reject) any proposal or inquiry from, or otherwise engage in any negotiations, discussions or other communications with, any other Person relating to any Alternative Transaction; (b) provide or furnish information or documentation to any other Person with respect to the Company, its Subsidiaries or any of their respective businesses or assets in furtherance of any Alternative Transaction; or (c) enter into any letter of intent, arrangement, contract, agreement, understanding or commitment with any other Person in respect of any Alternative Transaction.

3.18 Restructuring. If (a) Seller is notified by any Gaming Authority that one or more of the Gaming Approvals listed in Section 2.2(c)(iii) of the Seller Disclosure Letter will not be, or is not reasonably likely to be, granted on or prior to Closing or (b) the conditions to Closing set forth in Article IV have been satisfied or waived (other than those conditions that by their nature are to be satisfied by deliveries at the Closing itself, but that are capable of being satisfied if the Closing were to occur) except for the requirement to obtain the Gaming Approvals listed in such Section 2.2(c)(iii) of the Seller Disclosure Letter, Seller will promptly notify Buyer of the same (such notification, the “Regulatory Event Notification”). For a thirty (30) day period after Buyer’s receipt of the Regulatory Event Notification (or such shorter period as will terminate three (3) Business Days prior to the Termination Date), Seller and Buyer will use reasonable best efforts to restructure the portion of the Purchase Price to be delivered pursuant to Section 1.2(a)(ii) (the “Restructuring”), and amend this Agreement, such that (x) in lieu of the Buyer Shares to be issued pursuant to Section 1.2(a)(ii), Holdco will be issued (A) such number of shares of Buyer Common Stock as may then be issued without requiring Seller, its Affiliates or either of their Representatives to obtain any Permit from any Gaming Authority (including in Nevada, Maryland or Montana) (the “Allowed Shares”) and (B) ten-year penny warrants to purchase the number of Buyer Shares to be issued pursuant to Section 1.2(a)(ii) as of the date hereof less the number of Allowed Shares, in a form of warrant customary for public companies who conduct Gaming Activities and reasonably acceptable to Buyer and Seller, (y) the Gaming Approvals listed in Section 2.2(c)(iii) of the Seller Disclosure Letter will be deemed to be removed and will not constitute conditions to Closing and (z) this Agreement and the Transaction Agreements will be amended as necessary to reflect (with the intention of granting to Seller substantially the same rights hereunder and thereunder as if only Buyer Common Stock had been issued) the issuance of such Allowed Shares and warrants in lieu of the full number of Buyer Shares to be issued pursuant to Section 1.2(a)(ii). Notwithstanding anything to the contrary in this Agreement, including this Section 3.18, nothing herein or in any Transaction Agreement will require Seller, any Affiliate of Seller or either of their Representatives to apply to any Gaming Authority (including in Nevada, Maryland or Montana) for any Permit other than the Gaming Approvals listed on Section 2.2(c)(iii) of the Seller Disclosure Letter, and any failure to apply for, or obtain, any such Permit will not constitute a breach of this Agreement (and, for clarity, a failure of Seller or its Affiliates to obtain the Gaming Approvals listed in Section 2.2(c)(iii) of the Seller Disclosure Letter and any Order resulting therefrom will not constitute a breach of the representation and warranty in Section 2.2(f)(i)).

ARTICLE IV

Conditions

4.1 Conditions to Each Party’s Obligation to Effect the Transaction. The respective obligation of each Party to effect the Transaction are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (which may be waived, in whole or in part, to the extent permitted by Law, by the mutual consent of Seller and Buyer):

(a) Regulatory Consents. (i) The waiting period (or any extension thereof) applicable to the consummation of the Transaction under the HSR Act shall have expired or been terminated, and (ii) all Gaming Approvals shall have been obtained (each of (i) and (ii), a “Regulatory Condition”).

(b) Orders. No Governmental Entity of competent jurisdiction shall have enacted, promulgated or entered any Law or Order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Transaction.

4.2 Conditions to Obligations of Buyer. The obligations of Buyer to effect the Transaction are further subject to the satisfaction or waiver on or prior to the Closing of the following conditions (which may be waived, in whole or in part, by Buyer):

(a) Representations and Warranties. (i) The representations and warranties of Seller contained in the first sentence of Section 2.1(a) (Organization and Good Standing), Section 2.1(b) (Authorization), Section 2.1(d) (Ownership of Company Membership Interests), Section 2.1(e) (Brokers and Finders), the first sentence of Section 2.2(a) (Organization, Good Standing and Qualification), the last sentence of Section 2.2(b)(i) (Subsidiaries), Section 2.2(b)(ii) (Subsidiaries) and Section 2.2(t) (Brokers and Finders) shall be true and correct in all material respects, in each case, at and as of the date of this Agreement and at and as of the Closing (as if made at and as of the Closing) (other than any such representations and warranties that by their terms address matters only at and as of another specified time, which shall be true and correct in all material respects only at and as of such time), (ii) the representations and warranties of Seller contained in Section 2.2(e)(ii) (Absence of Certain Changes) shall be true and correct in all respects as of the date of this Agreement, and (iii) all other representations and warranties of Seller contained in this Agreement shall be true and correct in all respects (disregarding all materiality and Company Material Adverse Effect qualifiers contained therein), in each case, at and as of the date of this Agreement and at and as of the Closing (as if made at and as of the Closing) (other than any such representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct in all respects (disregarding all materiality and Company Material Adverse Effect qualifiers contained therein) only at and as of such time), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Performance of Obligations of the Company. Seller shall have performed or complied in all material respects with all obligations, agreements and covenants required to be performed by it under this Agreement at or prior to the Closing.

(c) No Company Material Adverse Effect. Since the date hereof, there shall not have occurred any change, event, circumstances or development that, individually or in the aggregate, has had, or is reasonably likely to have, a Company Material Adverse Effect.

(d) Certificate. Buyer shall have received a certificate of an authorized officer of Seller, certifying that the conditions set forth in Section 4.2(a), Section 4.2(b) and Section 4.2(c) have been satisfied.

4.3 Conditions to Obligations of Seller. The obligations of Seller to effect the Transaction are further subject to the satisfaction on or prior to the Closing of the following conditions (which may be waived, in whole or in part, by Seller):

(a) Representations and Warranties. (i) The representations and warranties of Buyer contained in Section 2.3(a) (Organization, Good Standing and Qualification), Section 2.3(b) (Authorization), the second and third sentences of Section 2.3(d)(i) (Capitalization), Section 2.3(d)(iv) (Capitalization), Section 2.3(i) (Financing Ability), and Section 2.3(n) (Brokers) shall be true and correct in all material respects, in each case, at and as of the date of this Agreement and at and as of the Closing (as if made at and as of the Closing) (other than any such representations and warranties that by their terms address matters only at and as of another specified time, which shall be true and correct in all material respects only at and as of such time), (ii) the representations and warranties of Buyer contained in Section 2.3(g)(ii) (Absence of Certain Changes) shall be true and correct in all respects as of the date of this Agreement and (iii) all other representations and warranties of Buyer contained in this Agreement shall be true and correct in all respects (disregarding all materiality and Buyer Material Adverse Effect qualifiers contained therein), in each case at and as of the date of this Agreement (other than any such representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct in all respects (disregarding all materiality and Buyer Material Adverse Effect qualifiers contained therein) only at and as of such time), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be likely to have, individually or in the aggregate, a Buyer Material Adverse Effect.

(b) Performance of Obligations of Buyer. Buyer shall have performed or complied in all material respects with all obligations, agreements and covenants required to be performed by it under this Agreement at or prior to the Closing.

(c) Certificate. Seller shall have received a certificate of an authorized officer of Buyer, certifying that the conditions set forth in Section 4.3(a) and Section 4.3(b) have been satisfied.

(d) Listing of Buyer Shares. The Buyer Shares shall have been approved for listing on the NASDAQ, subject to official notice of issuance.

ARTICLE V

Termination

5.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a) by mutual written consent of the Buyer and Seller;

(b) by either Buyer or Seller if any court or other Governmental Entity of competent jurisdiction shall have issued any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Transaction and such Order shall become final and non-appealable; provided, that, the right to terminate this Agreement pursuant to this Section 5.1(b) shall not be available to any Party if such Party is in breach of, or has breached, in any material respect, any of its obligations under this Agreement required to be performed at or prior to the Closing, which such breach has proximately caused the imposition of such Order or the failure of such Order to be resisted, resolved or lifted;

(c) by either Buyer or Seller if the Transaction shall not have been consummated by January 10, 2018 (the “Termination Date”); provided, that, if as of such date a Regulatory Condition is not satisfied but all of the other conditions in Article IV shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied by deliveries made at the Closing, but that are capable of being satisfied if the Closing were to occur on the Termination Date) and such Regulatory Condition remains capable of being satisfied or waived, then the Termination Date may be extended from January 10, 2018 to March 10, 2018 at the election of Buyer or Seller by written notice to the other Party (and such date shall then be the Termination Date); provided, further, that if the Marketing Period shall have begun but not been completed by the Termination Date, then Buyer may elect to extend the Termination Date to the third (3rd) business day after the end of the Marketing Period; provided, further, that the right to terminate this Agreement pursuant to this Section 5.1(c) shall not be available to any Party if such Party is in breach of, or has breached, in any material respect, any of its obligations under this Agreement required to be performed at or prior to the Closing, where such breach has been the primary cause of the failure of the Closing to occur on or before the Termination Date;

(d) by written notice from Seller to Buyer if there has been a breach of any representation, warranty, covenant or agreement made by Buyer in this Agreement, or any such representation or warranty shall have become untrue after the date of this Agreement, such that the conditions set forth in Section 4.3(a) or 4.3(b) would not be satisfied or such breach would cause a failure of the Closing to occur; provided, that, in the event that such breach or condition is curable, Seller shall not have the right to terminate this Agreement pursuant to this Section 5.1(d) until the earliest to occur of (i) 30 days after written notice thereof is given by Seller to Buyer, (ii) two business days prior to the Termination Date and (iii) Buyer ceasing or failing to exercise and continuing not to exercise reasonable best efforts to cure such breach or condition; and provided, further, that Seller shall not have the right to terminate this Agreement pursuant to this Section 5.1(d) if Buyer has the right to terminate this Agreement pursuant to Section 5.1(e);

(e) by written notice from Buyer to Seller if there has been a breach of any representation, warranty, covenant or agreement made by Seller in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that the conditions set forth in Section 4.2(a) or 4.2(b) would not be satisfied or such breach would cause a failure of the Closing to occur; provided, that, in the event that such breach or condition is curable, Buyer shall not have the right to terminate this Agreement pursuant to this Section 5.1(e) until the earliest to occur of (i) 30 days after written notice thereof is given by Buyer to Seller, (ii) two business days prior to the Termination Date and (iii) Seller ceasing or failing to exercise and continuing not to exercise reasonable best efforts to cure such breach or condition; and provided, further, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 5.1(e) if Seller has the right to terminate this Agreement pursuant to Section 5.1(d); or

(f) by written notice from Seller to Buyer, if (i) the conditions to Closing set forth in Sections 4.1 and 4.2 (other than those conditions that by their nature are to be satisfied by deliveries made at the Closing itself, but that are capable of being satisfied if the Closing were to occur on such date of termination) shall have been satisfied (or waived) as of the date of termination, (ii) Buyer has failed to consummate the Closing in breach of Section 1.3 within three (3) business days following the date by which the Closing was required to occur pursuant to Section 1.3, and (iii) prior to exercising its right of termination, Seller has irrevocably confirmed by written notice to Buyer after the end of the Marketing Period and on or prior to the date by which the Closing is required to have occurred pursuant to Section 1.3 that Seller is ready, willing and able to consummate the Closing.

5.2 Effect of Termination and Abandonment.

(a) Notwithstanding anything to the contrary in this Agreement, in the event of the valid termination of this Agreement pursuant to Section 5.1, this Agreement shall forthwith become void and of no effect and there shall be no liability or obligation on the part of any Party hereto (or any direct or indirect equity holder, stockholder, partner, controlling person, member, manager, Affiliate or Representative of such Party or such Party’s Affiliates or any of the foregoing’s successors and assigns), except, subject in all respects to this Section 5.2, Section 6.5 and Section 6.16 (including, in each case, the limitations set forth therein), as provided in Section 3.6, Section 3.7(f), this Section 5.2, and Article VI and the Confidentiality Agreement and the Access Agreement, which shall survive such valid termination, in each case, in accordance with their respective terms and conditions; provided, that, subject in all respects to Section 5.2(b) and Section 6.16 (including, in each case, the limitations set forth therein), no such termination shall relieve any Party hereto of any liability for Losses resulting from such Party’s fraud or Willful Breach. For the purpose of this Agreement, “Willful Breach” means a material breach of any representation or warranty set forth herein or any material breach or failure to perform any of the covenants or other agreements contained in this Agreement, in each case, that is a consequence of an act or failure to act by the breaching or non-performing Person with actual knowledge that such Person’s act or failure to act would result in or constitute a breach of or failure of performance under this Agreement. The Parties acknowledge and agree that nothing in this Section 5.2 shall be deemed to affect their right to specific performance in accordance with the terms and conditions set forth in Section 6.5.

(b) If this Agreement is validly terminated:

(i) by Seller pursuant to Section 5.1(f) or Section 5.1(d) (as a result of an uncured breach of Section 3.7 with respect to Section 5.1(d)); or

(ii) by Buyer or Seller pursuant to Section 5.1(c) if, at the time of such termination, Seller would have been entitled to terminate this Agreement pursuant to Section 5.1(d) (as a result of an uncured breach of Section 3.7);

then Buyer shall pay to Seller, by wire transfer in immediately available funds, a fee of twenty million dollars ($20,000,000.00) (the “Financing Failure Termination Fee”) within five (5) business days after the date of such termination. The Parties acknowledge and agree that the agreement contained in this Section 5.2(b) is an integral part of the transactions contemplated hereby, that without this agreement the Parties would not have entered into this Agreement, and that any amount payable pursuant to this Section 5.2(b) does not constitute a penalty but shall constitute liquidated damages to compensate Seller. Notwithstanding anything in this Agreement to the contrary, if this Agreement is validly terminated by Seller and the Financing Failure Termination Fee is payable pursuant to this Section 5.2(b), then Seller’s right to receipt of payment of the Financing Failure Termination Fee shall be the sole and exclusive remedy against Buyer, its Affiliates, Representatives, employees, directors, shareholders, agents, Financing Sources and any of their Affiliates’ Representatives, employees, directors, shareholders or agents, in each case, for any Losses or damages suffered by Seller or any of its Affiliates as a result of the failure of the Closing to occur or any breach of or failure to perform under this Agreement (including any inaccuracy or breach of any representation, warranty, covenant or agreement of Buyer set forth in this Agreement), or otherwise in connection with the Transaction or the other transactions contemplated hereby; provided, that the foregoing shall not be deemed to prohibit Seller from pursuing an action or proceeding against Buyer (in addition to Seller receiving the Financing Failure Termination Fee) to recover additional damages if and only if (x) Buyer is, or has been, in Willful Breach of its obligations under this Agreement, (y) the Financing (or Alternative Financing) has not been funded and will not be funded at the Closing as a result of the Buyer’s Willful Breach of its obligations under this Agreement, and (z) a court of competent jurisdiction enters a final, non-appealable Order finding that Buyer has Willfully Breached its obligations under this Agreement and such Willful Breach resulted in the Financing not being available at the Closing (the occurrence of (x), (y) and (z), a “Buyer Financing Willful Breach”). In the event of a Buyer Financing Willful Breach, in addition to Seller’s right to the Financing Failure Termination Fee, if payable pursuant to this Section 5.2(b), Buyer shall pay to Seller any and all damages awarded by a court of competent jurisdiction in excess of the Financing Failure Termination Fee. The Parties acknowledge and agree that in no event shall Buyer be required to pay the Financing Failure Termination Fee on more than one (1) occasion.

(c) If the Buyer fails to timely pay the Financing Failure Termination Fee due pursuant to Section 5.2(b), and, in order to obtain such payment, Seller commences a suit that results in a final and non-appealable judgment against Buyer for the amount set forth in Section 5.2(b), Buyer shall pay, to Seller, Seller’s and its Affiliates’ reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees and the reasonable and documented out-of-pocket fees and expenses of any expert or consultant engaged by Seller or its

Affiliates) in connection with such suit, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at the prime rate as published in The Wall Street Journal, Eastern Edition in effect on the date of such payment. Any amount payable pursuant to this Section 5.2(c) shall be paid by Buyer by wire transfer of same day funds.

ARTICLE VI

Miscellaneous and General

6.1 Survival.

(a) None of the representations or warranties, in this Agreement shall survive the Closing; provided, that the foregoing shall not affect or otherwise limit any claim made or available under any representation and warranty policy obtained by Buyer or its Subsidiaries in connection herewith. For clarity, on and from the Closing (other than in the event of fraud) Buyer’s sole and exclusive recourse for satisfaction of all claims by Buyer and its Affiliates in connection with, resulting from or in any way related to Seller’s representations or warranties herein shall be a claim by Buyer against a third party insurance provider under the representation and warranty insurance policy obtained by Buyer in connection with this Agreement and the Transaction, and all such claims shall be non-recourse to Seller, Seller’s Affiliates and each of their Representatives. Buyer agrees that, on and from the Closing, (other than in the event of fraud) it is not entitled to make, and will not make, and waives any right it may have to make, any claim by Buyer and its Affiliates in connection with, resulting from or in any way related to Seller’s representations or warranties herein against Seller, Seller’s Affiliates and each of their Representatives. Seller agrees that, on and from the Closing, (other than in the event of fraud) it is not entitled to make, and will not make, and waives any right it may have to make, any claim by Seller and its Affiliates in connection with, resulting from or in any way related to Buyer’s representations or warranties herein against Buyer, Buyer’s Affiliates and each of their Representatives. Each Party hereby waives any provision of any Law to the extent that it would limit, restrict, conflict with, or otherwise interfere with the application of, this Section 6.1(a).

(b) The covenants and obligations that by their terms apply or are to be performed in whole or in part after the Closing shall survive for the period provided in such covenants and obligations, or until fully performed and the covenants and obligations that by their terms apply or are to be performed in their entirety on or prior to the Closing shall terminate at the Closing to the extent performed.

(c) No Party, after the consummation of the Transaction, shall be entitled to rescind the transactions contemplated by this Agreement by virtue of any failure of any Party’s representations and warranties herein to have been true or any failure by any party to perform its obligations hereunder.

6.2 Modification or Amendment. Subject to the provisions of applicable Law, at any time prior to the Closing, the Parties may modify or amend this Agreement, solely by a written agreement executed and delivered by duly authorized officers of each of the respective Parties; provided, however, that any amendment of Sections 6.2, 6.5, 6.8 and 6.16(a) (or any other provision of this Agreement to the extent an amendment to such provision would modify the substance of such foregoing Sections), in each case to the extent such amendment would adversely affect the rights of a Financing Source under such Section, shall also be approved by such Financing Source (or by the party to the Debt Commitment Letter (or any Debt Document resulting therefrom) affiliated with such Financing Source).

6.3 Waiver of Conditions. The conditions to each of the respective Parties’ obligations to consummate the Transaction and the other transactions contemplated by this Agreement are for the sole benefit of such Party and may be waived by such Party in whole or in part to the extent permitted by applicable Law; provided, however, that any such waiver shall only be effective if made in writing. The failure of any Party to assert any of its rights hereunder or under applicable Law shall not constitute a waiver of such rights and, except as otherwise expressly provided herein, no single or partial exercise by any Party of any of its rights hereunder precludes any other or further exercise of such rights or any other rights hereunder or under applicable Law.

6.4 Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile or by attachment to electronic mail in portable document form (PDF)), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

6.5 GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE.

(a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THEREOF (OTHER THAN NEW YORK GENERAL OBLIGATIONS LAW SECTIONS 5-1401 AND 5-1402). Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of, or related to, this Agreement or the Transaction, exclusively in the United States District Court for the Southern District of New York or any New York State court sitting in the Borough of Manhattan, of the City of New York, solely in respect of the interpretation and enforcement of the provisions of (and any claim or cause of action arising under or relating to) this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties irrevocably agree that all claims relating to such action, proceeding or transactions shall be heard and determined in such courts. Each Party expressly acknowledges that the foregoing waiver is intended to be irrevocable under the Laws of the State of New York and of the United States of America; provided, that, each such Party’s consent to jurisdiction and service contained in this Section 6.5(a) is solely for the purpose referred to in this Section 6.5(a) and shall not be deemed to be a general submission to said courts or in the State of New York other than for such purpose. The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 6.6 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof. Notwithstanding the foregoing, each of Seller (on behalf of itself and the Seller Related Parties) and Buyer hereby (i) agrees that any claim or dispute involving any Financing Source in any way relating to this Agreement or any of the transactions contemplated hereby, including any claim or dispute arising out of or relating in any way to the Financing or the performance thereof, shall be governed by the Laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York, (ii) irrevocably and unconditionally agrees, on behalf of itself and its Affiliates, that it will not bring or support any litigation against any Financing Source in any way relating to this Agreement or any of the transactions contemplated hereby, including any dispute arising out of or relating in any way to the Financing or the performance thereof, in any forum other than a court of competent jurisdiction sitting in the borough of Manhattan of the City of New York, whether a state or federal court, and that the provisions of Section 6.5(b) relating to the waiver of jury trial shall apply to any such action, suit or proceeding, (iii) agrees that service of process, summons, notice or document by registered mail address to it at its address provided in Section 6.6 shall be effective service of process against it for any such action brought in any such court, (iv) waives and hereby irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of venue or, and the defense of an inconvenient forum to the maintenance of, any such action in any such court and (v) agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgement or in any other manner provided by Law.

(b) EACH PARTY ACKNOWLEDGES AND AGREES (AND SELLER ACKNOWLEDGES AND AGREES ON BEHALF OF THE SELLER RELATED PARTIES) THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (INCLUDING ANY SUCH SUIT, ACTION OR PROCEEDING AGAINST A FINANCING SOURCE AND/OR ANY OF THEIR AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, CONTROLLING PERSONS, ADVISORS, AGENTS, ATTORNEYS AND REPRESENTATIVES). EACH PARTY HEREBY CERTIFIES AND ACKNOWLEDGES (AND SELLER CERTIFIES AND ACKNOWLEDGES ON BEHALF OF THE SELLER RELATED PARTIES) THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 6.5.

(c) The Parties agree that irreparable damage for which monetary damages, even if available, may not be an adequate remedy, would occur in the event that the Parties do not perform the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. Subject to the following two sentences, the Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without any requirement for the posting of security, this being in addition to any other remedy to which they are entitled at law or in equity, subject to the terms and provisions of this Agreement. Notwithstanding anything herein to the contrary, it is acknowledged and agreed that Seller shall only be entitled to specific performance of Buyer’s obligations to consummate the Transaction at the Closing and pay the Purchase Price to Seller at the Closing in the event that each of the following conditions has been satisfied: (i) the conditions to Closing set forth in Sections 4.1 and 4.2 (other than those conditions that by their nature are to be satisfied by deliveries at the Closing itself, but that are capable of being satisfied if the Closing were to occur) shall have been satisfied, (ii) Buyer has failed to consummate the Closing in breach of Section 1.3, (iii) Seller has irrevocably confirmed by written notice to Buyer that Seller is ready, willing and able to consummate the Closing if specific performance is granted and the Financing is funded, and (iv) the Financing (or Alternative Financing) has been funded or will be funded at the Closing. For the avoidance of doubt, (1) nothing in the foregoing sentence will be deemed to affect or modify the availability of specific performance of any of Buyer’s covenants or obligations set forth in this Agreement, other than Buyer’s obligation to consummate the Transaction at the Closing and pay the Purchase Price to Seller at the Closing and (2) in no event shall Seller be entitled to receive both (A) a grant of specific performance requiring Buyer to consummate the Transaction and pay the Purchase Price to Seller at the Closing and (B) payment of the Financing Failure Termination Fee and/or any monetary damages for Willful Breach pursuant to Section 5.2; provided, that if Seller seeks a grant of specific performance but such remedy is not awarded by the court, this will not prejudice Seller’s right to subsequently seek the Financing Failure Termination Fee (if such fee was payable pursuant to the terms of this Agreement) and/or monetary damages for Willful Breach pursuant to Section 5.2. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief to extent in compliance with this Section 6.5 on the basis that (x) any Party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. Each Party acknowledges and agrees that the rights to an injunction, specific performance or other equitable remedy contemplated herein are an integral part of the transactions contemplated by this Agreement and without such right, none of the Parties would have entered into this Agreement.

6.6 Notices. All notices, requests, instructions or other documents to be given hereunder by any Party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by email or overnight courier:

If to Buyer:

Golden Entertainment, Inc.

6595 S. Jones Boulevard

Las Vegas, Nevada 89118

Attention:	Charles Protell
Email:	Cprotell@goldenent.com

with a copy to:

Latham & Watkins LLP

12670 High Bluff Drive

San Diego, CA 92130

Attention:	Barry M. Clarkson
Email:	barry.clarkson@lw.com

If to Seller:

c/o Goldman Sachs & Co.

Merchant Banking Division

6011 Connection Drive

Irving, TX 75039.

Attention:	Caroline Moore
Email:	caroline.moore@gs.com

with a copy to:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attention:	Anthony J. Colletta
Email:	collettaa@sullcrom.com

or to such other persons or addresses as may be designated in writing by the Party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving Party upon actual receipt, if delivered personally; three business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission, if sent by email (provided, that, if given by email such notice, request, instruction or other document shall be followed up within one business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

6.7 Entire Agreement. This Agreement (including any exhibits and schedules hereto and the Disclosure Letters) and the documents, instruments and other agreements among the Parties contemplated hereby or referred to herein, including each Transaction Agreement, constitute the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersede all prior agreements, understandings, representations and warranties, both written and oral, among the Parties, with respect to the subject matter hereof. For the purposes of this Agreement, “Transaction Agreements” means the Disclosure Letters, the Confidentiality Agreements, dated March 24, 2017 and February 2, 2017, between the Parties (each as may be amended from time to time, collectively the “Confidentiality Agreement”), the Access Agreement, dated April 27, 2017, between the Parties (as may be amended from time to time, the “Access Agreement”), the Registration Rights Agreement, the Stockholder’s Agreement, the Assignment and Assumption Agreement and the Escrow Agreement.

6.8 No Third Party Beneficiaries. Except (i) after the Closing, with respect to the provisions of Section 3.9 (Indemnification; Directors’ and Officers’ Insurance) which shall inure to the benefit of the Indemnified Parties who are intended to be third-party beneficiaries thereof, (ii) for the right of the Financing Sources pursuant to Sections 6.2, 6.5, 6.8 and 6.16(a), each of which shall inure to the benefit of, and be enforceable by, each Financing Source and its successors and assigns, (iii) the rights of Seller’s Affiliates pursuant to Section 3.15, and (iv) the provisions of Section 6.16(b) which shall inure to the benefit of the Persons or entities benefitting therefrom who are intended to be third party beneficiaries thereof, which rights are hereby expressly acknowledged and agreed by the Parties, Buyer and Seller hereby agree that their respective representations, warranties, covenants and agreements set forth in this Agreement are solely for the benefit of the other Parties, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth in this Agreement. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 6.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

6.9 Obligations of Buyer and of Seller. Whenever this Agreement requires a Subsidiary of Seller to take any action, such requirement shall be deemed to include an undertaking on the part of Seller to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of Buyer to take any action, such requirement shall be deemed to include an undertaking on the part of Buyer to cause such Subsidiary to take such action.

6.10 Definitions. Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term.

6.11 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

6.12 Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b) The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c) The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(d) The rule known as the ejusdem generis rule shall not apply, and, accordingly, general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things.

(e) When a reference is made in this Agreement or the Seller Disclosure Letter to information or documents being provided, made available or disclosed to Buyer, such information or documents shall include any information or documents (i) furnished prior to 9:00 a.m. New York City time on the date that is two (2) business days prior to the execution of this Agreement in the “data room” maintained by the Company and to which access has been granted to Buyer and its Representatives prior to such time or (ii) otherwise provided in writing (including electronically) to Buyer or its Representatives prior to 9:00 a.m. New York City time on the date that is two (2) business days prior to the execution of this Agreement.

(f) Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

(g) References to a Person are also to its permitted successors and permitted assigns.

(h) References to “dollars” or “$” are to United States of America dollars.

(i) References to “business days” are to any day, other than a Saturday, Sunday or a day on which banking institutions in Las Vegas, Nevada or New York, New York are authorized or obligated by Law or executive order to close.

(j) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless business days are specified.

(k) The obligations of Seller shall be joint and several among Voteco and Holdco for all purposes of this Agreement.

(l) The right of a Person to any right or remedy pursuant to this Agreement shall not be affected by any investigation or examination conducted, or any knowledge possessed or acquired (or capable of being possessed or acquired), by such Person at any time concerning any circumstance, action, omission or event relating to the accuracy or performance of any representation, warranty, covenant or obligation.

6.13 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of each of the other Parties hereto; provided, that Buyer may collaterally assign its rights hereunder to its debt financing sources (including the Financing Sources) or any collateral agent or trustee therefor without Seller’s consent. Any purported assignment in contravention of this Agreement is void. This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.

6.14 Transfer Taxes. Buyer, on the one hand, and Seller, on the other hand, shall each pay one-half (50%) of any transfer, documentary, sales, use, stamp, registration and other Taxes and fees (including penalties and interest) incurred in connection with the Transaction and any other transaction contemplated by this Agreement. All necessary documents (including all Tax Returns) with respect to such transfer taxes described in the foregoing sentence will be filed by the Party required to file such documents under applicable Law and such Party shall provide such Tax Returns to the other Party prior to the due date for such Tax Returns. For the avoidance of doubt, Buyer shall be responsible for causing the Company and any of its Subsidiaries to prepare and timely file such Tax Returns to the extent the Company or any Subsidiary is responsible under applicable law for filing such Tax Returns following the Closing Date.

6.15 Disclosure Letters. Certain items and matters are listed in the Disclosure Letters for informational purposes only and may not be required to be listed therein by the terms of this Agreement. In no event shall the listing of items or matters in a Disclosure Letter be deemed or interpreted to broaden, or otherwise expand the scope of, the representations and warranties or covenants and agreements contained in this Agreement. No reference to, or disclosure of, any item or matter in any Section of this Agreement or any section or subsection of a Disclosure Letter shall be construed as an admission or indication that such item or matter is material or that such item or matter is required to be referred to or disclosed in this Agreement or in a Disclosure Letter. Without limiting the foregoing, no reference to, or disclosure of, a possible breach or violation of any contract or Law shall be construed as an admission or indication that a breach or violation exists or has actually occurred.

6.16 Non-Recourse.

(a) Notwithstanding anything that may be expressed or implied in this Agreement to the contrary, Seller agrees and acknowledges, both for itself, the Company and their respective Affiliates and each of their respective stockholders, partners, members, directors, officers, employees, control persons and agents (“Seller Related Parties”), that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had by any Seller Related Party against any Financing Source (in their capacities as such) and no Financing Source (in their capacities as such) shall have any liability or obligation to any Seller Related Party arising out of their breach or failure to perform any of their obligations under the Debt Documents, in any case whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Financing Source (in their capacities as such) for any obligation of Buyer under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation (it being understood that this Section 6.16(a) shall not limit any rights Seller may have against Buyer, including rights to seek specific performance of Buyer’s obligations under Section 3.7). No Financing Source shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature.

(b) Notwithstanding anything to the contrary contained herein, Seller’s shareholders, Affiliates, partners, members, managers, the partners, managers or members of such partners, managers or members, the shareholders of such partners, managers and members, and the trustees, officers, directors, employees, managers, agents and security holders of Seller and its direct or indirect shareholders, Affiliates, partners, members, managers shall have no personal liability for any obligations entered into on behalf of Seller and their individual assets shall not be subject to any claims of any Person relating to such obligations. Buyer agrees to look solely to Seller (subject to the limitations contained herein) for the satisfaction of any liability or obligation arising under this Agreement or any Transaction Agreement or the transactions contemplated hereby and thereby, or for the performance of any of the covenants, warranties or other agreements contained herein, and further agrees not to sue or otherwise seek to enforce any personal obligation against any of Seller’s shareholders, Affiliates, partners, members, managers, the partners, managers or members of such partners, managers or members, the shareholders of such partners, managers and members, and the trustees, officers, directors, employees, agents, managers and security holders of Seller or its direct or indirect shareholders, Affiliates, partners, members and managers (or their assets or properties) with respect to any matters arising out of or in connection with this Agreement or the transactions contemplated hereby. The foregoing shall govern any direct and indirect obligations of Seller under this Agreement.

6.17 Release. As a material inducement to Buyer’s willingness to enter into and perform this Agreement and to purchase the Company Membership Interests for the consideration to be paid or provided to Seller in connection with such purchase, as of the

Closing, Seller, on its behalf and on behalf of its successors and assigns (each, a “Releasor”), does hereby irrevocably and unconditionally agree and covenant not to sue or prosecute against the Company, its Subsidiaries and Buyer and each of their respective Representatives, Affiliates, equityholders, directors, members, managers, employees, agents, officers successors and assigns (each, a “Releasee”) and hereby forever waives, releases and discharges, to the fullest extent permitted by applicable Law each Releasee from any and all proceedings, liabilities, losses, damages, costs, or expenses whatsoever, that such Releasor now has or hereafter may have, of whatsoever nature and kind, whether known or unknown, whether now existing or hereafter arising, whether arising at law or in equity, against any or all of the Releasees, solely to the extent based on facts, whether or not now known, existing on or before the Closing Date and solely to the extent relating to the Company, its Subsidiaries or their respective businesses; provided, however, that nothing contained herein shall operate to release, waive or discharge any obligation of Buyer, or otherwise restrict or limit any rights of Seller, arising under this Agreement or any documents or instruments delivered in connection herewith (including the Transaction Agreements). Seller hereby agrees, on its behalf and on behalf of the other Releasors, that it shall not initiate or file, any lawsuit of any kind whatsoever, or any complaint or charge against Releasee with respect to the matters released and discharged hereby.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties as of the date first written above.

SELLER

W2007/ACEP HOLDINGS, LLC

By:	Whitehall Street Global Real Estate Limited Partnership 2007

	By:	WH Advisors, L.L.C. 2007

		By:	/s/ ALAN KAVA
			Name:	Alan Kava
			Title:	Vice President

W2007/ACEP Managers Voteco, LLC

By:	/s/ ALAN KAVA
	Name:	Alan Kava
	Title:	Manager

[Signature Page to Membership Interest Purchase Agreement]

BUYER:

GOLDEN ENTERTAINMENT, INC.

By:	/s/ BLAKE L. SARTINI
	Name:	Blake L. Sartini
	Title:	Chairman, President and
Chief Executive Officer

[Signature Page to Membership Interest Purchase Agreement]

ANNEX A

DEFINED TERMS

Access Agreement	Section 6.7
Accounting Firm	Section 1.5(b)
Affiliate	Section 2.2(a)(ii)
Affiliate Contracts	Section 2.2(q)
Agreement	Preamble
Allowed Shares	Section 3.18
Alternative Financing	Section 3.7(a)(ii)
Alternative Transaction	Section 3.17
Anti-corruption Laws	Section 2.2(r)
Applicable Date	Section 2.2(k)(A)
Assignment and Assumption Agreement	Section 1.4(a)(iii)
Audited Financial Statements	Section 2.2(d)(ii)
Balance Sheet Principles	Section 1.5(i)
beneficial ownership	Section 2.2(i)(i)(E)
Benefit Plan	Section 2.2(g)(i)
Board	Section 3.10(a)
Buyer	Preamble
Buyer Common Stock	Section 1.2(a)(ii)
Buyer Disclosure Letter	Section 2.3
Buyer Financing Willful Breach	Section 5.2(b)
Buyer Material Adverse Effect	Section 2.3(a)
Buyer Prepared Returns	Section 3.15(d)
Buyer RSUs	Section 2.3(d)(i)(C)
Buyer SEC Documents	Section 2.3(e)(i)
Buyer Shares	Section 1.2(a)(ii)
Buyer Stock Options	Section 2.3(d)(i)(B)
Buyer’s Knowledge	Section 2.3(h)(ii)
Cage Cash	Section 1.2(b)
Cash Consideration	Section 1.2(a)(i)(D)
Cash Count	Section 1.2(b)
claim (for purposes of Section 2.3(l))	Section 2.3(l)
Closing	Section 1.3
Closing Date	Section 1.3
Closing Date Payments	Section 2.3(i)
Closing Indebtedness	Section 1.5(a)(ii)
Closing Indebtedness Estimate	Section 1.2(a)(i)(C)
Closing Working Capital	Section 1.5(a)(i)
Code	Section 1.4(b)(ii)
Company	Recitals
Company Contract	Section 2.2(i)(i)
Company Intellectual Property	Section 2.2(n)(iv)

Company Material Adverse Effect	Section 2.2(a)(iv)
Company Membership Interests	Recitals
Company MEPPA Plan	Section 2.2(g)(iv)
Company SEC Documents	Section 2.2
Company’s Knowledge	Section 2.2(f)
Confidentiality Agreement	Section 6.7
Continuing Employee	Section 3.8(a)
control	Section 2.2(a)(ii)
D&O Insurance	Section 3.9(b)
debt (for purposes of Section 2.3(l))	Section 2.3(l)
Debt Commitment Letter	Section 2.3(i)
Debt Documents	Section 3.7(a)(i)(B)
Disclosure Letters	Section 2.3
Disputed Item	Section 1.5(b)
Environmental Law	Section 2.2(k)
Equity Interests	Section 2.2(b)(ii)
ERISA	Section 2.2(g)(i)
ERISA Affiliate	Section 2.2(g)(iii)
ERISA Plan	Section 2.2(g)(ii)
Escrow Account	Section 1.6
Escrow Agent	Section 1.6
Escrow Agreement	Section 1.6
Escrow Deposit	Section 1.6
Estimated Cash Consideration	Section 1.2(b)(iii)
Estimated Statement	Section 1.2(b)
Exchange Act	Section 2.2(i)(i)(E)
Fee Letter	Section 2.3(i)
Final Cash Consideration	Section 1.5(a)(iii)
Financial Statements	Section 2.2(d)(ii)
Financing	Section 2.3(i)
Financing Failure Event	Section 3.7(a)(ii)
Financing Failure Termination Fee	Section 5.2(b)
Financing Information	Section 3.7(g)
Financing Sources	Section 3.7(g)
GAAP	Section 2.2(a)(iv)(F)
Gaming	Section 2.2(c)(iii)
Gaming Activities	Section 2.2(c)(iii)
Gaming Approvals	Section 2.2(c)(iii)
Gaming Authorities	Section 2.2(c)(iii)
Gaming Jurisdictions	Section 2.2(c)(iii)
Gaming Laws	Section 2.2(c)(iii)
Government Antitrust/Gaming Entity	Section 3.3(d)(i)
Government Official	Section 2.2(r)
Governmental Entity	Section 2.2(a)(iii)

Hazardous Substance	Section 2.2(k)
Holdco	Preamble
HSR Act	Section 2.2(c)(i)
Indebtedness	Section 1.5(j)
Indemnification Agreements	Section 3.9(e)
Indemnified Parties	Section 3.9(a)
Intellectual Property	Section 2.2(n)
IRS	Section 2.2(l)(vii)
IT Assets	Section 2.2(n)
Law	Section 2.2(c)(iii)
Lease	Section 2.2(j)(ii)
Leased Properties	Section 2.2(j)(ii)
Leased Property	Section 2.2(j)(ii)
Lien	Section 1.1
Losses	Section 3.9(g)
Marketing Period	Section 3.7(g)
Material Contracts	Section 2.2(i)(i)
MEPPA Plan	Section 2.2(g)(i)
NASDAQ	Section 2.3(b)
NOL Rights Agreement	Section 3.10(b)
Non-Company Affiliates	Section 2.2(q)
Notice of Disagreement	Section 1.5(b)
Order	Section 2.2(c)(iii)
ordinary course of business	Section 2.2(f)
Owned Properties	Section 2.2(j)(i)
Owned Property	Section 2.2(j)(i)
Parties	Preamble
Party	Preamble
Payoff Letter	Section 3.14
Permits	Section 2.2(c)(iii)
Permitted Liens	Section 2.2(j)(iv)
Person	Section 2.1(d)(ii)
Pre-Closing Period	Section 3.15(c)(ii)
Premium Cap	Section 3.9(b)
Property Taxes	Section 3.15(e)
Purchase Price	Section 1.2(a)(ii)
Purchase Price Allocation Schedule	Section 1.7(a)
Registration Rights Agreement	Section 1.4(a)(ii)
Regulatory Condition	Section 4.1(a)
Regulatory Event Notification	Section 3.18
Releasee	Section 6.17
Releasor	Section 6.17
Representatives	Section 2.2(u)
Resolution Period	Section 1.5(b)
Restructuring	Section 3.18

Sarbanes-Oxley Act	Section 2.3(e)(ii)
SEC	Section 2.2
SEC Company Financials	Section 2.2(d)(i)
Securities Act	Section 2.3(c)(i)
Seller	Preamble
Seller Disclosure Letter	Section 2.1
Seller Prepared Returns	Section 3.15(c)(ii)
Seller Related Parties	Section 6.16(a)
Solvent	Section 2.3(l)
Specified Buyer SEC Documents	Section 2.3
Statement	Section 1.5(a)
Stockholder’s Agreement	Section 1.4(a)(i)
Straddle Period	Section 3.15(e)
Straddle Period Return	Section 3.15(e)
Subsidiary	Section 2.2(a)(i)
Target Working Capital Amount	Section 1.2(a)(i)
Tax	Section 2.2(l)(ix)(A)
Tax Authority	Section 2.2(l)(ix)(C)
Tax Purchase Price	Section 1.7(a)
Tax Return	Section 2.2(l)(ix)(B)
Taxes	Section 2.2(l)(ix)(A)
Termination Date	Section 5.1(c)
Transaction	Section 1.1
Transaction Agreements	Section 6.7
Voteco	Preamble
Unaudited Financial Statements	Section 2.2(d)(ii)
WC Escrow	Section 1.6
Willful Breach	Section 5.2(a)
Working Capital	Section 1.5(i)
Working Capital Adjustment Estimate	Section 1.2(a)(i)

Exhibit I – Stockholder’s Agreement

(See attached)

EXHIBIT I

STOCKHOLDERS AGREEMENT

This Stockholders Agreement (this “Agreement”), dated as of [•], 2017, is entered into between Golden Entertainment, Inc., a Minnesota corporation (the “Company”), and W2007/ACEP Holdings, LLC, a Delaware limited liability company (the “Stockholder”). The Stockholder and the Company are each a “Party” and collectively the “Parties”.

WHEREAS, the Stockholder and an affiliate of stockholder (“Voteco”) owned all of the issued and outstanding membership interests of American Casino & Entertainment Properties, LLC, a Delaware limited liability company (“ACEP”);

WHEREAS, the Stockholder, Voteco and the Company entered into a Membership Interest Purchase Agreement, dated as of June 10, 2017 (the “MIPA”), pursuant to which (and subject to the terms and subject to the conditions thereof), the Company purchased all of the issued and outstanding membership interests of ACEP; and

WHEREAS this Agreement was an integral part of the Stockholder’s and the Company’s willingness to enter into the MIPA.

NOW, THEREFORE, in consideration of the premises, representations, warranties, covenants and agreements contained herein, and subject to the conditions set forth herein, the Parties agree as follows:

1. Board Observer.

(a) Subject to the Stockholder’s and each WH Observer’s execution and delivery of a confidentiality agreement in form and substance reasonably acceptable to the Company and the Stockholder, effective as of the day following the Closing until such time as the Stockholder Total Share Ownership (as defined below) is less than five percent (5%) of the total number of shares of Buyer Common Stock (as defined in the MIPA) issued and outstanding (excluding, for the purposes of such calculation, those shares of Buyer Common Stock held by the Company or its subsidiaries) (the “Threshold Amount”), the Board of Directors of the Company (the “Board”) shall permit such Person as the Stockholder may designate from time to time in writing to the Company (the “WH Observer”) to attend all meetings of the Board (including telephonic meetings) and any committee thereof in a nonvoting observer capacity. In connection therewith, the Board or the Company shall give the WH Observer copies of all notices, minutes, consents, and other materials that it provides to members of the Board or any committee thereof substantially concurrently therewith. Notwithstanding the foregoing, the Company may withhold any information and exclude the WH Observer from any such meeting or portion thereof, including closed and/or executive sessions, if the Board determines in good faith that such exclusion is reasonably necessary to preserve the attorney-client privilege or under circumstances that present an actual or potential conflict of interest. For the avoidance of doubt, the designation of the WH Observer is a right, and not an obligation, of the Stockholder.

(i) “Stockholder Total Share Ownership” means, as of any applicable date hereunder, the total number of shares of Buyer Common Stock beneficially owned (as defined below) by the Stockholder; and

(ii) “beneficially own” (including its correlative meanings, “beneficial owner” and “beneficial ownership”) has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act; provided, however, that, notwithstanding anything in Rule 13d-3(d)(1)(i) to the contrary, the determination of “beneficial ownership” of a Person shall be made after giving effect to the conversion of all options, warrants, rights and convertible or other similar securities outstanding as of any date in question that are held by such Person, irrespective of any vesting period of any such security.

(b) Notwithstanding any provision of this Agreement to the contrary, in no event shall the Stockholder have any right to designate any WH Observer (i) to the extent such designation is not permitted by applicable Law (including any Gaming Law) or Governmental Entity (including any Gaming Authority) or (ii) if any Permits required for such designation have not been obtained by the Stockholder and remain in full force and effect as of the time of such designation.

2. Transfer Restrictions.

(a) For a period of ninety (90) days after the date hereof (the “Restricted Period”), the Stockholder shall not, directly or indirectly, by operation of Law, contract or otherwise, (i) sell, contract to sell, give, assign, hypothecate, pledge, encumber, grant a security interest in, offer, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any economic, voting or other rights in or to any shares of Buyer Common Stock, (ii) engage in any hedging, swap, forward contract or other similar transaction that is designed to or which reasonably could be expected to lead to or result in a sale or disposition of beneficial ownership of, or a pecuniary interest in, any shares of Buyer Common Stock, including any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to such Equity Security, or (iii) enter into a short sale of, or trade in, derivative securities representing the right to vote or economic benefits of, any shares of Buyer Common Stock (clauses (i)-(iii), a “Transfer”), other than, in each case, pursuant to a Permitted Transfer.

(b) “Permitted Transfer” means:

(i) a Transfer that has been approved in advance by a majority of the disinterested members of the Board or a duly-authorized committee thereof;

(ii) a Transfer in connection with any acquisition (whether direct or indirect, including by way of merger, share exchange, consolidation, business combination, tender offer, exchange offer or other similar transaction) (an “Acquisition”) that would result in any Person beneficially owning more than fifty percent (50%) of the total outstanding shares of Buyer Common Stock approved by the Board or a duly-authorized committee thereof (including if the Board or such committee (A) recommends that the Company’s stockholders tender in response to a tender or exchange offer or (B) does not recommend that the Company’s stockholders reject any such tender or exchange offer within the ten (10) business day period specified in Rule 14e-2(a) under the Exchange Act);

(iii) a Transfer that constitutes a tender into a tender or exchange offer commenced by the Company;

(iv) a Transfer of any direct or indirect interest in the Stockholder, where Control of the Stockholder continues to be held, directly or indirectly, by The Goldman Sachs Group, Inc. or its Affiliates;

(v) a Transfer pursuant to an underwritten public offering conducted by the Company and in which Stockholder includes shares of Buyer Common Stock in such offering pursuant to Section 4 of the Registration Rights Agreement; or

(vi) any Transfer if any Gaming Authority has notified the Stockholder that the Stockholder or its Affiliates will not qualify as an institutional investor under applicable Gaming Laws and in order to hold the shares of the Buyer Common Stock it must be licensed and that if Stockholder does not choose to submit requisite applications for licensing that the Stockholder must dispose, or commence the disposal of, its shares of Buyer Common Stock and such notification does not expressly permit the Stockholder to delay such disposition until the end of the Restricted Period (provided, that the Stockholder will request that the Gaming Authority defer the requirement for such disposals until the end of the Restricted Period; and provided further, that any such Transfers shall be subject to Sections 2(c)-(g)).

(c) Following the Restricted Period, the Stockholder shall be free to Transfer any shares of Buyer Common Stock; provided, that (i) with respect to any Transfer, other than a Permitted Transfer (except a Permitted Transfer pursuant to Section 2(b)(vi)), a Transfer pursuant to Rule 144, an underwritten public offering or an underwritten block trade, the Stockholder shall not, directly or indirectly, Transfer any shares of Buyer Common Stock to (A) any Person actually known to the Stockholder, or its Affiliates and Representatives acting on its behalf, to be a Restricted Entity or (B) any Person or Group (as defined under Section 13(d)(3) of the Exchange Act and Rule 13d-5 thereunder) actually known to the Stockholder or its Affiliate or Representative acting on its behalf (or to the broker in an ordinary course brokerage transaction) to be a Person or Group that is the beneficial owner of ten percent (10%) or more of the total outstanding shares of Buyer Common Stock or would become the beneficial owner of ten percent (10%) or more of the total outstanding shares of Buyer Common Stock as a result of the Transfer (a “Significant Stockholder”), and (ii) with respect to any Transfer, other than a Permitted Transfer (except a Permitted Transfer pursuant to Section 2(b)(vi)), that is an underwritten public offering or an underwritten block trade, the Stockholder shall instruct the managing underwriter(s) or broker(s) not to Transfer any shares of Buyer Common Stock to any Person that is (as evidenced by the filing of a Schedule 13D or Schedule 13G as of the date of such instruction) or would become a Significant Stockholder (unless, in each case, the identity of the Person purchasing the shares of Buyer Common Stock is not known to the managing underwriter(s) or broker(s) and provided further that the underwriter would not be required to carry out more than its customary diligence on any purchaser to determine whether they would become a Significant Stockholder as a result of such acquisition). For clarity, if an instruction is given by Stockholder pursuant to the prior sentence, Stockholder will have no liability pursuant to this Agreement for any failure of the underwriter(s) or broker(s) to comply with such instruction or for any placement by the underwriter(s) or broker(s) of any shares of Buyer Common Stock with such Significant Stockholders. For purposes of this Section 2(c), the total number of shares of Buyer Common Stock outstanding at any time shall be the number specified in the most recent SEC filing of the Company disclosing the total number of shares of Buyer Common Stock outstanding.

(d) Following the Restricted Period, but subject to Sections 2(c)-(g) and Section 3, the Stockholder shall be free to Transfer any shares of Buyer Common Stock, and Section 2(a) will be null and void and have no further force or effect.

(e) Any Transfer or attempted Transfer of shares of Buyer Common Stock in violation of this Section 2 shall, to the fullest extent permitted by applicable Law, be null and void ab initio, and the Company shall not, and shall instruct its transfer agent and other third parties not to, record or recognize any such purported transaction on the books of the Company.

(f) Any certificates for shares of Buyer Common Stock held by the Stockholder shall bear a legend or legends (and appropriate comparable notations or other arrangements will be made with respect to shares maintained in the form of book entries) referencing restrictions on transfer of such shares under the Securities Act and under this Agreement which legend shall state in substance:

“THESE SECURITIES AND THE SECURITIES ISSUABLE UPON THE EXCHANGE THEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT (1) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT RELATING TO SUCH SECURITIES UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND THE SECURITIES LAWS OF OTHER JURISDICTIONS.

THESE SECURITIES ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS SET FORTH IN THE STOCKHOLDERS AGREEMENT, DATED AS OF [ 🌑 ], BETWEEN GOLDEN ENTERTAINMENT, INC. AND W2007/ACEP HOLDINGS, LLC, A DELAWARE LIMITED LIABILITY COMPANY, AS AMENDED FROM TIME TO TIME, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE COMPANY.”

Notwithstanding the foregoing, upon the request of the Stockholder, (i) in connection with any Transfer of shares of Buyer Common Stock Transferred after the Restricted Period (including in a public offering pursuant to the Registration Rights Agreement), the Company shall promptly cause the first and second paragraphs of the legend (or notation) to be removed upon such Transfer if such restrictions would not be applicable following such Transfer, (ii) following receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that such legend (or notation) may be lifted in connection with the Transfer of shares of Buyer Common Stock, the Company shall promptly cause the first paragraph of the legend (or notation) to be removed from any shares of Buyer Common Stock to be Transferred in accordance with the terms of this Agreement, and (iii) to the extent the first and second paragraphs of the legend (or notation) would be removed pursuant to this paragraph in connection with any Transfer of shares of Buyer Common Stock, the Company shall use its reasonable best efforts to cause such shares of Buyer Common Stock to be registered in the name of The Depository Trust Company’s nominee.

(g) Any Transfers of Buyer Common Stock by Stockholder (including Permitted Transfers) shall be subject to all mandatory Gaming-related Laws and Permits (relating to the Transfer of the Buyer Common Stock) applicable to the Stockholder, the transferee, or the Company in those jurisdictions in which the Company or its Subsidiaries then conduct Gaming Activities.

3. Standstill.

(a) Subject to Section 3(b), the Stockholder and the Core Deal Team (as defined below) shall not, in any manner, directly or indirectly, without the prior written request by, consent of, or waiver by, the Company:

(i) effect, agree, seek or make any proposal or offer with respect to, or announce any intention with respect to or cause or participate in or in any way assist, facilitate or encourage any other Person to effect or seek, (A) any acquisition of any Equity Securities of the Company (or beneficial ownership thereof), or any material assets, indebtedness or businesses of the Company or any of its Subsidiaries; provided, that the Stockholder shall not be in breach of this Section 3(a)(i)(A) as a result of the acquisition by the Stockholder of any Equity Securities of the Company pursuant to any issuance of Equity Securities of the Company by the Company pursuant to any stock split or other exchange of Buyer Common Stock in which Stockholder is eligible to participate; (B) any tender or exchange offer, merger or other business combination involving the Company or any of its Subsidiaries or assets of the Company or any of its Subsidiaries constituting a significant portion of the consolidated assets of the Company and its Subsidiaries; (C) any recapitalization, restructuring, liquidation, dissolution, change of control or other extraordinary transaction with respect to the Company or any of its Subsidiaries; or (D) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC promulgated pursuant to Section 14 of the Exchange Act) to vote any Equity Securities of the Company;

(ii) seek election to, or seek to place a representative on, the Board or removal of any member of the Board or otherwise act, alone or in concert with others, to seek representation or to control or influence the management, the Board or policies of the Company;

(iii) form, join or in any way participate in a Group (within the meaning of Section 13(D)(3) of the Securities Exchange Act of 1934, as amended) with respect to Equity Securities of the Company (other than a Group with The Goldman Sachs Group, Inc. and/or its Affiliates);

(iv) take any action that the Stockholder knows, or would reasonably be expected to know, after consultation with outside legal counsel, would require the Company to make a public announcement regarding any of the types of matters set forth in clause (i) above; or

(v) contest the validity of this Section 3(a) or initiate or participate in any judicial proceeding to amend, waive, terminate or seek a release of the restrictions contained herein.

(b) Notwithstanding anything to the contrary in Section 3(a):

(i) the Stockholder shall not be prohibited or restricted from initiating and engaging in private discussions with, and/or making and submitting to, the Company and/or the Board any non-public, confidential proposal so long as the Stockholder does not know, and would not be reasonably expected to know, after consultation with outside legal counsel, that such actions would be reasonably likely to require the Stockholder, the Company or any other Person to make a public announcement regarding such proposal; and

(ii) nothing contained in Section 3(a) shall in any way restrict or prohibit any activities (including without limitation activities such as engaging in brokerage, investment advisory, financial advisory, anti-raid advisory, merger advisory, financing, asset management, trading, market making, arbitrage, investing activity and other similar activities or any other activities conducted in the ordinary course of business) by The Goldman Sachs Group, Inc. or its Affiliates or its or their Representatives, (other than Stockholder, the Core Deal Team and any Person acting at their express direction) (collectively, “Wider GS”), or require Wider GS to take any action (including procuring any restriction on any person) (and, for the avoidance of doubt, any action or inaction by Wider GS shall not result in the breach of this Agreement by the Stockholder).

(c) “Core Deal Team” means only the investment professionals in the Merchant Banking Division of Goldman Sachs who are involved in managing Stockholder’s investment in Buyer Common Stock and expressly excludes (i) personnel in Stockholder’s (or its Affiliates’) compliance, legal, conflicts clearance, credit, information technology, controllers and risk management departments and clerical personnel, (ii) Stockholder’s (or its Affiliates’) “above the wall” senior management, and (iii) members of Stockholder’s (or its Affiliates’) internal committees and other persons with risk management, compliance and/or supervisory responsibilities.

4. Representations and Warranties.

(a) The Company represents and warrants to the Stockholder that (i) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (ii) this Agreement has been duly and validly authorized, executed and delivered by the Company, and, assuming this Agreement is duly and validly executed and delivered by the Stockholder, constitutes a valid and binding obligation and agreement of the Company, enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles and (iii) the execution, delivery and performance of this Agreement by the Company does not and will not (A) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company, or (B) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default)

under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

(b) The Stockholder represents and warrants to the Company that (i) the Stockholder has the limited liability company power and authority to execute this Agreement and to bind it thereto, (ii) this Agreement has been duly and validly authorized, executed and delivered by the Stockholder, and, assuming this Agreement is duly and validly executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles and (iii) the execution, delivery and performance of this Agreement by the Stockholder does not and will not (A) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Stockholder or (B) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Stockholder is a party or by which it is bound.

5. Corporate Opportunities. Notwithstanding anything in this Agreement to the contrary and to the fullest extent permitted by applicable Law, the Company, on behalf of itself and its Subsidiaries, waives and renounces any right, interest, or expectancy of the Company and/or its Subsidiaries in, or being offered an opportunity to participate in, business opportunities that are from time to time presented to or business opportunities of which the Stockholder or any of its Representatives, shareholders, members, partners, Affiliates and Subsidiaries (each as “Specified Party”) gain knowledge, even if that opportunity is competitive with the business of the Company or its Subsidiaries or one that the Company or its Subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so and each Specified Party shall have no duty (statutory, fiduciary, contract or otherwise) to communicate or offer such business opportunity to the Company and, to the fullest extent permitted by applicable Law, shall not be liable to the Company or any of its Subsidiaries for breach of any statutory, fiduciary, contractual or other duty, as a director or otherwise, by reason of the fact that such Specified Party pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present or communicate such business opportunity, or information regarding such business opportunity, to the Company or its Subsidiaries.

6. Termination. This Agreement (including, but not limited to, Section 3(a)) shall terminate on the first date on which the Stockholder Total Share Ownership is less than the Threshold Amount.

7. Further Assurance. Each Party shall sign such further documents, cause such meetings to be held, resolutions passed, exercise its votes and do and perform and cause to be done such further acts and things as may be necessary in order to give full effect to this Agreement.

8. Specific Performance. The Parties agree that irreparable damage for which monetary damages, even if available, may not be an adequate remedy, would occur in the event that the Parties do not perform the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. Each Party acknowledges and agrees that the rights to an injunction, specific performance or other equitable remedy contemplated herein are an integral part of the transactions contemplated by this Agreement and without such right, neither of the Parties would have entered into this Agreement.

9. Expenses; Liability. Each Party shall be responsible for its own fees and expenses incurred in connection with the negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including, but not limited to, any matters related to any regular or special meeting of the Company.

10. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

11. Notices. All notices, requests, instructions or other documents to be given hereunder by either Party to the other shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by email or overnight courier:

If to the Company:

Golden Entertainment, Inc.

6595 S. Jones Boulevard

Las Vegas, Nevada 89118

Attention: Charles Protell

Email: Cprotell@goldenent.com

with a copy to:

Latham & Watkins LLP

12670 High Bluff Drive

San Diego, CA 92130

Attention: Barry M. Clarkson

Email: barry.clarkson@lw.com

If to the Stockholder:

Goldman Sachs & Co. LLC

Merchant Banking Division

6011 Connection Drive

Irving, TX 75039.

Attention: Caroline Moore

Email: caroline.moore@gs.com

with a copy to:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attention: Anthony J. Colletta

Email: collettaa@sullcrom.com

or to such other persons or addresses as may be designated in writing by the Party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving Party upon actual receipt, if delivered personally; three business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission, if sent by email (provided, that, if given by email such notice, request, instruction or other document shall be followed up within one business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

12. Governing Law and Venue. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THEREOF (OTHER THAN NEW YORK GENERAL OBLIGATIONS LAW SECTIONS 5-1401 AND 5-1402). Each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of, or related to, this Agreement exclusively in the United States District Court for the Southern District of New York or any New York State court sitting in the Borough of Manhattan, of the City of New York, solely in respect of the interpretation and enforcement of the provisions of (and any claim or cause of action arising under or relating to) this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties irrevocably agree that all claims relating to such action, proceeding or transactions shall be heard and determined in such courts. Each Party expressly acknowledges that the foregoing waiver is intended to be irrevocable under the Laws of the State of New York and of the United States of America; provided, that, each such Party’s consent to jurisdiction and service contained in this Section 12 is solely for the purpose referred to in this Section 12 and shall not be deemed to be a general submission to said courts or in the State of New York other than for such purpose. The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 11 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

13. WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HEREBY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 13.

14. Counterparts; Headings. This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including by means of electronic delivery or facsimile). The section headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement.

15. Entire Agreement; Amendment and Waiver; Successors and Assigns; Third Party Beneficiaries; Defined Terms.

(a) This Agreement, the MIPA (including any exhibits and schedules thereto and the Disclosure Letters) and the documents, instruments and other agreements among the Parties contemplated hereby or thereby or referred to herein or therein, including each Transaction Agreement, constitute the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersede all prior agreements, understandings, representations and warranties, both written and oral, among the Parties, with respect to the subject matter hereof.

(b) No modifications of this Agreement can be made except in writing signed by an authorized representative of each of the Stockholder and the Company. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Time is of the essence in the performance of this Agreement. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

(c) The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties hereto and their respective successors, heirs, executors, legal representatives, and permitted assigns. No Party shall assign this Agreement or any rights or obligations hereunder without, with respect to the Stockholder, the prior written consent of the Company, and with respect to the Company, the prior written consent of the Stockholder; provided, that the Stockholder may assign (without the prior written consent of the Company) its rights pursuant to this Agreement to any of its Affiliates that becomes a holder of all, but not less than all, of the shares of Buyer Common Stock held by the Stockholder at the time of such assignment. This Agreement is solely for the benefit of the Parties hereto and is not enforceable by any other Persons.

(d) Capitalized terms used herein but not defined herein will have the meanings given to them in the MIPA.

16. Interpretation. Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel. Each Party and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts relating thereto exchanged among the Parties shall be deemed the work product of all of the Parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is hereby expressly waived by each of the Parties, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date hereof.

W2007/ACEP HOLDINGS, LLC

By:	Whitehall Street Global Real Estate Limited Partnership 2007

	By:	WH Advisors, L.L.C. 2007

By:
Name:
Title:

GOLDEN ENTERTAINMENT, INC.

By:
Name:
Title:

Exhibit II - Registration Rights Ageement

(See attached)

EXHIBIT II

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [                     ], is entered into by and between Golden Entertainment, Inc., a Minnesota corporation (the “Company”) and W2007/ACEP Holdings, LLC, a Delaware limited liability company (“Stockholder”).

WHEREAS, the Company, Stockholder and W2007/ACEP Managers Voteco, LLC, a Delaware limited liability company (“Voteco”), have entered into that certain Membership Interest Purchase Agreement, dated as of June 10, 2017 (as the same may be amended or supplemented from time to time, the “Purchase Agreement”), pursuant to which the Company has acquired all of the outstanding membership interests of American Casino & Entertainment Properties, LLC, a Delaware limited liability company;

WHEREAS, as more fully described in the Purchase Agreement, in connection with the Closing under the Purchase Agreement, Stockholder has received shares of common stock, $0.01 par value per share, of the Company (the “Shares”), on the terms and conditions set forth in the Purchase Agreement; and

WHEREAS, the Company desires to enter into this Agreement with Stockholder in order to grant Stockholder the registration rights contained herein.

NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Definitions. For the purposes of this Agreement, capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them as set forth below, or if not set forth below, as set forth in the Purchase Agreement:

“Agreement” shall have the meaning set forth in the preamble hereto.

“Company” shall have the meaning set forth in the preamble hereto.

“Company Standstill Period” shall have the meaning set forth in Section 5(a).

“Demand Registration” shall have the meaning set forth in Section 3(a).

“Demand Request” shall have the meaning set forth in Section 3(a).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended (or any corresponding provision of succeeding law) and the rules and regulations thereunder.

“FINRA” shall mean the Financial Industry Regulatory Authority.

“Loss” shall have the meaning set forth in Section 7(a).

“Long-Form Demand” shall have the meaning set forth in Section 3(a).

“Material Disclosure Event” means, as of any date of determination, any pending or imminent event relating to the Company or any of its subsidiaries, which, in the good faith determination of the Company, after consultation with external legal counsel, (i) requires disclosure of material, non-public information relating to such event in any registration statement or related prospectus under which Registrable Securities may be offered and sold (including documents incorporated by reference therein) so that such registration statement would not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, (ii) is otherwise not required to be publicly disclosed at that time (e.g., on Forms 10-K, 8-K, or 10-Q) under applicable federal or state securities laws and (iii) if publicly disclosed at the time of such event, could reasonably be expected to materially adversely affect the business, financial condition or prospects of the Company and its subsidiaries or would materially adversely affect a pending or proposed acquisition, merger, recapitalization, consolidation, reorganization, financing or similar transaction, or negotiations with respect thereto.

“New York Court” shall have the meaning set forth in Section 9(c).

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Piggyback Registration” shall have the meaning set forth in Section 4(a).

“Purchase Agreement” shall have the meaning set forth in the recitals hereto.

“Registrable Securities” shall mean the Shares acquired by Stockholder pursuant to the Purchase Agreement on the date hereof, as well as any of the Company’s securities which may be issued or distributed by way of stock split, dividend, recapitalization or reclassification in respect of such Shares; provided, however, such Registrable Securities shall cease to be Registrable Securities (i) when a registration statement with respect to the sale of such Registrable Securities shall have become effective under the Securities Act and such Registrable Securities shall have been disposed of in accordance with such registration statement; (ii) when such Registrable Securities shall have been sold in accordance with Rule 144 (or any successor provision) under the Securities Act in a transaction where the restrictive legend is removed from such Shares; (iii) when such Registrable Securities have ceased to be outstanding; or (iv) when such Registrable Securities have become freely transferable without volume or manner of sale restrictions under Rule 144 (or any successor provision) under the Securities Act and such remaining Registrable Securities constitute less than five percent (5%) of the then-issued and outstanding shares of common stock (including any of the Company’s securities which may be issued or distributed by way of stock split, dividend, recapitalization or reclassification in respect of such common stock), $0.01 par value per share, of the Company.

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“Registration Expenses” shall mean all expenses incurred in effecting any registration pursuant to this Agreement, including registration, qualification, listing and filing fees (including, without limitation, all SEC and FINRA filing fees and NASDAQ listing fees), printing expenses, transfer agent’s and registrar’s fees and expenses, fees and disbursements of counsel for the Company and all accountants and other persons retained by the Company, fees and disbursements of up to fifty thousand dollars ($50,000) for one counsel (plus appropriate local counsel) chosen by Stockholder for each Demand Registration or Underwritten Offering, and blue sky (and other securities laws) fees and expenses associated with any registration statement, as well as all internal fees and expenses of the Company, but shall not include any Selling Expenses.

“SEC” shall mean the United States Securities and Exchange Commission and any successor United States federal agency or governmental authority having similar powers.

“Securities Act” shall mean the Securities Act of 1933, as amended (or any successor corresponding provision of succeeding law), and the rules and regulations thereunder.

“Selling Expenses” shall mean all underwriting discounts, selling commissions, stock transfer taxes, and the fees and disbursements of any additional counsel for Stockholder not included in the definition of Registration Expenses.

“Shares” shall have the meaning set forth in the recitals hereto.

“Shelf Registration Statement” shall have the meaning set forth in Section 2(a).

“Short-Form Demand” shall have the meaning set forth in Section 3(a).

“Stockholder” shall have the meaning set forth in the preamble hereto.

“Suspension Notice” shall have the meaning set forth in Section 5(b).

“Suspension Period” shall have the meaning set forth in Section 5(b).

“Underwritten Offering” shall mean an underwritten offering by Stockholder of Registrable Securities for which the Company provides the cooperation and assistance required by this Agreement, including pursuant to Section 6(a)(xv)-(xx).

Section 2. Shelf Registration.

(a) Shelf Registration. If the Company then meets the requirements for the use of a shelf registration statement on Form S-3 under the Securities Act, the Company shall use its reasonable best efforts to prepare and file with the SEC, within 45 days following the request of the Stockholder, a shelf registration statement under the Securities Act (or at the Company’s option, a post-effective amendment to its existing shelf registration statement on Form S-3 filed with the SEC) for the offer and sale from time to time on a continuous or delayed basis of all of the Registrable Securities (the “Shelf Registration Statement”). For avoidance of doubt, the Shelf Registration Statement may include other Company securities registered for the account of the Company and/or other Persons. The Company shall file the Shelf Registration Statement on Form S-3 covering all of the Registrable Securities or, if the Company or the offering of such Registrable Securities does not satisfy the requirements for use of such form, such other form as

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may be appropriate; provided, that if the Shelf Registration Statement is not filed on Form S-3, the Company shall, promptly upon meeting the requirements for use of such form, file an appropriate amendment to the Shelf Registration Statement to convert it to Form S-3. Subject to the provisions contained in this Section 2 and in Sections 5(b) and 5(c) hereof, the Company shall use its reasonable best efforts to cause such Shelf Registration Statement to be declared effective by the SEC or to otherwise become effective as soon as practicable after the filing thereof.

(b) Required Shelf Registration Period and Procedures. The Company shall (i) cause such Shelf Registration Statement to include a resale prospectus intended to permit Stockholder to sell, at Stockholder’s election, all or part of the Registrable Securities held by Stockholder without restriction, (ii) use its reasonable best efforts to prepare and file with the SEC such supplements, amendments and post-effective amendments to such Shelf Registration Statement as may be necessary to keep such Shelf Registration Statement continuously effective and in compliance with the Securities Act and usable for the resale of Registrable Securities (subject to any Suspension Period(s) referred to below) for so long as the securities registered thereunder constitute Registrable Securities, and (iii) use its reasonable best efforts to cause the resale prospectus to be supplemented by any required prospectus supplement (subject to any Suspension Period(s) referred to below).

(c) Underwritten Offerings Pursuant to the Shelf Registration. From time to time after the filing of the Shelf Registration Statement, the Stockholder shall be entitled to request an aggregate of four (4) Underwritten Offerings pursuant to the Shelf Registration; provided, that each such Underwritten Offering will be subject to the priority provisions set forth in Section 3(d) as if it was a Demand Registration; and provided, further, that an Underwritten Offering under this Section 2(c) shall count as one of the permitted Underwritten Offerings hereunder only if the Stockholder is able to register and sell at least ninety percent (90%) of the Registrable Securities requested to be included in such Underwritten Offering. In connection with any offering of Registrable Securities pursuant to the Shelf Registration Statement in the form of an Underwritten Offering, the managing underwriter for the offering shall be an investment banking firm of national standing to be selected by mutual agreement of Stockholder and the Company (such agreement not to be unreasonably withheld, conditioned or delayed). The Company will not be obligated to participate in more than three (3) Underwritten Offerings (less the number of any Demand Registrations) pursuant to the Shelf Registration Statement in any twelve (12) month period. Stockholder shall have the right to cancel a proposed Underwritten Offering of Registrable Securities pursuant to this Section 2(c) (x) at any time prior to the commencement of marketing to investors for such proposed Underwritten Offering and (y) after the commencement of marketing to investors if Stockholder becomes aware of material adverse information relating to the Company that is different from the information known to the Stockholder at the time of the commencement of such marketing. Such cancelled offering shall not be counted as an Underwritten Offering for purposes of this Section 2(c).

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Section 3. Demand Registration Rights.

(a) Request for Registration. Subject to the provisions contained in this Section 3(a) and in Sections 4(b), 5(b) and 5(c) hereof, Stockholder may, from time to time, request in writing (a “Demand Request”) that the Company effect the registration under the Securities Act of a specified number of Registrable Securities held by Stockholder on Form S-1 or any successor form to Form S-1, or any similar long-form registration statement (a “Long-Form Demand”) or, if available, on Form S-3 or any successor form to Form S-3, or any similar short-form registration statement, but excluding a Shelf Registration effected pursuant to Section 2(a) (a “Short-Form Demand”). Subject to the provisions contained in this Section 3 and in Sections 5(b) and 5(c) hereof: (x) upon receipt of a Demand Request, the Company will use reasonable best efforts to cause to be included in a registration statement on an appropriate form under the Securities Act, filed with the SEC as promptly as practicable but in any event not later than 45 days after receiving a Demand Request, such Registrable Securities as may be requested by the Stockholder in its Demand Request, and (y) the Company shall use reasonable best efforts to cause any such registration statement to be declared effective by the SEC or to otherwise become effective as soon as practicable after the filing thereof (a “Demand Registration”). The Company will in no event be required to effect more than three (3) Demand Registrations in any twelve (12) month period or more than four (4) Demand Registrations in total (in each case, less the number of any Underwritten Offerings effected by the Company pursuant to the Shelf Registration Statement at the request of Stockholder) pursuant to this Agreement. Notwithstanding the foregoing, the Company shall not be obligated to effect any Demand Registration for any Registrable Securities if the Shelf Registration Statement is then effective and such Shelf Registration Statement may be utilized by the Stockholder for the offering and sale of all Registrable Securities then requested in such Demand Registration without a requirement under SEC rules and regulations for a post-effective amendment thereto.

(b) Effective Registration. A registration will not count as a Demand Registration for purposes of Section 3(a) unless the related registration statement has been declared effective and has remained effective until such time as all of such Registrable Securities covered thereby have been disposed of in accordance with the intended methods of disposition by the Stockholder (but in no event for a period of more than 180 days after such registration statement becomes effective, not including any Suspension Period); it being understood that if, after it has become effective, an offering of Registrable Securities pursuant to a registration statement is terminated by any stop order, injunction, or other order of the SEC or other governmental agency or court, such registration pursuant thereto will be deemed not to have been effected and will not count as a Demand Registration for purposes of Section 3(a).

(c) Selection of Underwriters. With respect to any offering of Registrable Securities pursuant to a Demand Registration in the form of an underwritten offering, the managing underwriter for the offering shall be an investment banking firm of national standing to be selected by mutual agreement of Stockholder and the Company (such agreement not to be unreasonably withheld, conditioned or delayed).

(d) Priority on Demand Registrations. With respect to any offering of Registrable Securities pursuant to a Demand Registration or the Shelf Registration Statement in the form of an Underwritten Offering, the Company may include securities to be sold for the

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account of the Company or other Persons in such Demand Registration (or Underwritten Offering pursuant to the Shelf Registration Statement); provided, that no securities to be sold for the account of any Person (including the Company) other than Stockholder shall be included in such Demand Registration (or Underwritten Offering pursuant to the Shelf Registration, as applicable) (i) if and to the extent that the managing underwriter advises Stockholder and the Company in writing that the inclusion of such securities is anticipated to have a material adverse effect on the price, timing or marketability of the Registrable Securities or otherwise have a material adverse effect on the success of such offering and (ii) unless the Registrable Securities of Stockholder receive priority over all other securities included in such Demand Registration (or Underwritten Offering pursuant to the Shelf Registration, as applicable).

(e) Cancellation of Registration. The Stockholder shall have the right to cancel a proposed Demand Registration of Registrable Securities pursuant to this Section 3 (x) at any time prior to the commencement of marketing to investors for such proposed Demand Registration and (y) after the commencement of marketing to investors if Stockholder becomes aware of material adverse information relating to the Company that is different from the information known to the Stockholder at the time of the commencement of such marketing. Such cancelled registration shall not be counted as a Demand Registration for purposes of Section 3(a).

Section 4. Piggyback Registration Rights.

(a) Right to Piggyback. If the Company (i) proposes to file a registration statement under the Securities Act with respect to an offering of any equity securities (except pursuant to registrations on Form S-4 or any successor form, or on Form S-8 or any successor form relating solely to securities issued pursuant to any benefit plan) on a form that would permit registration of Registrable Securities for sale to the public under the Securities Act or (ii) proposes to file an initial prospectus supplement to a registration statement with respect to an offering of its common stock on a form that would permit registration of Registrable Securities for sale to the public under the Securities Act, then the Company shall give written notice of such proposed filing to Stockholder not less than 21 days before the anticipated filing date, describing in reasonable detail the proposed offering (including the number and class of securities proposed to be offered, the proposed date of filing of such registration statement or prospectus supplement, any proposed means of distribution of such securities, any proposed managing underwriter of such securities and a good faith estimate by the Company of the proposed maximum offering price of such securities as such price is proposed to appear on the facing page of such registration statement or prospectus supplement), and offering Stockholder the opportunity to register and offer such number of Registrable Securities of the same class as those being offered by the Company as the Stockholder may request. Upon the written request of Stockholder, received by the Company no later than 10 days after receipt by the Stockholder of the notice sent by the Company, to register and offer, on the same terms and conditions as the securities otherwise being sold pursuant to such registration statement or prospectus supplement, any of Stockholder’s Registrable Securities of the same class as those being offered (which request shall state the intended method of disposition thereof if the securities otherwise being sold are being sold by more than one method of disposition), the Company will cause such Registrable Securities as to which registration shall have been so requested to be included in the registration statement or prospectus supplement proposed to be filed by the Company on the same terms and

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conditions as the securities otherwise being sold pursuant to such registration statement or prospectus supplement (a “Piggyback Registration”); provided, however, that, notwithstanding the foregoing, the Company may at any time, in its sole discretion, without the consent of Stockholder, delay or abandon the proposed offering in which a Stockholder had requested to participate pursuant to this Section 4(a) or cease the filing (or obtaining or maintaining the effectiveness) of or withdraw the related registration statement or prospectus supplement or other governmental approvals, registrations or qualifications. In such event, the Company shall so notify the Stockholder and the Company shall incur no liability for its failure to complete any such offering other than its obligation to pay Registration Expenses in connection therewith.

(b) Priority on Primary Registrations. If a Piggyback Registration is initiated as an underwritten primary registration on behalf of the Company, and the managing underwriter advises the Company that in its reasonable opinion the number of equity securities requested to be included in such registration exceeds the number that can be sold in such offering without having a material adverse effect on the price or success of the offering, then the Company shall include in such registration statement or prospectus supplement the maximum number of shares that such underwriter advises can be so sold without having such adverse effect, allocated (i) first, to the equity securities the Company proposes to sell and to Stockholder, pro rata among the Company and Stockholder on the basis of the percentage of the shares requested to be registered by them, or on such basis as the Company and Stockholder may agree, (ii) second, to any other shareholder with piggyback registration rights entitling it to include shares of Company common stock in such registration, pro rata among such holders on the basis of the percentage of the shares requested to be registered by them or on such basis as such holders may agree among themselves and the Company, and (iii) third, among other security holders of the Company, pro rata among such holder(s) on the basis of the percentage of the then outstanding shares requested to be registered by them or on such basis as such holder(s) may agree among themselves and the Company.

(c) Priority on Secondary Registrations. If a Piggyback Registration is initiated as a secondary underwritten registration on behalf of any holders of the Company’s securities other than Stockholder, and the managing underwriter advises the Company that in its reasonable opinion the number of securities requested to be included in such registration exceeds the number that can be sold in such offering without having a material adverse effect on the price or success of the offering, then the Company shall include in such registration statement or prospectus supplement the maximum number of shares that such underwriter advises can be so sold without having such adverse effect, allocated (i) first, to the securities requested to be included therein by the holder(s) requesting such registration, to the extent such holder(s) have priority registration rights in effect on the date hereof, and to the Stockholder, pro rata among such holders on the basis of the percentage of the shares requested to be registered by them or on such basis as such holders may agree among themselves and the Company, (ii) second, to any other shareholder with piggyback registration rights entitling it to include shares of Company common stock in such registration, pro rata among such holders on the basis of the percentage of the shares requested to be registered by them or on such basis as such holders may agree among themselves and the Company, and (iii) third, among the Company and other security holders of the Company, pro rata among such holder(s) and the Company on the basis of the percentage of the shares requested to be registered by them or on such basis as such holder(s) may agree among themselves and the Company.

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(d) Withdrawal. Stockholder shall have the right to withdraw its request for inclusion of any specified number of its Registrable Securities in any registration statement or prospectus supplement pursuant to this Section 4 by giving written notice to the Company of its request to withdraw at least five (5) Business Days prior to the effective date of such registration statement. In the event of any such withdrawal, the Company shall not include such Registrable Securities in the applicable registration and such Registrable Securities shall continue to be Registrable Securities hereunder. No such withdrawal shall affect the obligations of the Company with respect to the Registrable Securities not so withdrawn.

(e) Underwritten Offerings. In connection with the exercise of any registration rights granted to the Stockholder pursuant to this Section 4, if the offering is to be effected by means of an underwritten offering, the Company may condition participation in such offering on Stockholder entering into an underwriting agreement in customary form and acting in accordance with the terms and conditions thereof; provided that the Company shall cooperate reasonably with Stockholder in the event Stockholder is required by applicable law to engage an underwriter other than the managing underwriter engaged by the Company or the requesting holder in connection with the sale of Registrable Securities pursuant to this Section 4.

Section 5. Standstill and Suspension Periods.

(a) Company Standstill Period. To the extent requested by the managing underwriter(s) for the applicable offering, in the event of an underwritten public offering of Registrable Securities on a firm commitment basis pursuant to Section 2(c) or Section 3(a) hereof, the Company agrees not to, without the prior written consent of the managing underwriter, offer, pledge, sell, contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any securities (except securities that may be held by the Company for its own account under the relevant registration statement) that are the same as, or similar to, the Registrable Securities, or any securities convertible into, or exchangeable or exercisable for, any securities of the Company that are the same as, or similar to, the Registrable Securities (except in each case pursuant to registrations on Form S-4 or any successor form, or otherwise in connection with the acquisition of a business or assets of a business, a merger, or an exchange offer for the securities of the issuer or another entity, or pursuant to a Company dividend reinvestment plan, or for issuances of securities pursuant to the conversion, exchange or exercise of then-outstanding convertible or exchangeable securities, options, rights or warrants, or pursuant to registrations on Form S-8 or any successor form or otherwise relating solely to securities offered pursuant to any benefit plan), during the period commencing five (5) Business Days prior to the effective date of the registration statement relating to such Registrable Securities (to the extent timely notified in writing by Stockholder or the managing underwriter of such distribution) and ending on the 90th day after such effective date (the “Company Standstill Period”).

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(b) Suspension Period. The Company may, by notice in writing to the Stockholder postpone the filing or effectiveness of the Shelf Registration Statement or any other registration requested pursuant to this Agreement (including any post-effective amendments thereto), or otherwise suspend the Demand Registration rights of the Stockholder and/or require the Stockholder to suspend use of any resale prospectus included in the Shelf Registration Statement for any period of time determined by the Company if there shall occur a Material Disclosure Event (such period, a “Suspension Period”). Notwithstanding anything herein to the contrary, the Company shall not be entitled to more than three Suspension Periods, which Suspension Periods shall have durations of not more than 30 days each (which may at the Company’s determination run consecutively for a given Material Disclosure Event), during any consecutive 12 month period; provided, however, that if the Company deems in good faith that it is necessary to file a post-effective amendment to the Shelf Registration Statement in order to comply with Section 2 hereof, then such period of time from the date of filing of such post-effective amendment until the date on which such Shelf Registration Statement is declared effective by the SEC or otherwise becomes effective shall not be treated as a Suspension Period and the Company shall use its reasonable best efforts to cause such post-effective amendment to be declared effective or otherwise become effective as promptly as possible. Stockholder agrees that, upon receipt of notice from the Company of the occurrence of a Material Disclosure Event (a “Suspension Notice”), Stockholder will forthwith discontinue any disposition of Registrable Securities pursuant to any Shelf Registration Statement or any public sale or distribution, including pursuant to Rule 144, until the earlier of (i) the expiration of the Suspension Period and (ii) Stockholder’s receipt of a notice from the Company to the effect that such suspension has terminated. Any Suspension Notice shall be accompanied by a certificate of the Chief Executive Officer, Chief Financial Officer, President or any Vice President of the Company confirming the existence of the Material Disclosure Event. If so directed by the Company, Stockholder will deliver to the Company (at the Company’s expense) all copies, other than permanent file copies, then in Stockholder’s possession, of the most recent prospectus(es) covering such Registrable Securities at the time of receipt of such Suspension Notice. The Company covenants and agrees that it will not deliver a Suspension Notice with respect to a Suspension Period unless the Company’s employees, officers and directors are also prohibited by the Company for the duration of such Suspension Period from effecting any public sales of shares of the Company’s common stock beneficially owned by them. In the event of a Suspension Notice, the Company shall, promptly after such time as the related Material Disclosure Event no longer exists, provide notice to the Stockholder that the Suspension Period has ended, and take any and all actions necessary or desirable to give effect to Stockholder’s rights under this Agreement that may have been affected by such notice, including Stockholder’s Demand Registration rights and rights with respect to a Shelf Registration Statement. Notwithstanding the foregoing, a valid postponement or suspension of the filing of a registration statement shall not diminish the obligation of the Company to continue preparations for the filing of such registration statement during the Suspension Period.

(c) Stockholder Standstill Period. To the extent requested by the managing underwriter(s) for the applicable offering, Stockholder agrees to enter into a customary lock-up agreement with the managing underwriter for any underwritten offering of the Company’s equity securities for its own account, containing terms reasonably acceptable to such managing underwriter and Stockholder, covering the period commencing five (5) Business Days prior to the effective date of any registration statement or amendment to registration statement pertaining to such underwritten offering or, if applicable, five (5) Business Days prior to the date of the final prospectus supplement to a registration statement pertaining to such underwritten offering,

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and ending on the 90th day after such effective date or final prospectus supplement date (or such shorter period as shall have been agreed to by the Company or the Company’s executive officers and directors in their respective lock-up agreements); provided, however, that the obligations of Stockholder under this Section 5(c) shall apply only if: (i) Stockholder owns five percent (5%) or more of the outstanding Company common stock, (ii) Stockholder will be afforded the right (whether or not exercised by Stockholder) to include Registrable Securities in such underwritten offering in accordance with and subject to the provisions of Section 4 hereof; (iii) each of the Company’s executive officers and directors enter into lock-up agreements with such managing underwriter, which agreements shall not contain terms more favorable to such executive officers or directors than those contained in the lock-up agreement entered into by Stockholder; and (iv) the aggregate restriction periods in Stockholder’s lock-up agreement entered into pursuant to this Section 5(c) shall not exceed an aggregate of 180 days during any 365-day period. Notwithstanding the foregoing, and for the avoidance of doubt, none of the provisions or restrictions set forth in this Section 5(c) shall in any way limit Goldman Sachs & Co. LLC or any of its Affiliates (other than the Stockholder) from engaging in any brokerage, investment advisory, financial advisory, anti-raid advisory, principaling, merger advisory, financing, asset management, trading, market making, arbitrage, investment activity and other similar activities conducted in the ordinary course of their business. Notwithstanding anything to the contrary set forth in this Agreement, the restrictions contained in this Agreement shall not apply to any shares of the Company’s common stock or any other securities acquired by Goldman Sachs & Co. LLC or any of its Affiliates other than the Registrable Securities.

(d) The Company represents and warrants to Stockholder that it has not previously entered into an agreement with respect to its securities granting any registration rights to any Person that remain in effect as of the date of this Agreement, other than to The Blake L. Sartini and Delise F. Sartini Family Trust. If the Company shall at any time after the date of this Agreement provide to any holder of any securities of the Company rights with respect to the registration of such securities under the Securities Act, such rights shall not be in conflict with, adversely affect, or be more favorable than any of the rights provided in this Agreement to the Stockholder.

Section 6. Registration Procedures.

(a) In connection with the filing of any registration statement pursuant to this Agreement, the Company shall, as promptly as practicable:

(i) prepare and file with the SEC the requisite registration statement (including a prospectus therein and any supplement thereto) to effect such registration and use its reasonable best efforts to cause such registration statement to become effective and to keep such registration statement effective, and before filing such registration statement or any amendments or supplements thereto, provide to Stockholder copies of all such documents proposed to be filed or furnished and such Stockholder shall have a reasonable opportunity to review and comment thereon, and the Company will make such changes and additions thereto as may reasonably be requested in writing by Stockholder to the extent that such changes are required by the Securities Act;

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(ii) prepare and file with the SEC (subject to the review and comment provisions set forth in Section 6(a)(i) above) such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to maintain the effectiveness of such registration until all of the Registrable Securities covered by such Registration Statement have been disposed of (but subject to any limitations on the period for effectiveness of such registration set forth elsewhere in this Agreement) and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

(iii) use its reasonable best efforts to cause all Registrable Securities covered by any registration statement to be registered with or approved by such other governmental entities or self-regulatory bodies as may be reasonably necessary or advisable in light of the business and operations of the Company to enable Stockholder to consummate the disposition of such Registrable Securities in accordance with the intended method or methods of disposition thereof;

(iv) if the Company receives written notice from the Stockholder after the date on which the registration statement has become effective that the Stockholder desires to include additional Registrable Securities in such registration statement, use its reasonable best efforts to so include such additional Registrable Securities as promptly as possible by filing an additional registration statement pursuant to Rule 462(b) under the Securities Act or any similar rule then in effect, which registration shall not be counted as “effected” for purposes of Section 3(b);

(v) furnish to Stockholder, at the Company’s expense, such number of conformed copies of such registration statement and of each such amendment and supplement thereto (in each case including all exhibits other than those which are being incorporated into such registration statement by reference and that are publicly available), such number of copies of the prospectus contained in such registration statement and any other prospectus filed under Rule 424 under the Securities Act in conformity with the requirements of the Securities Act, and such other documents, as Stockholder may reasonably request, including in order to facilitate the disposition of the Registrable Securities;

(vi) use reasonable best efforts to register or qualify all Registrable Securities covered by such registration statement under such other securities or “blue sky” laws of such jurisdictions as Stockholder or any managing underwriter may reasonably request and to do any and all other acts and things that may be reasonably necessary or advisable to enable Stockholder and each underwriter, if any, to consummate the disposition of Stockholder’s Registrable Securities in such jurisdiction(s), except that the Company shall not for any such purpose be required to qualify generally to do business as a foreign company or to register as a broker or dealer in any jurisdiction where it would not otherwise be required to qualify but for this Section 6(a)(vi), or to consent to general service of process in any such jurisdiction, or to subject itself to any material tax obligation in any such jurisdiction where it is not then so subject;

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(vii) promptly notify Stockholder and the managing underwriters of any underwritten offering at any time when the Company becomes aware that the registration statement, any pre-effective amendment thereto, the prospectus or any prospectus supplement or any post-effective amendment to the registration statement has been filed and, with respect to the registration statement or any post-effective amendment thereto, when the same has become effective;

(viii) promptly notify Stockholder and the managing underwriters of any underwritten offering at any time when the Company becomes aware that a prospectus or prospectus supplement relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus or prospectus supplement included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made, and promptly prepare, file with the SEC, and furnish to Stockholder a reasonable number of copies of a supplement to or an amendment of such prospectus or prospectus supplement as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus or prospectus supplement shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made, provided, however, that with respect to Registrable Securities registered pursuant to such registration statement, Stockholder agrees that it will not enter into any transaction for the sale of any Registrable Securities pursuant to such registration statement during the time after the furnishing of the Company’s notice that the Company is preparing such supplement to or such amendment of such prospectus or prospectus supplement and until the filing and effectiveness thereof;

(ix) not file or make any amendment to any registration statement with respect to any Registrable Securities, or any amendment of or supplement to the prospectus used in connection therewith, that refers to Stockholder by name or otherwise identifies Stockholder as the holder of any securities of the Company without the consent of Stockholder (such consent not to be unreasonably withheld or delayed), unless and to the extent such disclosure is required by law; provided, that (A) Stockholder shall furnish to the Company in writing such information regarding itself and the distribution proposed by it as the Company may reasonably request for use in connection with a registration statement or prospectus and (B) Stockholder agrees to notify the Company as promptly as practicable of any inaccuracy or change in information previously furnished to the Company by Stockholder or of the occurrence of any event that would cause the prospectus included in such registration statement to contain an untrue statement of a material fact regarding Stockholder or the distribution of such Registrable Securities or to omit to state any material fact regarding Stockholder or the distribution of such Registrable Securities required to be stated therein or necessary to make the statements made therein not misleading in light of the circumstances under which they were made and to furnish to the Company, as promptly as practicable, any additional information required to correct and update the information previously furnished by Stockholder such that such prospectus shall not contain any untrue statement of a material fact regarding Stockholder or the distribution of such Registrable Securities or omit to state a material fact regarding Stockholder or the distribution of such Registrable Securities necessary to make the statements therein not misleading in light of the circumstances under which they were made;

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(x) provide a transfer agent and registrar for all Registrable Securities covered by such registration statement (which transfer agent and registrar shall, at the Company’s option, be the Company’s existing transfer agent and registrar) not later than the effective date of such registration statement;

(xi) cause all Registrable Securities covered by such registration statement to be listed on any securities exchange on which any such class of securities is then listed;

(xii) promptly notify Stockholder and any managing underwriter(s), promptly after it shall receive notice or obtain knowledge thereof, of any oral or written comments by the SEC regarding, or of any request by the SEC for amendments or supplements to, the registration statement or the prospectus or for any additional information regarding Stockholder;

(xiii) advise Stockholder and any managing underwriter(s), promptly after it shall receive notice or obtain knowledge thereof, of (A) the issuance by the SEC or any other federal or state governmental authority of any stop order suspending the effectiveness of such registration statement or the initiation or threatening of any proceeding for such purpose, (B) the suspension of the registration or qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction and (C) the removal of any such stop order or proceeding or the lifting of any such suspension; provided, however, that Stockholder agrees that following such advisement it will not enter into any transaction for the sale of any Registrable Securities pursuant to such registration statement until Stockholder’s receipt of the notice described in clause (C);

(xiv) use reasonable best efforts to promptly obtain the withdrawal of any order suspending the effectiveness of such registration statement, or the lifting of any suspension of the registration or qualification or exemption from qualification of any Registrable Securities for sale in any jurisdiction;

(xv) in the case of an underwritten offering, make available for inspection by Stockholder and any managing underwriter(s), and any attorney, accountant or other agent retained by Stockholder or such underwriters, at reasonable times and in a reasonable manner, all pertinent financial and other records, corporate documents and properties of the Company and its subsidiaries, and cause the Company’s officers, directors and employees to supply all information reasonably requested by Stockholder or any such underwriter, attorney, accountant or agent, in each case as shall be reasonably necessary to enable them to conduct a reasonable investigation within the meaning of Section 11 of the Securities Act in connection with such registration statement; provided that the foregoing investigation and information gathering shall be coordinated on behalf of such parties by one firm of counsel designated by and on behalf of such parties;

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(xvi) reasonably cooperate with Stockholder and any managing underwriter(s) participating in the disposition of such Registrable Securities and with underwriters’ counsel in connection with any filings required to be made with FINRA, if any;

(xvii) otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the SEC, and make available to its stockholders, as soon as reasonably practicable, an earnings statement (in a form that satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 under the Securities Act or any successor rule thereto) covering the period of at least 12 months beginning with the first day of the Company’s first full fiscal quarter after the effective date of the applicable registration statement, which requirement shall be deemed satisfied if the Company timely files complete and accurate information on Forms 10-K, 10-Q and 8-K under the Exchange Act and otherwise complies with Rule 158 under the Securities Act or any successor rule thereto;

(xviii) in the case of an underwritten offering, (A) promptly incorporate in a supplement to the prospectus or a post-effective amendment to the registration statement such information as is reasonably requested by the managing underwriter(s) or Stockholder to be included therein, the purchase price for the securities to be paid by the underwriters and any other applicable terms of such underwritten offering, and to promptly make all required filings of such supplement or post-effective amendment, (B) enter into such customary agreements (including an underwriting agreement and lock-up agreement in customary form), (C) take all such other actions as the managing underwriter(s) reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (including, without limitation, causing senior management and other personnel of the Company to reasonably cooperate with Stockholder and the underwriter(s) in connection with performing due diligence) and (D) use reasonable best efforts to cause its counsel to issue written opinions of counsel, including all opinions of outside counsel to the Company required to be included in the registration statement, addressed and delivered to the underwriter(s) in form, substance and scope as are customary in underwritten offerings, subject to customary limitations, assumptions and exclusions;

(xix) use reasonable best efforts to obtain all consents of independent public accountants required to be included in the registration statement and to cause to be delivered, upon the pricing of any underwritten offering, and at the time of closing of a sale of Registrable Securities pursuant thereto, “comfort” letters from the Company’s independent registered public accountants addressed to the underwriter(s) stating that such accountants are independent public accountants within the meaning of the Securities Act and the applicable rules and regulations adopted by the SEC thereunder, and otherwise in customary form and covering such financial and accounting matters as are customarily covered by “comfort” letters of the independent registered public accountants delivered in connection with primary underwritten public offerings;

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(xx) in the case of an underwritten offering of Registrable Securities, make senior management of the Company available, to the extent reasonably requested by the managing underwriter(s), to assist in the marketing of the Registrable Securities to be sold in such underwritten offering, including the participation of such members of senior management of the Company in “road show” presentations and other customary marketing activities, including “one-on-one” meetings with prospective purchasers of the Registrable Securities to be sold in such underwritten offering, and otherwise facilitate, cooperate with, and participate in such underwritten offering and customary selling efforts related thereto, in each case to the same extent as if the Company were engaged in a primary underwritten registered offering of its Common Stock;

(xxi) cooperate with the Stockholder to facilitate the timely preparation and delivery of certificates representing the Registrable Securities to be sold pursuant to such registration statement free of any restrictive legends and representing such number of shares of securities and registered in such names as the Stockholder may reasonably request a reasonable period of time prior to sales of Registrable Securities pursuant to such registration statement; provided, that the Company may satisfy its obligations hereunder without issuing physical stock certificates through the use of The Depository Trust Company’s Direct Registration System;

(xxii) not later than the effective date of such registration statement, provide a CUSIP number for all Registrable Securities covered thereby and provide the applicable transfer agent with printed certificates for the Registrable Securities in a form eligible for deposit with The Depository Trust Company; provided, that the Company may satisfy its obligations hereunder without issuing physical stock certificates through the use of The Depository Trust Company’s Direct Registration System; and

(xxiii) otherwise use its reasonable best efforts to take or cause to be taken all other actions reasonably necessary or advisable to effect the registration, marketing and sale of such Registrable Securities contemplated by this Agreement.

(b) Stockholder agrees that it shall furnish to the Company such information regarding Stockholder and the plan and method of distribution of Registrable Securities intended by Stockholder (A) as the Company may, from time to time, reasonably request in writing and (B) as shall be required by law or by the SEC in connection therewith, in each case, to the extent required to effect the registration, offer or sale of such Registrable Securities. Stockholder agrees that information obtained by it or any managing underwriter(s), and any attorney, accountant or other agent retained by such Stockholder or such underwriters, shall be deemed confidential unless and until such information is made generally available to the public.

Section 7. Indemnification.

(a) Indemnification by the Company. In the event of any registration of Registrable Securities under the Securities Act pursuant to this Agreement, the Company agrees to indemnify and hold harmless Stockholder, its members, managers, partners, officers, directors, employees, advisors, direct or indirect equityholders, stockholders, representatives and agents, and each Person, if any, who controls Stockholder within the meaning of the Securities Act or

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the Exchange Act, against any losses, liabilities, claims, damages and expenses (including, without limitation, reasonable attorneys’ fees and expenses and any legal or other expenses reasonably incurred in connection with investigating or defending any related claim or proceeding) (collectively, “Losses”) to which Stockholder or any such indemnitees may become subject under the Securities Act, the Exchange Act, any state securities Laws, any rule or regulation under the Securities Act, or otherwise, insofar as such Losses (or related actions or proceedings) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement under which such Registrable Securities were registered and sold under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained therein, or any amendment or supplement thereto, or arise out of or are based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the Company shall not be liable in any such case to the extent that any such Loss arises out of or is based upon an untrue statement or alleged statement or omission or alleged omission made in such registration statement, any such preliminary prospectus, final prospectus, summary prospectus, amendment or supplement in reliance upon and in conformity with written information about Stockholder which is furnished to the Company by or on behalf of Stockholder specifically for use in such registration statement, preliminary prospectus, final prospectus, summary prospectus, amendment or supplement; and provided, further, that the Company shall not be liable in any such case to the extent that any such Loss arises out of Stockholder’s failure to deliver a copy of the prospectus (as amended or supplemented) after the Company has furnished Stockholder with a sufficient number of copies in advance with a reasonable opportunity to deliver the same in connection with the sale of Registrable Securities, but only if such statement or omission was corrected in such prospectus (as amended or supplemented).

(b) Indemnification by Stockholder. In the event of any registration of Registrable Securities under the Securities Act pursuant to this Agreement, Stockholder agrees to indemnify and hold harmless (in the same manner and to the same extent as set forth in Section 7(a)) the Company, its officers, directors, employees, advisors, representatives and agents, and each other Person, if any, who controls the Company within the meaning of the Securities Act or the Exchange Act, against any Losses to which the Company or any such indemnitees may become subject under the Securities Act or otherwise, insofar as such Losses (or related actions or proceedings) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement under which such Registrable Securities were registered and sold under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained therein, or any amendment or supplement thereto, or arise out of or are based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case to the extent such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information about Stockholder furnished to the Company by or on behalf of Stockholder specifically for use in such registration statement, preliminary prospectus, final prospectus, summary prospectus, amendment or supplement; provided, however, that Stockholder shall not be liable for any amounts in excess of the net proceeds (after deducting Selling Expenses) received by Stockholder from sales of Registrable Securities pursuant to such registration statement; and provided, further, that Stockholder shall not be liable for any Loss that arises out of Company’s failure to update, supplement or amend the prospectus after Stockholder has provided the Company with information correcting such statement or omission with a reasonable opportunity to amend or correct such prospectus.

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(c) Notices of Claims, etc. Promptly after receipt by an indemnified party of notice of the commencement of any action or proceeding involving a claim referred to in the preceding paragraphs of this Section 7, such indemnified party shall, if a claim in respect thereof is to be made against an indemnifying party, give written notice to the latter of the commencement of such action; provided, however, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under the preceding paragraphs of this Section 7, except to the extent that the indemnifying party is materially prejudiced by such failure to give notice. In case any such action is brought against an indemnified party, unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties exists with respect to such claim, the indemnifying party shall be entitled to assume the defense of such claim upon written notice to the indemnified party within 30 days of its receipt of notice of the claim with counsel reasonably satisfactory to the indemnified party; provided, however, that any person entitled to indemnification hereunder shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such person unless (i) the indemnifying party has agreed to pay such fees or expenses or (ii) the indemnifying party shall have failed to assume the defense of such claim and employ counsel reasonably satisfactory to such person and to continue diligently pursuing such defense. If such defense is not assumed by the indemnifying party as permitted hereunder, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld, conditioned or delayed). If such defense is assumed by the indemnifying party pursuant to the provisions hereof, such indemnifying party shall not settle or otherwise compromise the applicable claim unless (A) such settlement or compromise contains a full and unconditional release of the indemnified party or (B) the indemnified party otherwise consents in writing (which consent will not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will be obligated to pay the reasonable fees and expenses of not more than one counsel (plus local counsel to the extent reasonably necessary to defend against such claim) for all parties indemnified by such indemnifying party with respect to such claim.

The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party and shall survive the transfer of securities.

(d) Contribution. If, for any reason, the foregoing indemnity is unavailable, or is insufficient to hold harmless an indemnified party, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of the Loss in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, and the relative benefits received by the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. No indemnified party guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act)

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shall be entitled to contribution from any indemnifying party who was not guilty of such fraudulent misrepresentation. The relative fault of the indemnifying party on the one hand and of the indemnified party on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party, and by such party’s relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. Notwithstanding the provisions of this Section, Stockholder shall not be required to contribute an amount greater than the net proceeds (after deducting Selling Expenses) received by Stockholder from sales of Registrable Securities pursuant to the registration statement to which the claims relate.

Section 8. Covenants Relating To Rule 144. With a view to making available to Stockholder the benefits of Rule 144 and any other similar rule or regulation of the SEC that may at any time permit Stockholder to sell securities of the Company to the public without registration, the Company covenants that for so long as it is subject to Section 13 or 15(d) of the Exchange Act, it shall use its reasonable efforts to file in a timely manner all reports required to be filed by it under the Exchange Act and to comply with the requirements of Rule 144(c), as it may be amended from time to time (or any similar rule or regulation hereafter adopted by the SEC), regarding the availability of current public information to the extent required to enable Stockholder to sell Registrable Securities without registration under the Securities Act pursuant to the resale provisions of Rule 144 (or any similar rule or regulation). Upon the request of the Stockholder, the Company will promptly deliver to Stockholder a written statement as to whether it has complied with such requirements and, upon Stockholder’s compliance with the applicable provisions of Rule 144 and its delivery of such documents and certificates as the Company’s transfer agent may reasonably request in connection therewith, will take such reasonable action as may be required (including using its reasonable efforts to cause legal counsel to issue an appropriate opinion) to cause its transfer agent to effectuate any transfer of Registrable Securities properly requested by Stockholder, in accordance with the terms and conditions of Rule 144.

Section 9. Miscellaneous.

(a) Termination; Survival. The rights of Stockholder under this Agreement shall terminate on the date that all of the Registrable Securities held by Stockholder cease to be Registrable Securities. Notwithstanding the foregoing, the obligations of the parties under Section 5(c), Section 7 and this Section 9 shall survive the termination of this Agreement.

(b) Governing Law. This Agreement and any dispute, controversy or claim, whether sounding in contract or tort, arising out of or relating to this Agreement, shall be governed by and construed in accordance with the Laws of the State of New York without regard to its principles of conflict of laws that could mandate the application of the laws of another jurisdiction.

(c) Consent to Jurisdiction; Venue. Each party hereto irrevocably submits to the exclusive jurisdiction of the Courts of the State of New York or, in the event that exclusive jurisdiction is vested with regard to any claim in the federal courts, any federal or state court sitting in the Borough of Manhattan in the City, County and State of New York (any such court, a “New York Court”), for the purposes of any suit, action or other proceeding arising out of this

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Agreement or any transaction contemplated hereby. Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in a New York Court, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(d) Waiver of Jury Trial. Each of Stockholder and the Company hereby irrevocably and unconditionally waives to the fullest extent permitted by law any right such party may have to a trial by jury in respect of any action, claim or proceeding directly or indirectly arising out of or relating to this Agreement or the transactions contemplated by this Agreement.

(e) Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter contained herein, and it supersedes all prior and contemporaneous agreements, representations and understandings of the parties, express or implied, oral or written.

(f) Amendments and Waivers. The provisions of this Agreement may be amended or waived at any time only by written agreement signed by the Company and Stockholder.

(g) Assignment. Except as set forth herein, the rights and obligations of each party under this Agreement shall not be assignable by such party (except by operation of law) without the prior, express written consent of the other parties hereto.

(h) Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the legal representatives, heirs, successors and permitted assigns of the respective parties.

(i) Expenses. All Registration Expenses incurred in connection with any registration statement under this Agreement shall be borne by the Company. All Selling Expenses associated with the sale of Registrable Securities shall be borne by Stockholder. The obligation of the Company to bear all Registration Expenses shall apply irrespective of whether a registration statement becomes effective, is withdrawn or suspended, or converted to any other form of registration and irrespective of when any of the foregoing shall occur.

(j) Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile and electronic transmission), all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties to this Agreement. Electronic or facsimile signatures shall be deemed to be original signatures.

(k) Severability. The parties agree that if any part, term or provision of this Agreement shall be found invalid, illegal or unenforceable in any respect by any court of law of competent jurisdiction, the remaining provisions shall be severable, valid and enforceable in accordance with their terms, and any such invalidity, illegality or unenforceability in any jurisdiction shall not invalidate or render illegal or unenforceable such provision in any other jurisdiction.

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(l) Notices. Notice from a party to another party hereto relating to this Agreement shall be deemed effective if made in writing and delivered to the recipient’s address or facsimile number set forth below by any of the following means: (i) hand delivery, (ii) registered or certified mail, postage prepaid, with return receipt requested, (iii) any nationally recognized overnight courier service that provides proof of delivery, or (iv) email with a confirmation and followed by regular mail or overnight courier service delivery of a copy thereof. Notice made in accordance with this paragraph shall be deemed delivered on receipt if delivered by hand, upon confirmation of receipt of email (other than automatic read receipts), on the third Business Day after mailing if mailed by registered or certified mail, or the next Business Day after deposit with an overnight courier service if delivered for next day delivery.

If to the Stockholder, as follows:

To:

c/o Goldman Sachs & Co.

Merchant Banking Division

6011 Connection Drive

Irving, TX 75039

Attention: Caroline Moore

Email: caroline.moore@gs.com

With a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attn: Anthony J. Colletta

Email: collettaa@sullcrom.com

If to the Company, as follows:

To:	Golden Entertainment, Inc.

6595 S Jones Blvd

Las Vegas, NV 89118

Attn: General Counsel

Email: SHiggins@goldenent.com

With a copy to:

Barry M. Clarkson

Latham & Watkins LLP

12670 High Bluff Drive

San Diego, CA 92130

Email: barry.clarkson@lw.com

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Any party may, from time to time, by written notice to the other parties, designate a different address, which shall be substituted for the one specified above for such party.

(m) Specific Performance. The parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity.

(n) No Waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

COMPANY:

GOLDEN ENTERTAINMENT, INC.

By:
Name:
Title:

STOCKHOLDER:

W2007/ACEP HOLDINGS, LLC

By:		Whitehall Street Global Real Estate Limited Partnership 2007

	By:	WH Advisors, L.L.C. 2007

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]